UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Sunoco, Inc.

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Sunoco, Inc. 1818 Market Street Suite 1500 Philadelphia, PA 19103

NOTICE OF ANNUAL MEETING

Dear Sunoco Shareholder:

On Thursday, May 5, 2011, Sunoco, Inc. will hold its 2011 Annual Meeting of Shareholders at the Moore College of Art & Design, Stewart Auditorium, 20th Street and the Parkway, Philadelphia, PA. The meeting will begin at 9:30 a.m.

Only shareholders who owned stock at the close of business on February 16, 2011 can vote at this meeting or any adjournments that may take place. At the meeting we will consider:

1.	Election of a Board of Directors;

2.	Ratification of the appointment of our independent registered public accounting firm for the fiscal year 2011;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of future advisory votes on executive compensation;

5.	A shareholder proposal regarding equity awards, if such proposal is properly presented at the meeting; and

6.	Any other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of proposals 1, 2, 3 and 1 year on proposal 4, and against proposal 5 above all of which are further described in this proxy statement. This proxy statement also outlines certain corporate governance practices at Sunoco, discusses our compensation philosophy and practices, and describes the Audit Committee’s recommendation to the Board regarding our 2010 financial statements. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to vote promptly.

The approximate date of mailing of the Notice of Internet Availability of Proxy Materials to our shareholders is March 18, 2011, and the attached proxy statement, together with the 2010 Annual Report on Form 10-K, will be made available to our shareholders on that same date. At that time we will also begin mailing paper copies of our proxy materials to shareholders who requested them. For further information about Sunoco, please visit our web site at www.SunocoInc.com.

By Order of the Board of Directors,

STACY L. FOX

SENIOR VICE PRESIDENT,

GENERAL COUNSEL AND CORPORATE SECRETARY

MARCH 18, 2011

Important notice regarding availability of proxy materials

for Sunoco’s 2011 Annual Meeting of Shareholders

to be held on May 5, 2011.

The proxy statement and 2010 Annual Report on

Form 10-K are also available for viewing at

http://www.edocumentview.com/SUN

PROXY STATEMENT

PROPOSALS ON WHICH YOU MAY VOTE

Item 1. Election	of Directors

Process for Identifying and Evaluating Nominees for Director.

The Board annually recommends the slate of director nominees for election by the shareholders at the Annual Meeting and is responsible for filling vacancies on the Board at any time during the year. The Governance Committee has a process to identify and review qualified individuals to stand for election, regardless of whether the current directors, a search firm or shareholders recommend the potential nominee. The Governance Committee has the authority to independently engage the services of a third-party search firm or other consultant to assist in identifying and screening potential director nominees. The full Board reviews and has final approval of all potential director nominees being recommended to the shareholders for election to the Board.

The Board and the Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members: (1) The Board seeks qualified individuals who, taken together, represent the required diversity of skills, backgrounds and experience for the Board taken as a whole; (2) A director should have the required expertise and experience, should have a proven record of professional success and leadership and should be able to offer advice and guidance to the CEO; (3) A director should possess the highest personal and professional ethics, integrity and values; must be inquisitive and objective and have the ability to exercise practical and sound business judgment; (4) A director should have the ability to work effectively with others; (5) Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity (it should be noted that of the eight director nominees standing for election, two are female and one is a person of color); (6) Except for the Chairman and CEO, all directors should be independent, as outlined in Sunoco’s Categorical Standards of Independence; and (7) A director retires from the Board at the annual meeting following his or her 72nd birthday, unless—in limited and special circumstances—an exception is approved by the independent directors of the Board.

The Board and the Governance Committee annually review the inventory of skill sets currently represented by the membership of Sunoco’s Board and the individual Board Committees, as well as those skill sets that are desired in potential new directors. The process includes the consideration of Sunoco’s strategic direction, as well as knowledge and skill gaps that could be created by anticipated director retirements since Sunoco has a mandatory director retirement policy, as described on page 19. This analysis assists the Committee and the Board in focusing on the skill sets that are integral to achieving strategic enterprise goals on a going-forward basis.

Director Qualifications.

Sunoco’s Board has identified the following skill sets that are most important to the successful implementation of Sunoco’s long-range strategic plan: retail marketing/convenience store experience; financial literacy or expertise and accounting; industry experience; investment banking/capital markets experience; strategic planning/business development/managerial experience; general operations/manufacturing experience; health, environment and safety experience; international experience; information technology experience; government relations/regulatory agency experience; and management development and compensation experience. Information about each director nominee’s specific experience, qualifications and skills can be found in the biographical information below.

There are 8 nominees for election this year all of whom are nominated for election by the Board of Directors. Detailed information on each nominee is provided on pages 4 to 11, together with a discussion of each nominee’s specific experience, qualifications and attributes or skills that led our Board to conclude that such person should serve as a director of Sunoco. In addition, the Board considered certain other factors as disclosed under “Governance Matters” in the section “Certain Relationships and Related Transaction,” on page 23. All directors are elected annually, and serve a one-year term until the next Annual Meeting. For the vote requirements, see Question 10 on page 75 of this proxy statement. All of the director nominees have consented to serve if elected. However, if any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the Board may reduce the number of directors to be elected at the Annual Meeting, or designate a substitute. If a substitute is designated, proxy votes in favor of the original director nominee will be counted for the substituted nominee. At this time, the Board of Directors knows no reason why any of the nominees may not be able to serve as a director if elected.

Your Board unanimously recommends a vote FOR each of these directors.

Nominees for the Board of Directors

CHRIS C. CASCIATO	Director since 2010
Age 52
Mr. Casciato has been the Managing Director of Lightyear Capital LLC since January 2008. Lightyear Capital LLC is a private equity investment firm providing buyout and growth capital to companies in the financial services industry. Previously Mr. Casciato worked for Goldman Sachs & Co., a global investment banking firm. Mr. Casciato was Partner and Head of Brokerage and Special Finance Business (January 2005 - December 2007). He also held the positions of Partner and Chief Operating Officer of the Global Investment Banking Division (January 2001—December 2004); Partner and Group Head, Latin America Investment Banking (January 1999—December 2000); Managing Director and Chief Operating Officer of Goldman Sachs India (January 1997—December 1998); Vice President & Chief Operating Officer, Real Estate Department (January 1992—December 1996); and Vice President, Energy and Power Group (January 1989—December 1991). Mr. Casciato is also a director of Cascade Bancorp and its subsidiary, Bank of the Cascades; and Community & Southern Holdings, Inc. and its subsidiary, Community & Southern Bank.

Mr. Casciato, as managing director of a private equity investment firm and having worked for over 18 years at Goldman Sachs, has extensive investment banking, capital markets and strategic planning experience, as well as senior-level finance, business development and management experience. Additionally, Mr. Casciato has extensive international experience having worked in various senior-level positions in various Goldman Sachs international offices.

Mr. Casciato is a member of Sunoco’s Audit and Compensation Committees. The Board has determined that Mr. Casciato qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Nominees for the Board of Directors

GARY W. EDWARDS	Director since 2008
Age 69

Mr. Edwards has been a consultant in the energy field since December 2001. He was Senior Executive Vice President, Corporate Strategy & Development, of Conoco, Inc. (an integrated oil company that merged with Phillips Petroleum Company in 2002) from November 1999 until his retirement in December 2001. He was Executive Vice President, Refining, Marketing, Supply & Transportation of Conoco from September 1991 until November 1999. From September 1991 to October 1998, Mr. Edwards was also a Senior Vice President of E. I. duPont de Nemours and Company (a chemical company that was Conoco’s former parent company). Mr. Edwards is also a director of Entergy Corporation (integrated energy company engaged primarily in electric power production and retail distribution operations).

Mr. Edwards was a director of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., from May 2002 until May 2008.

Mr. Edwards, having worked for over 37 years at Conoco, is an experienced senior-level oil company executive, with general operations, manufacturing, marketing and international experience. While at Conoco, Mr. Edwards had responsibility for domestic, as well as worldwide, refining, marketing and supply and transportation operations. Mr. Edwards also possesses health, environment and safety experience by virtue of his oversight experience at Conoco, an oil company with a health, environment and safety risk profile similar to Sunoco’s in many areas. Mr. Edwards, as a senior-level executive at Conoco, gained senior management-level strategic planning, business development and managerial experience. Mr. Edwards possesses financial expertise (as defined by the applicable rules of the Securities and Exchange Commission) based upon his high-level executive experience and his education.

Mr. Edwards is a member of Sunoco’s Audit and Corporate Responsibility Committees. The Board has determined that Mr. Edwards qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Nominees for the Board of Directors

LYNN L. ELSENHANS	Director since 2008
Age 54

Ms. Elsenhans is Chairman, Chief Executive Officer and President of Sunoco, Inc. and Chairman of the Board of Directors and Chief Executive Officer of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P. Ms. Elsenhans was elected Chairman effective January 2009 and Chief Executive Officer, President and a director of Sunoco effective August 2008. She was elected Chairman of the Board of Sunoco Partners LLC in October 2008, and elected Chief Executive Officer in July 2010. Ms. Elsenhans was Executive Vice President, Global Manufacturing of Shell Downstream, Inc. (a subsidiary of Royal Dutch Shell plc) from January 2005 to August 2008. She was President of Shell Oil Company from June 2003 until March 2005 and President and Chief Executive Officer of Shell Oil Products US from June 2003 until January 2005. She was Director, Strategic Planning, Sustainable Development and External Affairs of Shell International Limited from June 2002 until May 2003. Ms. Elsenhans is also a director of International Paper Company (a global paper and packaging company).

Ms. Elsenhans, having worked for over 28 years at Shell and approximately 2-1/2 years at Sunoco as the CEO, is an experienced senior-level oil company executive, with general operations, manufacturing, marketing and international experience. While at Shell, Ms. Elsenhans was responsible for Shell’s domestic, as well as worldwide, refining and chemical manufacturing operations at various times. Ms. Elsenhans, as a senior-level executive at Shell, gained senior management-level strategic planning, business development and managerial experience. Ms. Elsenhans also possesses health, environment and safety experience by virtue of her current oversight of such risks at Sunoco, as well as her previous executive-level positions at Shell, an oil company with a health, environment and safety risk profile similar to Sunoco’s in many areas. Ms. Elsenhans, by virtue of her current and previous senior-level executive positions, and by virtue of her education, possesses financial literacy and expertise, as well as management development and compensation experience. Additionally, Ms. Elsenhans possesses government relations and regulatory agency experience by virtue of her executive experience with Shell when she was responsible for sustainable development and external affairs.

Ms. Elsenhans is a member and Chair of Sunoco’s Executive Committee.

Nominees for the Board of Directors

URSULA O. FAIRBAIRN	Director since 2001
Age 68

Ms. Fairbairn is President and Chief Executive Officer of Fairbairn Group LLC (a human resources and executive management consulting company), a position she has held since April 2005. She served as Executive Vice President, Human Resources & Quality, American Express Co. (a diversified global travel and financial services company), from December 1996 until her retirement in March 2005. She is also a director of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business) and VF Corporation (global company in branded lifestyle apparel).

Ms. Fairbairn was a director of Centex Corporation (general building contracts and residential pest-control companies) from July 2005 until August 2009 when it merged with Pulte Homes. Ms. Fairbairn was also a director of Circuit City Stores, Inc. (a consumer electronics retailer) from June 2005 until June 2008.

Ms. Fairbairn, having worked for over 15 years as a senior-management level executive in the human resources and compensation areas at both American Express and Union Pacific Corporation, and for 18 years at IBM (where she managed a 10,000-person sales force), possesses management development and compensation expertise. Ms. Fairbairn also possesses strategic planning, managerial, and general marketing experience.

Ms. Fairbairn is a member of Sunoco’s Compensation and Corporate Responsibility Committees.

Nominees for the Board of Directors

JOHN P. JONES, III	Director since 2006
Age 60

Mr. Jones is the retired Chairman, Chief Executive Officer and President of Air Products and Chemicals, Inc. (an industrial gas and related industrial process equipment business). Mr. Jones served as Chairman from October 2007 until April 2008; as Chairman and Chief Executive Officer from September 2006 until October 2007; and as Chairman, President, and Chief Executive Officer from December 2000 through September 2006. Mr. Jones is also a director of Automatic Data Processing, Inc. (a provider of business outsourcing solutions).

Mr. Jones was a director of Air Products and Chemicals, Inc. from 1998 until his retirement in 2008.

Mr. Jones, having worked for over 36 years at Air Products and Chemicals, Inc. in various positions, including CEO, possesses senior management-level strategic planning, business development and managerial experience, as well as general operations, manufacturing and international experience. Mr. Jones also possesses health, environment and safety experience by virtue of his oversight experience at Air Products, a manufacturing company with a health, environment and safety risk profile similar to Sunoco’s in certain areas. While CEO and President of Air Products, Mr. Jones acquired information technology expertise—having oversight responsibility of IT, enterprise-wide, and oversaw the development and implementation of a major business unit IT re-engineering effort. Additionally, Mr. Jones, by virtue of his executive-level positions at Air Products, possesses financial literacy.

Mr. Jones is a member and the Chair of Sunoco’s Governance Committee and is Sunoco’s Presiding Director. He is also a member of the Compensation and Executive Committees.

Nominees for the Board of Directors

JAMES G. KAISER	Director since 1993
Age 68

Mr. Kaiser is Chairman, Chief Executive Officer and a director of Avenir Partners, Inc. (an automobile business), a position that he has held since December 1998, and President and a director of Kaiser Services, LLC (a business development company), a position that he has held since December 1997. Mr. Kaiser was engaged in developing businesses from January 1996 until December 1998. He retired as President, Chief Executive Officer and director of Quanterra Incorporated in January 1996, positions he had held since June 1994. Quanterra succeeded to businesses of the environmental analytical services division of International Technology Corporation and Enseco (a unit of Corning Incorporated) for which Mr. Kaiser had been President and Chief Executive Officer since June 1992. Mr. Kaiser is also a director of MeadWestvaco Corporation (a packaging solutions provider).

Mr. Kaiser, having worked for over 14 years at Quanterra/Corning in various positions, including CEO, possesses senior management-level strategic planning, business development and managerial experience. Additionally, this experience gave him insight into the health, environment and safety risks of manufacturing companies. Mr. Kaiser possesses international experience by virtue of his job responsibilities at Corning Incorporation’s Technical Products Division and Latin America/Asia Pacific Exports Group.

Mr. Kaiser is a member of Sunoco’s Corporate Responsibility and Governance Committees.

Nominees for the Board of Directors

JOHN W. ROWE	Director since 2003
Age 65

Mr. Rowe is Chairman, Chief Executive Officer and a director of Exelon Corporation (an electric utility company), and a director of Commonwealth Edison Company and PECO Energy Company, both subsidiaries of Exelon. He has served as a Director and Chief Executive Officer or Co-Chief Executive Officer of Exelon since its formation in October 2000. He has served as Chairman and Chief Executive Officer since April 2002. At various times since 2000 he has also held the title of President of Exelon. He previously served as Chairman, President and Chief Executive Officer of Unicom Corporation and Commonwealth Edison Company from March 1998 until October 2000. Mr. Rowe is also a director of Northern Trust Corporation (an international financial services company).

Mr. Rowe, with over 26 years of experience with electric utility companies in various positions, including CEO, has senior management-level energy/power generation industry experience and general operations and manufacturing experience. Additionally, Mr. Rowe also possesses health, environment and safety experience by virtue of his oversight experience at Exelon, an energy/power generation company with a health, environment and safety risk profile similar to Sunoco’s in certain areas. As Exelon’s CEO, Mr. Rowe possesses senior management-level strategic planning, business development and managerial experience, as well as financial literacy. Additionally, Mr. Rowe possesses government relations, regulatory agency and legal experience by virtue of his position as CEO at Exelon and prior business experience and education.

Mr. Rowe is a member and the Chair of Sunoco’s Corporate Responsibility Committee and is a member of the Compensation and Executive Committees.

Nominees for the Board of Directors

JOHN K. WULFF	Director since 2004
Age 62

Mr. Wulff is the former Chairman of the Board of Hercules Incorporated (a manufacturer and supplier of specialty chemical products), a position he held from December 2003 until Ashland’s acquisition of Hercules in November 2008. Mr. Wulff was first elected as a director of Hercules in July 2003 and served as Interim Chairman from October 2003 to December 2003. Mr. Wulff served as a Member of the Financial Accounting Standards Board (the private-sector organization responsible for establishing standards of financial accounting and reporting in the United States) from July 2001 until June 2003. From January 1996 until March 2001, Mr. Wulff was Chief Financial Officer of Union Carbide Corporation (a global manufacturer of chemicals and plastics). Mr. Wulff is also a director of Celanese Corporation (a global integrated producer of chemicals and advanced materials), Chemtura Corporation (a global supplier and marketer of specialty chemicals) and Moody’s Corporation (a credit ratings, research and risk analysis provider).

Mr. Wulff was a director of Fannie Mae (a government-sponsored enterprise providing mortgages) from December 2004 until September 2008 and was a director of Hercules Incorporated from July 2003 until November 2008, when it was acquired by Ashland.

Mr. Wulff possesses financial expertise (as defined by the applicable rules of the Securities and Exchange Commission) by virtue of his experience and education. Mr. Wulff, formerly Chairman of Hercules Incorporated and formerly a CFO at Union Carbide Corporation, has senior-level industry experience in the chemicals industry, as well as senior-level strategic planning, business development and managerial experience. Mr. Wulff also possesses health, environment and safety experience by virtue of his oversight experience at Union Carbide, a company with a health, environment and safety risk profile similar to Sunoco’s in certain areas. Mr. Wulff also possesses international experience by virtue of his former position at Union Carbide, a company with international operations, as well as his membership on the boards of Chemtura Corporation, Moody’s Corporation and Celanese Corporation, each of which has substantial international operations.

Mr. Wulff is a member and the Chair of Sunoco’s Audit Committee. He is also a member of the Corporate Responsibility and Executive Committees. The Board has determined that Mr. Wulff qualifies as an “audit committee financial expert,” as defined by the applicable rules of the Securities and Exchange Commission.

Item 2.	Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year 2011

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2011 subject to your ratification. Ernst & Young has served as our independent registered public accounting firm since 1996. They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. Representatives of Ernst & Young will attend the Annual Meeting to answer appropriate questions. They also may make a statement, if they choose to do so. All the work performed for Sunoco, Inc. by Ernst & Young pertaining to 2010 and the related fees were pre-approved by Sunoco’s Audit Committee. The work performed by Ernst & Young pertaining to 2010 for Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 31% ownership interest, and related fees were pre-approved by the Audit Committee of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. The Ernst & Young fees for 2010 and 2009 pertaining to work performed for Sunoco, Inc. and Sunoco Logistics Partners L.P. are set forth below.

Auditor Fees

	2010	2009

Audit Fees[1]	$5,183,674	$4,841,685
Audit-Related Fees[2]	$1,113,169	$549,740
Tax Fees[3]	$1,111,933	$6,000
All Other Fees	$—	$—
Total	$7,408,776	$5,397,425

NOTES	TO TABLE:

[1]

Audit fees for 2010 and 2009 include fees related to the annual audit of Sunoco’s and Sunoco Logistics Partners L.P.’s consolidated financial statements and reviews of their financial statements included in quarterly reports on Form 10-Q, and other audit and attestation services related to statutory or regulatory filings. The 2010 and 2009 audit fees also include the audits of Sunoco’s and Sunoco Logistics Partners L.P.’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

[2]

Audit-related fees consisted of fees for consultation on accounting and reporting matters, audits of separate financial statements of subsidiaries and affiliates and employee benefit plans, and agreed upon procedures reports.

[3]	Tax fees for 2010 and 2009 include fees related to tax planning services primarily related to the separation of Sunoco’s coke business and preparation and review of certain subsidiary tax returns.

Your Board unanimously recommends a vote FOR the ratification of Ernst & Young’s appointment as independent registered public accounting firm for the fiscal year 2011.

Approval of Audit and Non-Audit Services by the Sunoco, Inc. Audit Committee.

Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. In addition, the Audit Committee provides pre-approval of certain audit and audit-related services. This process provides the necessary flexibility to enable the Company to consult with the independent registered public accounting firm on routine audit and audit-related matters or to enable the independent registered public accounting firm to provide services that only they may provide. With regard to tax services, the Audit Committee provides pre-approval for recurring and non-recurring, tax planning and routine tax compliance services, provided that the Audit Committee has reviewed and believes such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s and Public Company Accounting Oversight Board’s independence rules. If circumstances arise during the year that require the engagement of the independent registered public accounting firm for additional services not contemplated in the original pre-approvals, the Audit Committee specifically reviews and pre-approves the services and estimated fees before the independent registered public accounting firm provides such services.

The Company will engage its independent registered public accounting firm for permitted non-audit services only if the Audit Committee determines that specific services are in the best interests of the Company and would not impair the independence of the independent registered public accounting firm.

Financial Counseling/Tax Services Policy.    Sunoco prohibits any executive of the Company from utilizing, engaging, retaining or hiring the independent registered public accounting firm that has been appointed/engaged by Sunoco’s Audit Committee for personal financial counseling, including tax services.

Policy regarding the hiring of current or former employees of the independent public accounting firm.    Sunoco has adopted a policy which provides limitations on the hiring of any current or former employee of Sunoco’s independent public accounting firm who has served as a member of Sunoco’s audit, review or attestation engagement team.

Item 3. Advisory	Vote on Executive Compensation

We are seeking advisory shareholder approval of the compensation of Sunoco’s Named Executive Officers, or NEOs, as disclosed in the section entitled “Executive Compensation” beginning on page 28 through page 67 in this proxy statement. Shareholders are being asked to vote on the following advisory resolution, which is commonly known as a “say-on-pay” proposal:

RESOLVED, that the shareholders of Sunoco, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC in Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, notes and narrative discussion, in this proxy statement.

This proposal gives our shareholders an opportunity to express their views on the overall compensation of the Company’s NEOs.

Sunoco’s executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to the Company’s success, as well as align them with shareholders. The 2010 compensation program emphasized performance-based compensation that promoted the achievement of specific short- and long-term and strategic goals which were aligned with the Company’s business strategy and rewarded performance when those goals were met. We believe that the metrics selected for the performance goals were aligned with driving long-term shareholder value. Providing stock incentives and requiring the executives to hold significant amounts of stock through our executive stock ownership guidelines also aligned our executive compensation program with shareholder value.

We urge you to read the Compensation, Discussion and Analysis section of this proxy statement beginning on page 29, which discusses in detail Sunoco’s executive compensation program, including our compensation philosophy and its alignment with the Company’s business strategy, and the Company’s compensation policies and procedures, as well as review the compensation tables and associated notes and narratives.

Although this vote is advisory and not binding on the Company, the Board of Directors and the Compensation Committee will review the voting results in connection with their on-going review and evaluation of Sunoco’s compensation program. See Question 10 on page 75 for the vote on this item.

Your Board of Directors recommends a vote FOR advisory approval of the resolution set forth above approving our executive compensation.

Item 4. Advisory	Vote on the Frequency of Future Advisory Votes on Executive Compensation

Due to new federal legislation, we are asking shareholders to vote on how frequently we should hold a “say-on-pay” vote. Shareholders have the option of choosing every year, every two years or every three years.

After careful consideration and dialogue with our shareholders, your Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, your Board recognizes that executive compensation disclosures are made annually in our proxy statement. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation programs. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance and executive compensation matters.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on your Board. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, your Board and your Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs. See Question 10 on page 75 for the vote on this item.

Your Board of Directors recommends shareholders vote to conduct future advisory votes on executive compensation EVERY YEAR.

Item 5. Shareholder	Proposal

Cornish F. Hitchcock, Esq., on behalf of the Amalgamated Bank’s LongView Cap 500 Fund (the “LongView Fund”), which is located at 275 Seventh Avenue, New York, NY 10001, has notified Sunoco that the LongView Fund intends to present the resolution set forth below at the Annual Meeting for action by the shareholders. The LongView Fund’s supporting statement for the resolution, and the Sunoco Board of Directors’ statement in opposition, are set forth below. As of November 15, 2010, the LongView Fund beneficially owned 24,412 shares of Sunoco’s common stock. Sunoco accepts no responsibility for the LongView Fund’s resolution or supporting statement, which are set forth below exactly as they were submitted to Sunoco. Proxies solicited on behalf of the Board of Directors will be voted AGAINST the proposal unless shareholders specify a contrary choice in their proxies.

Proposal From LongView Fund

RESOLVED: The shareholders hereby ask the board of directors of Sunoco, Inc. (the “Company”) to adopt a policy that in the event of a change of control of the Company, there shall be no acceleration in the vesting of any future equity award to a senior executive, provided that any unvested award may vest on a pro rata basis as of the day of termination; to the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall not affect any legal obligations that may exist at the time of adoption of the requested policy.

Supporting Statement from LongView Fund

Under various executive compensation plans, the Company’s senior executives may receive “golden parachute” awards under certain circumstances after a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to align the interests of senior executives with the interests of shareholders. We also believe that severance payments may be appropriate in some circumstances following a change in control.

We are concerned, however, that the Company’s current practices may permit accelerated vesting of unearned equity awards after a change of control at levels that have nothing to do with performance.

Last year’s proxy summarizes Sunoco’s exposure if unvested equity awards were to vest following a change in control. Terminations of the five most senior executives in such a situation could have resulted in the acceleration of over $11 million in non-vested common stock units, using the stock values of December 31, 2008. In addition, the Company would be liable for $6.8 million in “gross-up” payments relating to excise taxes owed on excess parachute payments. Total change-in-control payouts for these executives could exceed $42 million.

Moreover, the Company’s definition of a change in control is somewhat expansive and can occur with only a 20% ownership change.

We believe that it is important to retain the link between senior executive pay and the Company’s performance, and one way to achieve that goal is to prevent possible windfalls that an executive has not earned. We therefore propose that Sunoco limit acceleration of equity awards following a change in control and allow equity awards to vest only on a pro rata basis at the time involuntary termination; to the extent that any such awards are performance-based, the performance goals must have been met prior to the effective date that an award is triggered.

The approach that we recommend is not unique. In 2010 Occidental Petroleum, one of Sunoco’s industry peers, adopted such a policy for senior executives with respect to a change-in-control event.

We urge you to vote FOR this proposal.

Sunoco Board of Directors’ Statement in Opposition

The Board of Directors believes that the proposal from LongView Fund is contrary to the best interests of the Company, its shareholders and its employees and unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board of Directors and the Compensation Committee work to approve compensation policies that link pay-for-performance and motivate and appropriately reward the executives for their contribution to achieving the Company’s short-term and long-term goals and creating value for the shareholders. The active involvement of the management team is essential to meeting these goals. The Board of Directors and the Compensation Committee believe that it is imperative that Sunoco maintain flexible compensation policies and procedures in order to provide competitive compensation programs that are essential to helping the Company recruit and retain talented key executives. As indicated in the CD&A, the Company is currently in a transition period from a strategic perspective and is implementing a new business strategy. It is key for the Company to maintain competitive executive compensation programs in order to retain the current management team so that the new strategy can continue to be successfully implemented. The Board of Directors and the Compensation Committee believe that it is particularly important for the Company to have a full complement of compensation elements in place to cover both the normal course of business and any potential change that it may face.

One of the essential purposes of providing executives with equity-based awards is to align their interests with those of the shareholders. Sunoco’s long-term incentive plan provides for accelerated vesting of equity awards in the event of a change in control transaction because Sunoco believes this structure properly incentivizes its leadership team to maximize its aligned interests with shareholders. At the same time, this ensures that executives are not penalized with a potential loss of incentive compensation that could occur from the consummation of a transaction that is outside their control and in the best interest of the shareholders. In the event of a change in control, shareholders are free to vote for or against the transaction and to reap the benefits from the transaction by selling their shares of stock, tendering shares or receiving other consideration in a merger transaction. If accelerated vesting was not present, or if the unworkable pro-rated vesting of equity awards as proposed by the proponent was implemented, Sunoco believes its executives would not have the opportunity to realize value from their outstanding incentive equity awards, and may actually be disincentivized by a transaction that creates value for shareholders. The Board believes that:

•

aligning the interests of the shareholders and the executives through accelerated vesting allows the Company’s management team to remain objective and focused on protecting shareholders’ interests and maximizing shareholder value during a potential change in control event;

•

accelerated vesting of outstanding equity awards is an effective way to enable the Company to retain its management team during the pendency of a transaction as it helps to remove some of the uncertainty that may arise for the executive, including job loss, from a change in control transaction; and

•

accelerated vesting of equity awards is an effective tool to help management avoid potential conflicts of interest and distractions that may arise, and to provide the Company with stability, continuity and objective input of executive management while the Company is going through a change in control.

The Board of Directors and the Compensation Committee believe that it is critical for Sunoco to offer compensation and benefits that are competitive with those offered by the peer group companies identified in the CD&A with which Sunoco competes for talent and which are also used for measuring relative performance for the performance-based CSUs. Sunoco has reviewed the policies and practices of its peer group companies and, based on such review, believes that the peer companies utilize accelerated vesting of outstanding equity incentive awards in a change in control setting as an effective means of retaining executive leadership and aligning the interests of such team with shareholders. Although the proponent states that their proposal is not “unique,” of all the current publicly traded companies, they have provided Sunoco with information about only two companies, Occidental Petroleum and Exxon Mobil Corporation, that have adopted a policy similar to the proposal they are making. In view of the foregoing, the Board of Directors and the Compensation Committee believe that the adoption of proponent’s proposal by Sunoco would put Sunoco at a distinct competitive disadvantage.

Aside from the matters discussed above, the Board believes that the proposal has fundamental flaws in that it does not define or otherwise clarify how it would be implemented. The proponent states that to the extent that any of the equity awards are performance-based (i.e. the performance-based common stock units) the performance goals must have been met prior to the effective date of the change in control. If a change in control occurs and the Company no longer exists and its stock is no longer publicly traded it would be virtually impossible to measure whether or not the performance goals have been met since it would be impossible to measure total shareholder return or return on capital employed (the plan metrics used in our performance-based common stock units).

In summary, the Board of Directors unanimously recommends that shareholders vote AGAINST this proposal because it believes that such proposal:

(1)	would place Sunoco at a significant competitive disadvantage in attracting and retaining the key executives it needs to be successful;

(2)	would deny Sunoco’s executives the opportunity to realize value from their equity incentive awards and participate with the shareholders in the value created in a change in control event; and

(3)	is fundamentally flawed in how it would actually work with regard to measuring the performance goals if the underlying metrics are no longer capable of being measured after a change in control occurs.

Thus, the proposal is contrary to the best interests of Sunoco and its shareholders.

The Board of Directors unanimously recommends a vote AGAINST the Proposal in this Item 5 of the Proxy Statement.

GOVERNANCE OF THE COMPANY

Governance Matters

Board Structure

Sunoco’s Board of Directors is elected annually by the shareholders to provide oversight so that the long-term interests of the shareholders are served. Sunoco’s business is conducted by its employees under the direction of the CEO and the oversight of the Board. The Board of Directors currently consists of nine members: Chris C. Casciato, Gary W. Edwards, Lynn L. Elsenhans (Chairman), Ursula O. Fairbairn, Rosemarie B. Greco, John P. Jones, III, James G. Kaiser, John W. Rowe, and John K. Wulff. Rosemarie Greco notified Sunoco in February, 2011 of her decision to not stand for re-election at the Annual Meeting, and she will retire from the Board at that time. During 2010, Ms. Greco served as Chair of the Compensation Committee and a member of the Audit, Executive and Governance Committees. At the time of the Annual Meeting the Board of Directors will consist of 8 members: For biographical information about the directors nominated to continue to serve as directors, please see pages 4 through 11.

Board Leadership Structure

Combined Position:    Sunoco’s Chairman of the Board, or Chairman, Lynn L. Elsenhans, also serves as Chief Executive Officer, or CEO. Sunoco’s Board has also designated a Presiding Director, John P. Jones, III, who has served in this role since 2009. The Board is of the view that Mr. Jones is particularly well-suited to fulfill the role of Presiding Director since he had served as Chairman and CEO at Air Products and Chemicals, a manufacturing company. Having successfully fulfilled the combined role at Air Products for six years, Mr. Jones is very familiar with the perspectives and nuances of the combined role and the relationship of that combined role to the Presiding Director and the full Board.

Sunoco’s Presiding Director has responsibility for:

•	presiding over the executive sessions of the independent directors and providing feedback and direction from such sessions to the Chairman and CEO;

•	serving as a “sounding board” and providing counsel to the Chairman and CEO on various strategic and other issues;

•	providing input on Board meeting agendas;

•	advising the Chairman and CEO as to the quantity, quality and timeliness of information and materials provided to the Board;

•	leading the Board and Committee self-evaluation process and the individual director evaluation process and providing feedback; and

•	leading the independent directors in the annual CEO evaluation and providing feedback to the CEO.

Sunoco’s Board was, and remains, of the view that this combined leadership structure is extremely effective for a number of reasons, which include:

•	Except for the Chairman and CEO, all of Sunoco’s current directors are independent;

•	There is a designated Presiding Director with the duties and responsibilities identified above;

•	The directors have many opportunities to meet independently without the Chairman and CEO present (see Executive Sessions, below); and

•	The CEO, with responsibility for managing the Company, is many times in the best position to identify, in the first instance, the most important strategic and operational business issues to bring before the Board in consultation with the Presiding Director. However, there are times that the Presiding Director or any other director independently adds issues to Board agendas, which the Chairman and CEO is then responsive to.

Executive Sessions:    The Board holds executive sessions of only independent directors following each regularly scheduled Board meeting, and at least one separate meeting of independent directors each year in addition to these executive sessions. The Presiding Director leads these meetings and is responsible for agenda preparation. Additionally, each Board Committee has executive sessions of only committee members following most Committee meetings.

Other Governance Practices

Mandatory Retirement Policy for Directors:    Sunoco’s directors retire from the Board at the annual meeting following their 72nd birthday, unless the Governance Committee recommends to the Board – in limited and special circumstances – an exception to this requirement and it is approved by the independent directors of the Board.

Performance Evaluations:    Sunoco’s Board conducts an annual evaluation of how it is functioning as a whole. Sunoco’s individual committees conduct annual self-evaluations. Individual director evaluations are conducted annually by the Governance Committee with the Presiding Director meeting confidentially with individual directors, as appropriate, to provide feedback.

Orientation and Continuing Education:    Sunoco’s new directors are required to attend orientation sessions, and new committee members are required to attend committee orientation sessions. Sunoco also conducts ongoing training or continuing director education for its Board members and is supportive of, and reimburses its directors for attending director education programs.

Annual Meetings:    It is the Company’s policy that the directors who are standing for election at the Annual Meeting attend the Annual Meeting. All nominees for election at the 2011 Annual Meeting of Shareholders attended the 2010 Annual Meeting, which was held on May 6, 2010, except for Chris Casciato, who did not join the Board until July 2010.

Committee Structure

The Board has established five standing committees: the Audit Committee, the Compensation Committee, the Governance Committee, the Corporate Responsibility Committee, and the Executive Committee. Each Committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants at the expense of Sunoco. Additionally, each Committee conducts an annual self-evaluation of performance. Copies of the committee charters can be found on Sunoco’s web site at www.SunocoInc.com. Printed copies are also available upon request.

➢

Audit Committee.    The Audit Committee, established in accordance with the requirements of the Securities Exchange Act of 1934, assists the Board in its oversight of the integrity of Sunoco’s financial statements and disclosures and other internal control processes and Sunoco’s compliance with ethics and compliance policies, and legal and regulatory requirements. The Committee appoints, retains, compensates, terminates and oversees the work of, and evaluates the independence and ability of, the independent registered public accounting firm, as well as selects and evaluates Sunoco’s General Auditor. The Committee also provides oversight on Sunoco’s guidelines and policies with respect to business risk matters and other matters deemed appropriate by the Committee. See page 20 of this proxy statement for a more detailed description of risk oversight. The Committee oversees procedures for handling complaints, including the anonymous, confidential treatment of complaints regarding Sunoco’s accounting, internal accounting controls or auditing matters. The Committee prepares a report that is included in Sunoco’s proxy statement.

➢

Compensation Committee.    The Compensation Committee reviews and approves Sunoco’s compensation philosophy, reviews and recommends Board approval of Sunoco’s short- and long-term incentive plans, and reviews and approves the executive compensation programs and awards. The Committee determines and approves CEO compensation, and reviews and approves the compensation of the other senior executive officers. The Committee provides risk oversight for Sunoco’s executive and broad-based incentive compensation plans. The Committee reviews and discusses with management the Compensation Discussion & Analysis, or CD&A, required by the Securities and Exchange Commission and makes recommendations to the Board that the CD&A be included in the Company’s proxy statement. The Committee produces an annual compensation committee report for inclusion in Sunoco’s proxy statement. The Committee also monitors the general employee pension and employee welfare benefit plans, as appropriate.

➢

Governance Committee.    The Committee identifies required skill sets to be represented in the Board-as-a-whole. The Committee reviews and evaluates individual Board members each year prior to recommending to the Board the annual slate of potential director nominees for election by shareholders at the Annual Meeting. The Committee identifies and recommends qualified individuals to become director nominees.

The Governance Committee reviews the role, composition and structure of the Board and its committees. The Committee recommends Board approval of the committee chairs, committee members and Presiding Director. The Committee reviews corporate governance issues and emerging trends and recommends to the Board a set of corporate governance guidelines applicable to the Company. The Committee annually conducts an evaluation of itself and oversees the full Board’s and each Committee’s evaluation. The Committee reviews and approves related person transactions in accordance with Sunoco’s Related Person Transactions Policy. The Committee sets and administers policies governing the level and form of directors’ compensation.

➢

Corporate Responsibility Committee.    The Corporate Responsibility Committee has oversight responsibility for, and makes recommendations to the Board, as appropriate, regarding the Company’s: (1) internal policies, practices, positions and performance in the areas of (a) health, environmental impact and safety, (b) equal employment opportunity and diversity, (c) government relations and (d) corporate philanthropy; and (2) external performance as a responsible corporate citizen, keeping the Board apprised of the integrity and propriety of the Company’s positions with those individuals, organizations and institutions over which the Company does not have direct control, but whose influence or actions are important to the success of the Company, such as shareholders, communities in which the Company does business, state, local and federal governments, special interest groups, and others. The Committee provides risk oversight for those areas within its purview.

➢

Executive Committee.    The Executive Committee exercises the authority of the Board during the intervals between meetings of the Board except for Board actions specifically excluded by law and except that no action will be taken by this Committee if any member of the Committee has voted in opposition.

Each committee of the Board, except for the Executive Committee, is composed entirely of independent directors that meet the applicable Securities and Exchange Commission rules, the “independence” standards of the New York Stock Exchange Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. Additionally, the individual qualifications of committee members are reviewed annually for skill set relevance, as well as compliance with the various regulatory requirements mandated for the members of each particular committee.

The Governance Committee reviews the skill set relevance, the strengths and experience of each director, as well as the current and anticipated needs for each committee and rotates members based on committee needs. The Board adopted a mandatory five-year rotation for the Chairs of the Audit, Compensation, Corporate Responsibility and Governance Committees and the Presiding Director.

During 2010, the Board of Directors held 17 meetings, and had five standing committees. All directors attended at least 75% of the total number of Board meetings and committee meetings during the period that they served on the Board and committees in 2010. During 2010, the Audit Committee held 11 meetings; the Compensation Committee held 7 meetings; the Corporate Responsibility Committee held 3 meetings; and the Governance Committee held 6 meetings. There were no Executive Committee meetings in 2010. Committee membership as of March 3, 2011 for each director can be found in their biographical information under “Item 1. Election of Directors.”

Board and Committee Oversight of Risk

Board Oversight:    Appropriate risk-taking is a necessary part of managing a business. Management of risk is the direct responsibility of the Company’s CEO and the senior leadership team. The Board has oversight responsibility, focusing on the adequacy of the Company’s enterprise risk management and risk mitigation processes. To this end, Sunoco’s full Board receives at least an annual update on the Company’s Enterprise Risk Management, or ERM, program from Sunoco’s General Auditor, who discusses the process utilized by management to identify, track, follow-up and manage risk. The Board also has oversight of strategic risk and management succession risk (planning for the succession of the CEO and senior leadership team).

Delegation to Board Committees:    The Board has delegated certain risk management and oversight responsibilities to several of its standing committees, as described more fully below. The Board receives regular reports from these committees, which include reports on those areas over which they have risk oversight responsibility, as appropriate.

Audit Committee.    The Audit Committee has oversight responsibility for the Company’s ERM program, and specifically, oversight of major financial risk exposures, including litigation and compliance risk and the steps management has taken to monitor and mitigate such exposures. The General Auditor supports the Committee and the Board in its oversight role of ERM, and meets with management on a quarterly basis to report on the Company’s ERM program. The Committee also receives updates from management including the General Counsel on litigation risk and the Chief Compliance Officer on compliance risk.

Compensation Committee.    The Compensation Committee has oversight responsibility for compensation risk, i.e., that the Company’s incentive compensation programs do not incentivize or encourage excessive or unnecessary risk-taking/wrong behavior. The following is a description of both Board Committee and management processes related to the compensation risk assessment process, as well as a description of the Company’s compensation risk mitigation techniques.

•

Compensation Risk Management Committee:    A management committee (consisting of representatives of HR, Finance, Legal and Internal Audit) was established in 2010 to enhance the Company’s focus on compensation risk. This group conducted an assessment of potential risks and risk mitigation techniques for the proposed metrics for the 2011 executive and employee annual incentive plans and performance-based common stock units (“PCSUs”). The Management Committee also performs an annual compensation risk assessment of all the non-executive compensation plans, at both the parent and subsidiary levels (excluding Sunoco Logistics Partners L.P.). The results of the Management Committee’s findings are reviewed with the Compensation Committee. In addition, the Compensation Committee receives periodic updates from management regarding metric performance throughout the year.

•

Audit/Compensation Committee Cross-Functionality on Compensation:    Since 2005, Sunoco has involved both the Compensation Committee and the Audit Committee in a review process in connection with its executive compensation program. The Compensation Committee reviews and approves the annual and long-term plan performance metrics and goals annually. As a part of this process, the Committee focuses on what executive behavior it is attempting to incent and the potential associated risks. The Committee periodically receives financial information, and information on accounting matters that may have an impact on the performance goals, including any material changes in accounting methodology and information about extraordinary/special items excluded by Sunoco and its peer companies’ results, so that the Committee members may understand how the exercise of management judgment in accounting and financial decisions affects plan payouts. The Audit Committee members are educated about the goals and design of the executive compensation plans so that Audit Committee members will understand the impact of financial accounting decisions on management incentive payouts. In addition, currently two directors serve on both the Compensation and Audit Committees so that there is continuity across the Committees.

•

Pay mix:    An executive’s compensation package includes a mix of base salary, cash-based short-term incentive, and equity-based long-term incentives. The mix is designed to balance the emphasis on short-term and long-term performance.

•

Performance metrics:    Performance metrics have included a mix of financial and non-financial goals, some of which have been relative to the Company’s performance peers. This approach creates a balance of absolute and relative performance to ensure that executives are rewarded only when sustained results exceed the peers.

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Executive Stock Ownership Guidelines:    Sunoco maintains stock ownership guidelines for its approximately 35 top executives. The amount of Sunoco stock required to be owned increases with the level of responsibility. Requiring an executive to hold a substantial portion of accumulated wealth in Company stock, which must be held until the executive retires or otherwise leaves the Company, aligns his or her behavior towards long-term shareholder value creation. The current guidelines are:

Position	Ownership Guideline

Chief Executive Officer	Six times base salary

Other Senior Executives (including the other NEOs)	Three times base salary

Other Executives	One times base salary

Shares that the executives have the right to acquire through the exercise of stock options or which may be earned at some time in the future through the potential payout of performance-based or retention-based

CSUs are not included in the calculation of stock ownership until any such rights result in the actual ownership of shares of common stock. New participants or those promoted to a new position are expected to reach their respective stock ownership goals by the end of a five-year period.

•

Insider Trading (including Hedging) Policy:    Sunoco employees are subject to Sunoco’s Insider Trading Policy, which, among other things, prohibits an employee from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities, all of which could incent an employee towards engaging in overly risky behavior for short-term gains. This prohibition does not include Sunoco stock options exercised in accordance with the terms of Sunoco’s long-term incentive plans.

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Clawback/Recoupment Policy:    The Senior Executive Incentive Plan and Long-Term Performance Enhancement Plan III, or LTPEP III, both incorporate a “clawback” policy with regard to the annual cash incentive and long-term incentive equity awards in the case of a financial restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to Sunoco. The Compensation Committee retains discretion regarding application of the policy. The policy is incremental to other remedies that are available to the Company. The “clawback” policy is also applicable to the former short- and long-term incentive plans. The long-term incentive awards granted to the executives in 2011 will also be subject to additional clawback provisions required by the Dodd-Frank legislation. In addition to Sunoco’s “clawback” policy, if the Company is required to restate its earnings as a result of noncompliance with a financial reporting requirement due to misconduct, under the Sarbanes-Oxley Act of 2002, or SOX, the CEO and the CFO would also be subject to a “clawback,” as required by SOX.

Corporate Responsibility Committee.    The Committee has oversight responsibility for certain risks within its area of responsibility, including health, environment and safety; equal employment; and corporate citizenship/reputation/social responsibility. The Committee receives regular updates from management.

Director Independence

Except for the Chairman, Chief Executive Officer and President, all of Sunoco’s current directors, and the former directors who served during 2010, meet the applicable Securities and Exchange Commission rules, the “independence” rules of the New York Stock Exchange, or NYSE, Corporate Governance Listing Standards, as amended, and the Company’s Categorical Standards of Independence, or the Standards, which were recommended by the Governance Committee and adopted by the Board of Directors. The Standards specify the criteria by which the independence of Sunoco’s directors will be determined, and are attached as Appendix A to Sunoco’s Corporate Governance Guidelines, or Guidelines. A copy of the Guidelines, including the Standards, can be found on Sunoco’s web site at www.SunocoInc.com, and a printed copy is available upon request.

When making an independence determination, the Board endeavors to consider all relevant facts and circumstances. In accordance with the Standards, an independent director must be determined by the Board to have no material relationship with the Company other than as a director.

In making these independence determinations for this director election year, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and companies at which some of our directors or their immediate family members are or have been officers (Mr. Rowe), or at which our directors are current directors (Messrs. Casciato and Edwards, Ms. Fairbairn, Ms. Greco, Messrs. Jones, Kaiser, Rowe and Wulff), or at which our former directors were directors at the time they served on Sunoco’s Board (Mr. Darnall and Dr. Gerrity). In each case, the amount of transactions, if any, with these companies in each of the last three years was under the thresholds set forth in the Standards. The Board also considered charitable contributions made by the Company or The Sunoco Foundation to not-for-profit organizations of which our directors are executive officers or directors, and no contributions exceeded the thresholds set forth in the Standards.

In accordance with the Standards, the Board undertook its annual review of director independence. As provided in the Standards, the purpose of the review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent. Pursuant to the Standards and the review of relevant facts and circumstances, the Board has affirmatively determined that all the directors, with the exception of Lynn L. Elsenhans, Sunoco’s Chairman, Chief Executive Officer and President, are independent. The current directors determined to be independent are: Chris C. Casciato, Gary W. Edwards, Ursula O. Fairbairn, Rosemarie B. Greco, John P. Jones, III, James G. Kaiser, John W. Rowe and John K. Wulff; and the former directors determined to be independent are: Robert J. Darnall and Thomas P. Gerrity.

The NYSE Corporate Governance Listing Standards require that the Audit, Compensation and Governance Committees of the Board of Directors must be composed entirely of independent directors. Committee membership as of March 3, 2011 for each director can be found in their biographical information under “Item 1. Election of Directors,” beginning on page 4. As noted above, all of these directors have been determined to be independent as defined by the NYSE Corporate Governance Listing Standards and Sunoco’s Categorical Standards of Independence. The Audit Committee members are also independent as defined in the rules and regulations of the Securities and Exchange Commission.

Certain Relationships and Related Transactions

The Board approved a written policy and procedures for the review, approval or ratification of related person transactions, the Related Person Transactions Policy. The policy applies to Interested Transactions with a Related Person. For purposes of the policy, “Interested Transaction” includes a transaction, arrangement or relationship, or series of similar transactions, with an aggregate amount involved exceeding $100,000, in which the Company is a participant and a Related Person has a direct or indirect interest. “Related Person” includes a director, director nominee, executive officer, greater than 5% beneficial owner, or an immediate family member of the preceding group. The policy provides that the Governance Committee will review the material facts of Interested Transactions that require the Committee’s approval and will approve, disapprove or ratify the entry into the transaction.

Under the policy, certain Interested Transactions have standing pre-approval. These include: employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; employment of an immediate family member with compensation less than $120,000; director compensation that is disclosed in the proxy statement; transactions with companies where the business is less than the greater of $1 million or 2% of the other company’s total revenues; certain charitable contributions; regulated transactions; certain banking services; and certain transactions available to all employees or third parties generally.

The Board, through its Governance Committee, in accordance with the Related Person Transaction Policy, has carefully reviewed certain business or other relationships that Sunoco maintains with entities with which certain officers, directors, and immediate family members are affiliated, and has concluded that they relate to activities conducted in the normal course of business or that they are not material, and that none requires additional disclosure other than the following: an immediate family member (not living in the same household) of Vincent J. Kelley, a former executive officer, was employed by Sunoco in a non-executive position at an annual compensation (salary and bonus) in 2010 of $122,917. This compensation was commensurate with other jobs in that grade level. This employment relationship existed prior to the time that Mr. Kelley became an executive officer of Sunoco, and this position did not report into Mr. Kelley’s business group. As of January 2011, Mr. Kelley and his immediate family member were no longer employed by the Company.

In making the recommendations for director nominees to stand for election, with respect to Mr. Wulff, the Board, through the Governance Committee, placed significant value on Mr. Wulff’s considerable skills and diverse experiences and took into consideration Mr. Wulff’s service on other boards, including his service on the Board of Directors and as a member of the Audit Committee of Fannie Mae (formerly Federal National Mortgage Association).

Code of Business Conduct and Ethics

Sunoco, Inc. has a Code of Business Conduct and Ethics, or Code of Ethics, which applies to all officers, directors and employees including the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions. Sunoco intends to disclose on its web site the nature of any future amendments to and waivers of the Code of Ethics that apply to the chief executive officer, the principal financial officer, the principal accounting officer and persons performing similar functions.

A copy of the Code of Ethics can be found on Sunoco’s web site (www.SunocoInc.com), and a printed copy is available upon request.

Directors’ and Officers’ Ownership of Sunoco Stock

The following table shows how much Sunoco common stock and other share equivalents each director, Named Executive Officer1, and all directors, executive officers as a group, beneficially owned as of December 31, 2010.

Directors’ and Officers’ Stock Ownership

Name	Shares of Common Stock Beneficially Owned[2]	Other Share Equivalents[3]	Total	Percent of Class Outstanding[4]

C. C. Casciato	4,813	0	4,813	*

G. W. Edwards	1,000	19,100	20,100	*

L. L. Elsenhans**[5,6]	214,226	0	214,226	*

U. O. Fairbairn[5]	17,687	23,718	41,405	*

S. L. Fox	0	0	0	*

R. B. Greco**	12,125	40,632	52,757	*

J. P. Jones, III	500	26,458	26,958	*

J. G. Kaiser**[5]	36,373	15,369	51,742	*

V. J. Kelley**[5]	107,536	3,107	110,643	*

B. P. MacDonald[5]	36,033	0	36,033	*

R. W. Owens[5]	120,973	12,785	133,758	*

J. W. Rowe	1,000	32,899	33,899	*

J. K. Wulff	20,000	24,339	44,339	*

All directors, executive officers as a group including those named above**[5,6]	732,957	198,944	931,901	0.77

NOTES TO TABLE:

*	Represents holdings of less than 1% of Sunoco’s outstanding common stock.

**	Certain of the directors and executive officers own common units representing limited partnership interests of Sunoco Logistics Partners L.P., a master limited partnership in which Sunoco has a 31% ownership interest. The number of such common units beneficially owned by individuals listed in the Directors’ and Officers’ Ownership of Sunoco Stock Table as of December 31, 2010 is as follows: L.L. Elsenhans (1,000); R. B. Greco (1,500); J. G. Kaiser (2,500); and V. J. Kelley (500). The total number of such common units owned by directors and executive officers included in the table as a group (17 persons) is 7,500. The number of common units of Sunoco Logistics Partners L.P. held by each individual and by the group is less than 1% of the outstanding common units as of December 31, 2010. These amounts are not included in the table.

[1]	The Chief Executive Officer, the Chief Financial Officer, the next three most highly compensated executive officers during the last fiscal year for whom disclosure is required.

[2]

This column includes shares of Sunoco common stock held by directors and officers, or by certain members of their families (for which the directors and officers have sole or shared voting or investment power), shares of Sunoco common stock they hold in SunCAP and the Computershare Investment Plan (a dividend reinvestment plan), and shares of Sunoco common stock that directors and officers had the right to acquire within 60 days of December 31, 2010.

[3]

Includes share unit balances held under the Directors’ Deferred Compensation Plan I and the Directors’ Deferred Compensation Plan II, and share equivalent balances held by executives under Sunoco’s Savings Restoration Plan. Although ultimately paid in cash, the value of share units and share equivalents mirrors the value of Sunoco common stock. Thus, the amounts ultimately realized by the directors and executive officers will reflect all changes in the market value of Sunoco common stock from the date of deferral and/or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents in the form of additional share units or share equivalents.

[4]	Percentage based on the number of shares of common stock outstanding at December 31, 2010.

[5]

The amounts of shares of common stock beneficially owned include shares of Sunoco common stock which the following persons have the right to acquire as a result of the exercise of stock options within 60 days after December 31, 2010 under certain Sunoco, Inc. plans:

Name	Shares

L. L. Elsenhans	186,266

U. O. Fairbairn	3,332

J. G. Kaiser	6,492

V. J. Kelley	78,213

B. P. MacDonald	36,033

R. W. Owens	98,816

All directors and executive officers as a group (including those named above)	535,484

[6]

The individual and group named in the table have sole voting power and investment power with respect to shares of Sunoco common stock beneficially owned, except that voting and/or investment power is shared with respect to the number of shares noted below:

Name	Shares

L. L. Elsenhans	28,000

All directors and executive officers as a group (including the individual named above)	38,000

Equity Compensation Plan Information

The following table provides information as of December 31, 2010 with respect to Sunoco common stock that may be issued upon the exercise of options, warrants and rights under Sunoco’s existing equity compensation plans, including the Long-Term Performance Enhancement Plan II, the Long-Term Performance Enhancement Plan III, and the Retainer Stock Plan for Outside Directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted–average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders:					4,625,341	[4]
Stock options	2,763,482	[1]	$48.12
Common stock units	995,530	[2]	—	[3]
Equity compensation plans not approved by shareholders	0				0

Total	3,759,012		$48.12		4,625,341

NOTES TO TABLE:

[1]	Consists of stock options granted under the Long-Term Performance Enhancement Plan II.

[2]

Consists of common stock units awarded under the Long-Term Performance Enhancement Plan II that are payable in stock. Performance-based common stock units are included at targeted payout (i.e., the number of units that were granted).

[3]	Common stock units do not have an exercise price. Payout is based on meeting certain targeted performance criteria or completing a specified period of employment.

[4]

Consists of 781,037 shares available for issuance under the Long-Term Performance Enhancement Plan II, 3,500,000 shares available for issuance under the Long-Term Performance Enhancement Plan III, and 344,304 shares under the Retainer Stock Plan for Outside Directors.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) reviews Sunoco’s financial reporting process on behalf of the Board of Directors. Management is responsible for the financial statements and the reporting process, including the internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Committee monitors these processes. A copy of the Audit Committee Charter, which specifies the purpose and responsibilities of the Committee, is available on Sunoco’s web site at www.SunocoInc.com and is also available upon request.

The Committee discussed with the Company’s internal audit department and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Committee has reviewed and discussed the audited financial statements and management’s and the independent registered public accounting firm’s evaluations of the Company’s system of internal control over financial reporting contained in the 2010 Annual Report on Form 10-K. As part of this review, the Committee met with the General Auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company’s financial reporting.

As required by the standards of the Public Company Accounting Oversight Board, the Committee has discussed with the independent registered public accounting firm (1) the matters specified in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (2) the independence of the independent registered public accounting firm from Sunoco and management. The independent registered public accounting firm has provided the Committee with written disclosures and a letter regarding the independent accountant’s communications with the Audit Committee concerning independence, pursuant to applicable requirements of the Public Company Accounting Oversight Board. The Committee also considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements and management’s report on internal control over financial reporting in Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Respectfully submitted on February 17, 2011 by the members of the Audit Committee of the Board of Directors:

John K. Wulff, Chair

Chris C. Casciato

Gary W. Edwards

Rosemarie B. Greco

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) (on pages 29 through 45 of this proxy statement) with management and with the Committee’s independent compensation consultant.

Based upon the review and discussions referred to in the preceding paragraph, the Committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in Sunoco’s proxy statement and incorporated by reference into Sunoco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted on March 2, 2011 by the members of the Compensation Committee of the Board of Directors:

Rosemarie B. Greco, Chair

Chris C. Casciato

Ursula O. Fairbairn

John P. Jones, III

John W. Rowe

Compensation Committee Interlocks and Insider Participation: There are none.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction:

The following compensation discussion and analysis, or CD&A, describes the 2010 compensation programs for Sunoco’s senior executives and how they were designed and operated with respect to the named executive officers, or NEOs. Our NEOs are comprised of our Chairman, Chief Executive Officer and President (or CEO), our Chief Financial Officer and our next three most highly-compensated officers. The CD&A describes Sunoco’s business strategy and how the 2010 executive compensation program was designed to drive that strategy. The CD&A describes the components of the 2010 compensation program and Sunoco’s key corporate governance policies relating to executive compensation in 2010.

Business Strategy and Compensation Philosophy:

Sunoco operates in a competitive, challenging and highly volatile industry, which is subject to significant swings in commodity prices, but ultimately have dramatic impact on our earnings. During 2009, the Board and senior management developed a new Sunoco business strategy to reflect the significant changes in economic climate and to best position the Company going forward. During the later part of 2009 and 2010, the senior management team began implementing the new strategy. This strategy is driven by our goal of maximizing shareholder value. Sunoco’s new business strategy is focused on the following key strategic initiatives:

•

Optimizing the Refining, Logistics and Retail assets, by utilizing the Sunoco brand to “pull through” volume to best netback channels through the Company’s invested network, and upgrading retail execution in convenience stores;

•	Growth in Coke, Logistics and Retail Marketing;

•	Improving the safety, reliability and cost structure of Sunoco manufacturing assets;

•	Maintaining financial flexibility and discipline; and

•	Unlocking the embedded value of the Company’s portfolio of assets.

The principles of Sunoco’s 2010 compensation strategy are tied to driving shareholder value over the long-term and are as follows:

(1)	Leadership should be rewarded only when the interests of the shareholders are advanced;

(2)	The Company is operating in a difficult industry sector and economic cycle: goals should reflect this environment and value realized should reflect these challenges;

(3)	The compensation program should be transparent to participants and shareholders and focus on the Company’s key objectives; and

(4)	The compensation program should incorporate the opportunity to differentiate individuals based on performance.

Sunoco’s 2010 compensation program emphasized performance-based compensation (pay-at-risk) that promoted the achievement of short-term and long-term business objectives which were aligned with the Company’s business strategy and rewarded performance when those objectives were met. The 2010 compensation program was structured so that actual compensation received was aligned with Company performance in certain key areas such as income, key Company strategic milestones, return on capital employed, and total shareholder return. We believe these metrics are aligned with driving long-term shareholder value and appropriately balance that with line-of-sight. Sunoco’s compensation program focuses executives on “exceeding the competition” by including some objectives/measurements based on performance relative to peer companies.

Sunoco also aligned executive compensation with the interests of Sunoco’s shareholders by providing stock incentives and requiring executives to hold significant amounts of stock through our stock ownership guidelines.

The compensation programs targeted a compensation package (base salary and annual and long-term incentives, i.e., total direct compensation) that at the time of approval and grant was generally targeted at the competitive median of the Market Data. A definition of Market Data and a description of the compensation methodology used by Sunoco are more fully described beginning on page 42 of this CD&A. Actual realized compensation, however, could be significantly higher or lower than the competitive median based on actual performance as well as changes in Sunoco’s share price. The following chart provides a brief summary of the elements of Sunoco’s compensation program for 2010, their purpose/objectives, and any associated performance goals, which are described in more detail later in this CD&A.

Compensation Element	Form	Compensation Objective	Performance Goals

Base Salary	Fixed annual cash payments	Provide for a competitive fixed level of compensation that attracts and retains executives	The percentage increase in base salary, if any, reflects market positioning and the Compensation Committee’s view of the Company’s and/or an individual’s performance over the prior year

Annual Incentive	Cash	Motivate the executives to contribute to Sunoco’s success in achieving short-term objectives, and align short-term compensation with the interests of shareholders while providing a competitive opportunity that helps attract and retain executives	For the 2010 plan year, the goals were Pre-Tax Operating Income (60%), and five Strategic Milestones that were important for the Company’s short-term success (40%), and individual performance

Long-Term Incentives	Stock options and performance-based common stock units	Attract and retain executives; motivate the executives to contribute to Sunoco’s success in achieving long-term objectives; align long-term compensation with the interests of the shareholders	Focuses on Sunoco Common Stock Price, and for the 2010 performance-based common stock unit awards, focuses on Total Shareholder Return (60%) and ROCE (40%), both as measured against the peer companies

	Restricted (retention/service-based) common stock units	Attract and retain executives; provide incentive for long-term career with Sunoco. Used as part of the annual equity awards and also for special awards	No performance goals

Other Benefits: Retirement, Savings Plans, Health and Other Benefits	Cash lump sum or annuity for retirement; cash for the savings plans; other benefits	Attract and retain executives; provide incentive for long-term career with Sunoco	Benefits provided to be market competitive

Post-Termination Compensation (e.g. severance)	Compensation contingent on potential termination events	Attract and retain executives	Benefits provided to be market competitive

Perquisites	Limited perquisites	Primarily for the safety, security and productivity of the NEO	Benefits provided to be market competitive

Compensation Mix:    The following table provides the mix of total direct compensation (i.e., base salary, targeted annual and long-term incentives) for the CEO and the other NEOs represented by each major element and indicates the percentage of compensation that is at risk (i.e., variable based on performance results). The percentages represent the target levels at the time that they were approved by the Committee. The information demonstrates Sunoco’s and the Committee’s belief that, as an executive achieves higher levels of responsibility, a greater percentage of total compensation should be at risk.

Name	Salary Percentage (%)	Target Annual Incentive Percentage* (%)	Stock Options Percentage* (%)	Performance- Based Common Stock Units Percentage* (%)	Restricted Common Stock Units Percentage (%)	Total at Risk Percentage (%)

L. L. Elsenhans	13	17	21	21	28	59

B. P. MacDonald	23	19	17	18	23	54

R. W. Owens	32	22	14	14	18	50

V. J. Kelley	48	24	8	9	11	41

S. L. Fox	30	21	15	15	19	51

*	Compensation at risk

Elements of Compensation:    The following explains in detail the elements of and rationale for the compensation paid to the NEOs in 2010. Sunoco targets the NEOs’ total direct compensation at the median of the Market Data.

♦       Base Salary:    Base salary is the only fixed portion of the NEOs’ total direct compensation. Base salary is designed to compensate executives for their scope and level of responsibility and sustained individual performance. The salaries of the NEOs are reviewed on an annual basis, as well as at the time of hiring, promotion and other change in responsibilities. For 2010, due to the challenging environment and Company performance, the Committee, based on the CEO’s recommendation, agreed to not increase the base salaries of the CEO and the other NEOs. The base salaries of the NEOs that were approved for 2010 or, in the case of the NEOs that were employed by Sunoco for a partial year, salaries actually earned in 2010, are included in the Summary Compensation Table on page 48.

♦       Annual Incentive:    Sunoco’s Senior Executive Incentive Plan, or SEIP, which was approved by the shareholders in 2010, is a performance-based annual cash incentive plan designed to promote the achievement of Sunoco’s short-term business objectives by providing competitive incentive opportunities to the senior executives who could significantly impact Company performance. The participants in this plan in 2010 were the CEO and the senior executives reporting to her. Under the plan, to comply with Internal Revenue Code, or IRC, Section 162(m), the maximum pool available for the annual incentives was 3% of Adjusted EBITDA under the SEIP. In 2010, the Committee used negative discretion to pay awards that were less than the 3% of Adjusted EBITDA pool. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of significant: gains (losses) on the disposal of assets; asset impairments; retirements or writedowns; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.

For the 2010 annual incentive, the Committee approved certain Company goals as set forth below against which Company performance would be measured in determining an NEO’s award. The award could be further adjusted by the Committee based on the NEO’s individual performance. The Company goals for the 2010 annual incentive program were Pre-Tax Operating Income, or OI, which was weighted at 60%, and five Company-related strategic milestones which were directly tied to the successful implementation of Sunoco’s new strategic plan and which were weighted at 40%. These goals were selected because they were deemed to be important for the Company’s short-term success and future sustainability. Multiple performance goals were selected for the annual incentive because of the belief that no one goal was sufficient to capture the total performance that Sunoco sought to drive. The performance goal of OI is not based on generally accepted accounting principles, or GAAP, and the five strategic milestones are not GAAP metrics. The Committee added a “stock price gate” to the performance goals, which required that if the Sunoco stock price at year-end 2010 was less than the average of the closing prices of the last ten days of 2009 ($25.70), the aggregate payouts would be limited to 120% of the target regardless of OI, unless value was distributed to shareholders another way, whereas if the gate was achieved, the maximum opportunity would be up to 300%. The “stock price gate” was added in 2010 because the Committee believed that leadership should be rewarded when the interests of the shareholders were advanced.

The performance goals for 2010 were based on meeting weighted objectives for the following principal measurements:

➢	Performance relative to Sunoco’s targeted OI (weighted 60%).

Pre-Tax OI	Applicable OI Performance Factor Range

> $351 Million	175% - 200%

$201 - $350 Million	125% - 175%

$76 - $200 Million	75% - 125%

$0 - $75 Million	50% - 75%

< $0 Million	0% - 50%

Results between the above points are calculated through straight-line interpolation. The performance score for this measure cannot exceed 200%. We used a range of payouts for each performance level to provide the Committee with the opportunity to make a holistic assessment of the Company’s performance and consider on a retrospective basis, the difficulty in achieving the performance. For example, if Sunoco generated $200 million in OI in a favorable industry/economic environment, the Committee might choose to pay at the low end of the range (i.e., 75%), whereas, if management was able to deliver this level of performance in spite of unfavorable factors, the Committee may choose to pay out at the higher end of the range (e.g., 125%).

➢	Sunoco’s performance related to five strategic milestones (weighted 40%):

Strategic Milestones	Weighting

Targeted operating expense reduction	10%

Refining and Supply margin capture	12%

Procurement savings	10%

New York Ethanol Plant start-up (on time and on budget)	4%

SunCoke plant reliability	4%

Before the payout of the annual incentive, if any, the Committee reviewed the year-end results and the performance data with management and with the compensation consultant (Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant), and determined the extent to which these goals were achieved and the payment amount within the applicable range based on various key factors (e.g., degree of difficulty in achieving the results).

An SEIP participant’s annual incentive was determined by the following formula:

Participant’s base salary for the plan year multiplied by his/her incentive guideline percentage multiplied by the Company payout percentage, if any, adjusted for individual performance.

Each SEIP participant has a target guideline incentive that is expressed as a percentage of his or her base salary. The guideline incentives of the NEOs for 2010 were as follows: L. L. Elsenhans—125%; B. P. MacDonald—80%; R. W. Owens—70%; V. J. Kelley—50%; and S. L. Fox—70%. These percentages, which are used with the NEOs’ annual base salaries to determine the target awards for the annual incentive, are primarily determined based on Market Data; however, an individual’s responsibility and internal equity issues may be taken into consideration.

2010 was a challenging year with difficult market conditions. However, this was in part offset by the implementation of the new business strategy by the senior management team. Sunoco’s Refining business achieved a $494 million turnaround in pre-tax earnings, excluding discontinued operations, in large part through self-help initiatives aimed at improving competitiveness. Sunoco’s Chemicals business, like Refining, also faced a challenging market. However, through diligent work, that organization moved from negative to positive earnings in 2010. The start-up of the ethanol manufacturing plant in Fulton, NY early and below budget by the Marketing business was another achievement in 2010. Marketing grew its business by entering into agreements to add approximately 100 retail locations to the portfolio, including high volume sites along the Ohio Turnpike and Garden State Parkway, as well as 25 locations in upstate New York that strengthened our position in key markets. The Logistics business continued to pursue growth through the acquisition of a butane blending business, adding interests in pipeline joint ventures, and the beginning of work on a variety of organic growth opportunities. With construction ongoing at its Middletown, Ohio site and preparation underway for an eventual separation, SunCoke improved operations in 2010 on several levels, including improving operational reliability. In 2010, Sunoco also achieved substantial savings in the procurement area. These accomplishments strengthened the Company’s competitiveness and helped make 2010 a significant improvement over 2009 despite the challenges presented by the marketplace. The closing stock price at year-end 2010 was $40.31, which exceeded the stock price gate, and represented a total stock price appreciation of approximately 54% from year-end 2009 to year-end 2010. The Company reported earnings attributable to Sunoco, Inc. shareholders of $234 million for 2010 versus a loss of $329 million for 2009, an increase of over 170%. The Company’s 2010 OI for the SEIP (weighted 60%) was $390 million. This led to an applicable OI performance factor range of 175% to 200%. The Committee approved a performance factor of 180% due to the strategic actions accomplished by management in 2010, as described above. With regard to the Strategic Milestones in the SEIP (weighted 40%), the results were as follows:

Strategic Milestones	Weighting	Target	Result

Targeted operating expense reduction	10%	11% Reduction	12% Reduction

Refining and Supply margin capture	12%	90%	87.5%

Procurement savings	10%	$40 million	$56 million

Fulton, New York Ethanol Plant start-up	4%	On time and on budget	Early and below budget

SunCoke plant reliability	4%	97.7%	97.8%

As a result, total Company performance as against the 2010 annual incentive Company goals was 165%. The final annual incentive award for each NEO was determined by the Committee, taking into consideration the following individual performance during 2010:

Lynn L. Elsenhans, Chairman, CEO and President:

•	Achieved strong Total Shareholder Return for 2010 during a very challenging environment for the Company and industry

•	Accelerated the execution of the new business strategy, including change in the portfolio of assets, to maximize ongoing shareholder value

•	Dramatically improved overall operating efficiency and effectiveness in all core businesses

•	Continued focus on Health, Environment & Safety Excellence

•	Increased Sunoco’s cash position from $400M to $1.5B and thereby improving the overall balance sheet

•	Developed strategy for SunCoke separation and executed initial phase

•	Strengthened the leadership talent throughout the organization including at SunCoke

Brian P. MacDonald, Senior Vice President and Chief Financial Officer:

•	Exceeded net income targets for the organization

•	Integral in increasing Sunoco’s cash position from $400M to $1.5B and thereby improving the overall balance sheet

•	Key in executing several portfolio actions, including the divestitures of the polypropylene chemicals business, Toledo Refinery and initial phase of the SunCoke separation

•	Reduced corporate cash expense by 12%.

Robert W. Owens, Senior Vice President, Marketing:

•	Exceeded all profitability metrics for the retail business

•	Responsible for start-up of ethanol operations early and below budget

•	Won the Health, Environment & Safety Chairman’s Award for the second year in a row

•	Key role in upgrading and integrating supply and distribution process to drive increased value over the long-term

Vincent J. Kelley, Former Senior Vice President, Engineering and Technology:

•	Initiated new capital project management processes

•	Developed revised safety and environmental training modules for field personnel

•	Initiated technical support to SunCoke and the Fulton Ethanol plant

•	Upgraded the development process for technical personnel

Mr. Kelley departed from the Company in January, 2011.

Stacy L. Fox, Senior Vice President, General Counsel and Corporate Secretary:

•	Executed all legal aspects relative to the successful Toledo sale

•	Instrumental in managing SunCoke legal matters including litigation, which cleared the path for the SunCoke separation

•	Upgraded processes for case management within the legal department which led to cost savings and significantly improved efficiencies

•	Restructured legal function for enhanced effectiveness

Based on the 2010 Company and individual performance and following the process outlined above, the Committee approved the following 2010 annual incentive payouts for the NEOs:

Name	2010 Annual Incentive Payout

L. L. Elsenhans	$3,452,625

B. P. MacDonald	$1,560,000

R. W. Owens	$ 885,000

V. J. Kelley	$ 250,000

S. L. Fox	$ 875,000

The annual incentives that were earned for 2010 are included in the Summary Compensation Table on page 48 under “Non-Equity Incentive Plan Compensation.” Under the terms of the 2010 SEIP, if a participant was due an award that exceeded 150% of the participant’s targeted guideline incentive award, 50% of the excess amount was automatically deferred into the Executive Involuntary Deferred Compensation Plan in the form of share units, and will be paid out ratably over three years in cash, to provide for retention and further alignment with shareholders. Ms. Elsenhans, Mr. MacDonald, Mr. Owens and Ms. Fox, each had a portion of their 2010 annual incentive award deferred. The deferred amounts are included in footnote 5 to the Summary Compensation Table on page 49. See page 62 for a description of the Executive Involuntary Deferred Compensation Plan.

♦      Long-Term Incentive Awards:    For 2010, awards were granted under the Long-Term Performance Enhancement Plan II, or LTPEP II. The purposes of the long-term incentive awards are: to align the executives’ compensation with the interests of shareholders by creating a direct linkage between the participants’ rewards and shareholders’ gains; provide management with the ability to increase equity ownership in the Company; provide competitive compensation opportunities that can be realized through attainment of performance goals; and provide an incentive to attract and retain executives.

Sunoco’s long-term compensation program consists of a mix of stock options and CSUs. Each year, the Committee evaluates the appropriate value mix of stock options and CSUs, and reviews data from the peer companies and other oil companies regarding typical long-term incentive mix. For 2010, the Committee added restricted (retention-based) commons stock units, or RCSUs, to the mix with stock options and performance-based CSUs, or PCSUs. The mix consisted of:

•	Stock options—30%;

•	Performance CSUs (PCSU)—30%;

•	Restricted CSUs (RCSU)—40%.

In 2010, the mix balanced the current need for a performance-based long-term incentive and retention-focused equity in view of the fact that most of the senior management team have been with the Company for less than two years and retention of this new team is key to accomplishing the new business strategy. The addition of RCSUs is consistent with current practices at many of our peers and the broader market. As implemented at Sunoco, CSUs and stock options balance relative versus absolute shareholder return performance, and intermediate-term (three years for CSUs) versus long-term (up to ten years for stock options) performance, respectively. While Sunoco’s ultimate objective is the creation of absolute long-term stock price appreciation and shareholder value, measurement of intermediate-term performance against the peer companies through the PCSUs recognizes the highly volatile nature of the industry in which Sunoco operates and reinforces the importance of exceeding peer performance on a sustained basis.

The Committee reviews and approves all long-term incentive awards. The long-term compensation for each executive was targeted at the median of the Market Data. For 2010, the total economic value of the awards granted was kept at the 2008 level to align with the Market Data. The value of the stock options and CSUs that was awarded was converted to specific equity grants as follows:

•	The target value of stock options was determined using the Binomial option pricing model, and

•	The number of CSUs was determined by dividing the value by the closing price on the date of grant.

Additional information about the awards made during 2010 is included in the Grants of Plan-Based Awards in 2010 table on page 51.

➢       Stock Options:    Stock options are designed to provide long-term equity-based compensation tied to future appreciation of Sunoco’s common stock price. The exercise price for these grants was equal to the closing price of a share of Sunoco common stock on the grant date. The Committee approved a vesting schedule of three years, with the stock options vesting and becoming exercisable annually in three equal installments, beginning on the first anniversary date of the date of grant. Options have a term of ten years from the date of grant. The plan prohibits the repricing of out-of-the-money stock options and does not provide for reload options.

➢       Performance-Based Common Stock Units:    The PCSUs provide intermediate-term incentive compensation that has been designed to pay out only if certain pre-established, objective performance measures have been met over the applicable three-year performance period. For the awards granted during 2010, the Committee approved two performance goals both measured over a three-year period—total shareholder return, or TSR, (weighted 60%), and Return on Capital Employed, or ROCE (weighted 40%), both as measured against the performance peer companies. The peer companies for the 2010 PCSUs were: Frontier Oil, Hess, Holly Oil, Marathon, Murphy Oil, Tesoro, Valero and Western Refining. Frontier, Holly, Tesoro, Valero and Western Refining are independent refining companies, similar to Sunoco in 2010. Hess, Marathon and Murphy are integrated oil companies.

Total Shareholder Return (TSR), a measure of investment performance that is not a financial statement performance measure, was selected because of its importance to shareholders. Sunoco TSR measured against the peer companies reflects how Sunoco’s stock performed during a specific interval in generating returns to the shareholders versus returns generated by peer companies. ROCE was selected due to the asset-intensive nature of Sunoco’s business and the need to efficiently use capital. ROCE kept management focused on getting the most out of existing assets and pursuing only those strategic growth and investment opportunities which would provide desired returns. ROCE is calculated by taking operating income after tax plus after-tax interest expense and dividing it by capital employed (total debt plus shareholders’ equity). Similar adjustments for extraordinary/special items were made to the net income of Sunoco’s peer companies to compute their respective amounts of operating income after tax used in calculating ROCE. Both ROCE and TSR are non-GAAP metrics. The Committee determined that the maximum payout for the 2010 PCSU awards would be 150%. The actual payout of these awards may range from 0% to 150% based on actual results. The performance goals approved by the Committee for these performance-based CSUs awarded were the following:

•	TSR measured relative to the peer group (60% weighting):

Sunoco TSR Percentile Rank	Payout Factor

Highest	150%

75th	125%

50th	100%

25th	50%

<25th	0%

Performance between the points above will be straight-line interpolated.

•	ROCE measured relative to the peer group (40% weighting):

Sunoco ROCE Percentile Rank	Payout Factor

90th	200%

75th	150%

50th	100%

25th	50%

<25th	0%

Performance between the 25th percentile and above will be straight-line interpolated.

The performance goals were designed with the intent that executives would only be rewarded with above-median levels of compensation when Sunoco’s TSR and ROCE exceed the median of the performance peer group. The value realized from PCSU awards will be affected by any changes in Sunoco’s stock price between the date of grant and the payment date. To the extent that these PCSUs are earned, they will be paid out in shares of Sunoco common stock, together with related dividend equivalents which are equal to the cash dividends that would have been paid to a holder of shares of Sunoco common stock during the performance period based on the number of PCSUs earned. Both the number of shares earned, if any, and the dividend equivalents, if any, will be paid at the end of the performance period.

➢       Restricted (Retention-Based) Common Stock Units:    The 2010 RCSUs provide intermediate-term incentive compensation that was designed to pay out only if the executive is employed by the Company at the end of the RCSUs’ three-year vesting period. While there is no performance component, the appreciation or depreciation of Sunoco common stock does impact the value of the award that is realized upon completion of the three-year vesting period.

Payment of Performance-Based CSUs awarded in December 2007.    In December 2007, the Committee granted PCSU awards with a three-year performance period from 2008 through 2010. The performance goals that were approved in 2007 for these awards were two equally weighted performance goals, both relative to the performance peer companies. At the time these goals were selected, consideration was given to a balanced incentive approach and selecting those measures believed to be most important to shareholders.

•	TSR measured relative to the peer companies (weighted 50%):

Sunoco TSR Percentile Rank	Payout Factor

Highest	150%

75th	125%

Median	100%

25th	50%

•	EPS growth measured relative to the peer companies (weighted 50%):

Sunoco EPS Percentile Rank	Payout Factor

Highest	150%

75th	125%

Median	100%

25th	50%

With regard to the two performance measures, performance between points is straight-line interpolated.

The peer group for the 2007 PCSU awards consisted of: ConocoPhillips, Frontier, Hess, Marathon, Murphy Oil, Tesoro and Valero. Lyondell was excluded due to its merger with Basell Industries in 2008. Total shareholder return for the performance period was -38.6%, and the EPS growth was -59.6%. As a result, relative to the peer companies, the 2007 PCSUs paid out at 85.2%. Mr. Kelley and Mr. Owens were the only NEOs receiving a payout of the 2007 PCSU award since the other NEOs all joined Sunoco after 2007. For Mr. Kelley, the targeted value of his 2007 PCSU award at the time of grant was $479,850, and the actual value of the payout in early 2011 (including dividends) was $273,524. For Mr. Owens, the targeted value of his 2007 PCSU award at the time of grant was $561,744, and the actual value of the payout in early 2011 (including dividends) was $320,205. The PCSUs were paid out in cash as approved by the Committee on the date of grant.

♦       Special Retention Common Stock Unit Awards.    Another key element of Sunoco’s compensation program is special retention common stock units. These special awards have been provided to newly hired executives as an incentive to attract them to join the Company, and used to replace compensation that would have been lost to the executive because of termination from his/her prior employment; and to long-term executives as a retention incentive. These awards are conditioned upon the recipient’s continued employment with Sunoco throughout a stated period. During 2010, retention-based CSUs were granted to one NEO—Ms. Fox, who joined the Company as Senior Vice President and General Counsel. For the awards granted in 2010, see the Grants of Plan-Based Awards in 2010 table on page 51.

♦	Other Forms of Compensation:

➢        Sign-On Payments.      Another element of compensation that the Company has used is sign-on payments, which have been provided on a selective basis to newly hired executives to compensate the executive for certain compensation from their prior employment that they may forego by joining Sunoco. The sign-on payments may also be provided as an incentive to attract and retain the executives. They may be a one-time payment or consist of multiple/installment payments. Certain payments to Mr. MacDonald and Ms. Fox are subject to repayment if certain minimum retention periods are not met.

CEO and Other NEO Compensation Decisions:

♦        CEO Compensation Decisions:    For 2010, the CEO’s performance was evaluated by the full Board of Directors. Along with the financial metrics, used for assessing overall corporate performance as discussed in the Annual and Long-Term Incentive sections, the Board took a holistic view of the CEO’s performance. Additional criteria that the Board of Directors considered included: overall leadership, development and stewardship of Sunoco’s long-term strategic plan and annual goals and objectives, development of an effective senior leadership team, provision for management development and succession, and effective communications with stakeholders. The Committee utilized the same methodology for determining the CEO’s compensation as it did for the other NEOs, applying Sunoco’s compensation policies consistently for the senior leadership team. The CEO’s compensation was determined based on targets developed through the Market Data provided by Towers Watson to Semler Brossy Consulting Group, LLC, the Committee’s independent compensation consultant, and actual amounts were based upon the conclusions reached as a result of the assessment of the CEO and Company performance. The CEO’s compensation was higher than the other NEOs due to the broader duties and responsibilities of the CEO position. The Committee, in a session of Committee members only, along with Semler Brossy, determined and approved the CEO’s compensation. (See page 42 of this CD&A for a description of the Committee’s independent compensation consultant.) The Committee reviewed its decision with the other independent members of the Board of Directors.

➢    CEO 2010 Compensation Decisions:    Due to the Company’s performance in 2009 and at Ms. Elsenhans’ request, the Committee determined that Ms. Elsenhans’ base salary and her long-term incentive targeted amount for 2010 should remain unchanged from that which she received in 2009. The Committee determined that her annual guideline incentive percentage amount for the 2010 annual incentive should be increased from 120% to 125% to align with market. Ms. Elsenhans’ 2010 compensation had been based on targeting the median of CEO compensation using Market Data.

♦     Other NEOs’ Compensation Decisions:    Annually, the CEO provides to the Committee an assessment of the performance of the other members of the senior leadership team, together with other factors that the CEO believes that the Committee should consider. The differences in the compensation provided to each NEO is primarily due to their different roles in the organization and individual performance, as well as how they compare to their peers in the Market Data. The CEO, in consultation with Sunoco’s Senior Vice President and Chief Human Resources Officer and utilizing the Market Data, makes compensation recommendations to the Committee. The Committee reviews and approves the compensation of the other members of the senior leadership team. The Committee may exercise its discretion in modifying any recommended compensation or award to any of the executives. New hire offers were constructed using Market Data and taking into account the executives’ pre-existing compensation package at their former employers. For 2010, management recommended and the Committee approved no change in the NEOs’ base salaries or annual guideline incentive percentages (except for a decrease in the guideline percentage of Mr. Kelley to reflect the market for his position). Management also recommended and the Committee approved keeping the total economic value of the long-term incentive pool at 2008 levels.

♦    Additional NEO Responsibilities:    Sunoco indirectly controls Sunoco Partners LLC, a subsidiary that is the general partner and indirectly owns a significant limited partner interest (31%) in Sunoco Logistics Partners, L.P., a master limited partnership, both hereinafter referred to as SXL. Ms. Elsenhans and Mr. MacDonald are employees of Sunoco, and in addition to rendering services to Sunoco, they devoted some of their professional time to SXL during 2010. Under the terms of an omnibus agreement with SXL, SXL pays an administrative fee to reimburse Sunoco for the provision of general and administrative services for SXL’s benefit, including the allocated expenses of Sunoco personnel who provide corporate services to SXL. Although Ms. Elsenhans and Mr. MacDonald provided services to both Sunoco and to SXL during 2010, no portion of the administrative fee was specifically allocated to the services they provided to SXL. Beginning in 2011, SXL will reimburse to Sunoco that portion of the compensation related to the services performed for SXL by these executive officers of SXL who are also executive officers of Sunoco. The specific portions of compensation that SXL will reimburse to Sunoco will be determined based upon the portion of professional time devoted to SXL by each of these executive officers.

♦	Policies:

➢     Executive Stock Ownership Guidelines:    The executive stock ownership guidelines were first adopted in 1997 to reinforce the commitment of management to Sunoco’s success. Sunoco and the Committee consider stock ownership by executives to be an important means of linking executive interests directly to those of shareholders. Sunoco maintains stock ownership guidelines for its approximately 35 top executives, including the NEOs.

➢    Clawback/Recoupment Policy:    The Company has a “clawback” policy with regard to the annual incentive and long-term incentive equity awards in the case of a financial restatement that was the result of employee misconduct, or in the case of fraud, embezzlement or other serious misconduct that was materially detrimental to Sunoco. The policy applies to the top approximately 35 executives for the LTPEP II from July 2, 2008 forward and for the LTPEP III, and the nine senior executives for the SEIP for the 2010 plan year.

➢    Insider Trading (including Hedging) Policy:    Sunoco employees are subject to Sunoco’s Insider Trading Policy, which, among other things, prohibits an employee from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities. This does not include Sunoco stock options exercised in accordance with the terms of Sunoco’s stock option plan.

➢    Equity Awards Policy:    The Committee has a written policy which codifies the equity award procedures. Under the policy, equity awards to employees must be approved at a meeting of the Committee, except that they may be approved by unanimous written consent of the Committee in exigent circumstances. The grant date is the date of the meeting. Sunoco’s current practice is to generally set the dates for the regular Board and Committee meetings five years in advance of the meeting. For equity awards to new employees approved in advance by the Committee prior to the employee’s employment starting date, the grant date is the last New York Stock Exchange, or NYSE, trading day of the calendar month in which the employment starting date falls. For all other equity awards, the grant date is the date of the Committee’s meeting at which the award was approved. The exercise price for stock options is equal to the closing price of a share of Sunoco’s common stock on the NYSE on the applicable grant date. The Committee may, in its discretion, refrain from approving grants of equity awards to employees if the meeting at which such approval is to be considered occurs during a period in which management is in possession of material non-public information. Approval of such equity awards may be deferred to the next Committee meeting. No grants were deferred in 2010. When approving grants to employees, the Committee considers information or recommendations provided by the CEO, except with respect to the CEO’s own grants.

For a more detailed description of the Executive Stock Ownership Guidelines, the Clawback Policy, and the Insider Trading Policy, and a discussion of the Company’s compensation risk process, see “Governance Matters,” “Board and Committee Oversight of Risk” on page 21 of this proxy statement.

♦     Retirement Benefits:    Effective June 30, 2010, Sunoco froze pension benefits for all salaried and many non-union employees. This freeze also applied to the NEOs. Historically, Sunoco provided retirement benefits to most salaried and many hourly employees that, under some plans, varied depending on the employee’s hire date. Retirement benefits were provided to attract and retain employees and reward long-term employment. The NEOs participated in three plans that provide for retirement benefits—the Sunoco, Inc. Retirement Plan, or SCIRP, (a qualified plan under which benefits are subject to IRS limits for pay and amount), the Pension Restoration Plan (a nonqualified, unfunded plan that provides retirement benefits that would otherwise be provided under SCIRP except for IRS limits) and the Sunoco, Inc. Executive Retirement Plan, or SERP, (a nonqualified, unfunded plan available to the NEOs which may provide to certain eligible executives supplemental pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan). Under SCIRP, executives hired before January 1, 1987 participate in both a “final average pay” formula and a “cash balance” formula, and receive the higher benefit under the two formulas at retirement or termination of employment. Those executives hired on or after January 1, 1987 participate in a “cash balance” formula, which provides a benefit based on “career pay” rather than “final average pay.” The SERP was designed to attract mid-career senior executives by providing a competitive benefit, which includes accelerated benefit accruals to offset the loss in pension benefits due to a break in service when leaving a prior employer before retirement age. Any NEO’s benefit under SERP is offset by benefits provided under SCIRP and the Pension Restoration Plan. The present values of each NEO’s accumulated pension benefit as of year-end 2010 are included in the Pension Benefits table on page 57. More detailed descriptions of SCIRP, the Pension Restoration Plan and SERP are included in the narrative accompanying the table.

♦     Perquisites:    Perquisites are reviewed each year by the Committee. Any perquisites that are outside Sunoco’s policies must be pre-approved by the Committee. Ms. Elsenhans had only one perquisite in 2010—limited personal use of the corporate aircraft for safety, security and productivity reasons. Ms. Elsenhans has had the ability to have a spouse and/or family member accompany her on business or personal trips. Ms. Elsenhans did not receive a gross-up for taxes in connection with personal use of the corporate aircraft. The other NEOs are permitted to have a spouse and/or family member accompany the NEO on a business trip. The perquisites of the other NEOs consist of parking at corporate headquarters, which is provided primarily for the safety, security and productivity of the NEO. A financial counseling allowance was discontinued beginning on January 1, 2007; however, any NEO who had a balance remaining that was accrued prior to 2005 is allowed to draw down the balance until depleted or, if the NEO leaves Sunoco, the balance is paid out to the NEO. An executive does not receive a gross-up for taxes in connection with parking, or for the imputed income for a spousal flight on the corporate aircraft when accompanying the executive on business unless there is a specific business purpose. An executive may receive a gross-up on taxable expenses in connection with moving and relocation (which is provided to all employees under the Company’s Moving and Relocation Policy). The dollar amount of the perquisites received by the NEOs in 2010 is included in the Summary Compensation Table on page 48, under “All Other Compensation” and in the table on page 52. Additional information regarding the remaining financial counseling balances is included in the Nonqualified Deferred Compensation in 2010 table on page 61.

Other Benefits:    Sunoco offers its NEOs and other salaried employees a competitive benefits package. The NEOs participate in the same basic benefits package and on the same terms as other eligible Company employees. The benefits package includes a savings program as well as medical and dental benefits (including the option of “flexible spending accounts”), disability benefits, insurance (life, travel accident), occupational death benefits, and vacations and holidays.

♦    Savings Plans:    All employees of Sunoco, Inc. and participating subsidiaries and affiliates have the opportunity to participate in the Sunoco Capital Accumulation Plan, or SunCAP, Sunoco’s 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. Employees that elect to participate may make contributions immediately. After one year of service with the Company, Sunoco matches up to 5% of base pay contributed to SunCAP dollar-for-dollar for all employees. Effective July 1, 2010, for all employees with at least one year of service, Sunoco may make a discretionary profit sharing contribution of up to 3% of base pay, and an additional discretionary profit sharing contributions of up to 4% of base pay for such employees who on June 30, 2010 had at least 10 years of service and completed years of service plus completed years of age totaling at least 60. This discretionary profit-sharing contribution was added to SunCAP to mitigate the impact of the pension benefits freeze described above. The employee elects how his/her contributions and the Company’s matching and profit sharing contribution are invested. The NEOs may also participate in the Sunoco, Inc. Savings Restoration Plan, a nonqualified deferred compensation plan that is made available to employees who participate in SunCAP and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to IRS limits. Under the Savings Restoration Plan, the participant may contribute to an account an amount in excess of the applicable IRS limits up to 5% of base salary. Matching contributions (and profit sharing contributions beginning July 1, 2010) by Sunoco are credited to the NEOs’ accounts to the extent that they would otherwise be made under SunCAP (up to a maximum of 5% of base salary in the case of matching contributions, and beginning July 1, 2010 up to 3% or 7% of base salary in the case of applicable profit sharing contributions). The amounts of the Company matches under SunCAP and the Savings Restoration Plan that were made for the NEOs in 2010 are included in the Summary Compensation Table on page 48 under “All Other Compensation” and in the table on page 52. Additional information regarding the NEOs’ participation in the Savings Restoration Plan is included in the Nonqualified Deferred Compensation in 2010 table on page 61.

Severance and Change-in-Control Benefits:    Every executive, including each NEO, is an employee at will. This means that Sunoco may terminate employment at any time, with or without notice, and with or without cause or reason. Each of the NEOs serves without an employment agreement. Any severance or similar agreements or provisions and payments to be made to an NEO must be reviewed and approved by the Committee. Upon certain types of termination of employment and in the event of a change in control of Sunoco, certain benefits may be paid or provided to the NEOs pursuant to plans that are described below. These plans were approved by the Committee or by the full Board. Sunoco believes that severance protections can play a role in attracting and retaining key executives, including the NEOs, particularly in light of the fact that there has been much consolidation in the energy industry for the past several years.

♦    The Sunoco, Inc. Executive Involuntary Severance Plan, or the Involuntary Severance Plan, is maintained by Sunoco for the purpose of providing severance to executives whose employment is terminated by Sunoco other than for cause (which is defined in the Involuntary Severance Plan). In recognition of their past service to Sunoco, the plan is intended to assist the executive in transition from employment at Sunoco. The amount or kind of benefit to be provided is based on the executive’s position and compensation at the time of termination. The plans are more fully described in “Other Potential Post-Employment Payments” beginning on page 63.

♦    The Sunoco, Inc. Special Executive Severance Plan, or the CIC Plan, is maintained for the purpose of providing severance to executives whose employment is involuntarily terminated or if the executive resigns for good reason in connection with or following a change in control of Sunoco. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. A potential change in control can create uncertainty regarding continued employment since such transactions can result in significant organizational changes. The Board of Directors determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key management personnel to their assigned duties without distraction. Since Sunoco does not believe that the NEOs should be entitled to receive the severance benefits solely because of a change in control event, the severance benefits are triggered only if there is also an actual or constructive termination of employment. In the event of a change in control, the NEOs’ outstanding stock options become immediately exercisable and outstanding performance-based CSUs become immediately payable according to a formula without the requirement that the NEO also be actually or constructively terminated.

With regard to a change in control, excess parachute payments are subjected to an excise tax payable by the recipient under Section 280G of the IRC, which also disallows the deduction by Sunoco of certain payments made to “disqualified individuals” that are contingent on a change in control. Because the excise tax can discriminate against those that do not exercise stock options versus those that do, among other things, Sunoco and the Committee believed that the provision of an excise tax gross-up in the CIC Plan was appropriate; however, due to the changing market environment, we modified our excise tax gross-up provisions as discussed below. In some cases, actual severance payments will be reduced to eliminate/reduce the Company’s cost of the gross-up. See “Accounting and Tax Consequences—Change in Control—Federal Tax Consequences” below for information regarding this tax. Executives who joined and will join Sunoco after November 25, 2008 and who are eligible to participate in the CIC Plan, are not and will not be entitled to the 280G excise tax gross-up provided under the Plan. The NEOs who joined Sunoco after November 25, 2008 are: Mr. MacDonald and Ms. Fox. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

In the event of a change in control, a Deferred Compensation and Benefits Trust, or the Trust, may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and other arrangements, including the CIC Plan, the Pension Restoration Plan, Executive Retirement Plan, or SERP, and the Indemnification Agreements entered into with the NEOs (and other key executives and other management personnel) (see page 72). Assets held by the Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Additional information regarding the CIC plans can be found under “Other Potential Post-Employment Payments” beginning on page 63. Estimated benefits that would be payable under certain scenarios should they have occurred at December 31, 2010, can also be found under that section.

The Compensation Process:

A description of the compensation that Sunoco pays its executives and why it pays that compensation is described above. The following information describes the methodology and process, together with the advisors that are used in determining the compensation that is paid (i.e., how the compensation process works).

♦	Compensation Methodology and Process:

➢     Compensation Committee:    The Compensation Committee of the Board of Directors, or the Committee, has responsibility for providing Board oversight of Sunoco’s executive compensation program. Information on the role of the Committee is discussed under “Committee Structure” on page 19. A complete description of the Committee’s authority and responsibility is set forth in its Charter, which is available on Sunoco’s web site at www.SunocoInc.com and is available in print upon request.

➢    External Advisors and Internal Support:    The Committee reviews the effectiveness and competitiveness of the executive compensation structure in the context of the foregoing philosophy and objectives, with the assistance of external consultants and internal executive and staff support. Since 2007, the Committee has directly engaged Semler Brossy Consulting Group, LLC, or Semler Brossy, as its independent compensation consultant. Semler Brossy has responsibility for working with the Committee, and does not perform any work for management except at the request of the Committee and/or the Committee Chair as the Committee’s representative, nor does Semler Brossy receive any compensation from management. The scope of Semler Brossy’s engagement includes counseling/advising the Committee regarding: the Company’s executive compensation program; CEO compensation; proposed senior leadership team compensation; materials to be delivered to the Committee; and such other special projects assigned by the Committee. A representative from Semler Brossy attends all regularly scheduled Committee meetings. Since 2009, management has engaged Compensation Advisory Partners to assist management with the review, analyses and design options for the Company’s compensation program, some of which may be presented to the Committee. Towers Watson, a compensation consultant, provides comparative executive compensation data with regard to the senior leadership team (including the CEO) for review by the Committee. Towers Watson also provides competitive data for management, some of which may be presented to the Committee for review. Semler Brossy provides a separate, independent review of Compensation Advisory Partners’ and Towers Watson’s information for the Committee. In 2010, Sunoco’s Senior Vice President and Chief Human Resources Officer (who is management’s liaison to the Committee), its Vice President, Compensation and Benefits, and the Chief Governance Officer provided additional counsel, data and analysis as requested by the Committee. The CEO, the Senior Vice President and Chief Human Resources Officer, the Vice President, Compensation & Benefits, and the Chief Governance Officer worked with internal resources and the compensation consultants to design programs, implement Committee decisions, and recommend amendments to existing, or adoption of new, compensation and benefits programs applicable to the executive-level employees, as well as prepare necessary briefing materials for the Committee’s review as part of its decision-making process. The CEO is not a member of the Committee, but she does attend Committee meetings. She makes recommendations on the compensation of the other members of the senior leadership team. However, she is not in attendance when the Committee makes decisions with regard to her compensation. The CEO has input with regard to the setting of the goals or performance criteria for the incentive plans; however, the Committee, with the assistance and input of Semler Brossy, ultimately makes all final decisions with regard to setting goals or performance criteria. The CEO does not meet with the Committee’s independent compensation consultant regarding compensation other than attending the Committee meetings where they are also in attendance or at the request of the Committee.

➢     Comparator Group:    Semler Brossy provides the Committee with information on compensation trends and, with management, annually reviews relevant Market Data and alternatives for the Committee to consider when setting target compensation levels. The Market Data is acquired from Towers Watson. Semler Brossy also provides information concerning practices of Sunoco’s peer companies, other oil companies and companies in general industry in order to assure that Sunoco’s programs are market-competitive, and to determine target compensation.

The peer companies selected for 2010 performance-based compensation consisted of Frontier Oil, Hess, Holly, Marathon Oil, Murphy Oil, Tesoro, Valero and Western Refining. In an effort to find the most appropriate mix of peer companies for 2010, the Committee chose companies including independent refiners and other companies with a significant refining presence that are as close as possible to Sunoco’s size and complexity, while still allowing for at least eight peer companies.

For compensation purposes, because Sunoco and the Committee believe that the Company’s direct competition for executive talent is broader than the performance peer group, the Committee generally reviews compensation practices of other companies in the oil industry (some or all of the companies to the extent that they have comparable job positions), and general industry (adjusted for relative revenues) (collectively “Market Data”). The oil industry and general industry data are obtained from the following surveys:

•

Towers Watson’s 2009 Oil Industry Group Job Match Survey (which includes twelve companies, including some of Sunoco’s peer companies: Anadarko Petroleum, British Petroleum, Chevron, ConocoPhillips, Devon Energy, ExxonMobil, Hess, Marathon, Occidental Petroleum, Shell Oil, Tesoro and Valero Energy), which was adjusted for asset size and complexity;

•

Tower’s Watson’s Fortune 100 Executive Compensation Database, a market reference point developed from the General Industry Database below (which includes 40 non-financial companies, including Abbott Laboratories, Alcoa, AT&T, Best Buy, Boeing, Cardinal Health, Caterpillar, CHS, Coca-Cola Enterprises, CVS Caremark, Dow Chemical, DuPont, Ford, General Dynamics, General Electric, General Motors, Hess, Honeywell, Humana, IBM, Intel, International Paper, Johnson Controls, Johnson & Johnson, Lockheed Martin, McKesson, Medco Health Solutions, Microsoft, Motorola, PepsiCo, Pfizer, Sprint Nextel, Target, 3M, Time Warner, UnitedHealth, United Technologies, Valero Energy, Verizon, and Walt Disney); and

•

Towers Watson’s 2009 General Industry Executive Compensation Database, or General Industry (which included data from approximately 430 companies in the survey used in 2009 and approximately 345 companies in the survey used in 2010, including from the following industry groups: aerospace/defense; agribusiness/agriculture; automotive and transportation vehicles; chemicals and gases; computer hardware and office equipment; consumer products (durable); consumer products (non-durable); electronic, electrical and scientific equipment components; food and beverage producers and processors; forestry and paper products; industrial manufacturing; metals and mining; oil and gas exploration and production; oil sands; pharmaceutical and biotechnology; retail (food and drug); retail (general); semiconductors; software products and services; technology, hardware, software and services; telecommunications products and services; and transportation). For comparison purposes, due to the variance in size among the companies in the general industry group, regression analysis is used to determine the relationship between data. In this case, it is used to adjust the data for differences in company revenues to be comparable to Sunoco. The true sample comparisons are developed using a three-year average revenue scope for Sunoco; using an average revenue figure incorporates changes in Sunoco’s business over time but smoothes the impact of short-term fluctuation in commodity and retail prices.

➢     Market Analysis:    The Committee reviews the compensation data for each position in Sunoco’s senior leadership team, including each individual NEO, compared to the compensation of executives in similar positions with similar responsibility levels in the Market Data by pay type (including base salary, annual incentive and long-term incentives, i.e., total direct compensation). In its review of the 2010 compensation of the NEOs, the Committee reviewed the compensation practices of the following comparator groups:

Named Executive Officer	Comparator Groups
	Sunoco’s Peer Companies	Other Oil Companies	Fortune 100	General Industry

L. L. Elsenhans	X	X		X

B. P. MacDonald	X	X	X	X

R. W. Owens		X

V. J. Kelley			X	X

S. L. Fox	X	X	X	X

♦    Use of Tally Sheets:    For the past seven years, the Committee has been using “tally sheets” as a tool to assist in its review of executive compensation. In consultation with Semler Brossy and management, the Committee has annually reviewed the estimated compensation that would be received by the CEO and the other NEOs under various scenarios, including normal retirement and voluntary termination, involuntary termination, and involuntary termination due to a change in control of Sunoco. The tally sheet scenario information provides the potential cost to Sunoco. The review of the post-employment scenarios allows the Committee to see if the post-employment programs are working as intended. The Committee has concluded that current and future performance and results for shareholders, not prior compensation nor amounts realized or realizable from prior awards, should be the governing factors in setting current NEO compensation. The Committee believes that using prior compensation or amounts realized or realizable from prior awards in setting current compensation would send the wrong message to executives that they may be penalized as a result of prior success.

Other Compensation Information:

Accounting and Tax Consequences:    The following describes certain accounting and tax treatments that have an impact on or relate to the compensation philosophy or relate to certain forms of compensation.

♦    Tax Deductibility of Compensation:    Under Section 162(m) of the IRC, publicly held corporations may not take a deduction for compensation in excess of $1 million paid to any individual employed as of the close of the taxable year who at that time is the CEO, or one of three highest paid officers (other than the CEO and CFO), during the fiscal year, unless certain requirements are met. While the Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers, the Committee does not have a policy that all compensation must be deductible. The Committee believes that it is in the best interest of Sunoco for the Committee to retain flexibility and discretion to make compensation awards in order to foster achievement of corporate goals, including performance goals established by the Committee, as well as other goals deemed important to Sunoco’s success, such as encouraging employee retention, and rewarding achievement. Accordingly, the Committee reserves the right to pay non-deductible amounts in executive compensation if it determines that would be in the best interests of the Company and its shareholders. Sunoco believes that the annual incentive awards under the Senior Executive Incentive Plan and the stock options and performance-based CSU grants under the LTPEP II qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Base salary, retention-based CSUs and perquisites do not qualify as “performance-based” compensation and are subject to Section 162(m) deduction restrictions. In 2010, as the base salaries, the retention-based CSUs and perquisites of Ms. Elsenhans, Mr. MacDonald and Ms. Fox exceeded $1 million, their base salary, the value of the retention-based CSUs, and the costs of their perquisites (and any associated tax gross-ups) in excess of $1 million are not deductible. In addition, the deductibility by Sunoco of personal use of the corporate aircraft has been limited pursuant to the American Jobs Creation Act.

♦	Long-Term Incentives:

➢     Accounting:    The long-term incentive compensation is all stock-based, although it may be payable in common stock or cash. For accounting purposes, stock options are valued using the Black-Scholes pricing model, based on expected life expectancy of the option, risk-free interest rate, dividend yield and volatility. For CSUs which have a performance condition related to the market value of such stock (e.g., TSR) and are payable in shares of Sunoco common stock, the awards are valued using a Monte Carlo simulation generally as of the date of grant. For other performance-based CSUs payable in Sunoco common stock, the market value of Sunoco common stock on the date of grant is used for determining the expense with an adjustment for the actual performance factors achieved. The expense for stock options and CSUs is recognized ratably over the vesting period except that for awards made prior to December 3, 2008, for which expense recognition was accelerated for full vesting at retirement eligibility dates.

♦    Deferred Compensation:    All of Sunoco’s nonqualified deferred compensation plans comply with the requirements of IRC Section 409A and the guidance and regulations promulgated under that section. A more detailed discussion of Sunoco’s nonqualified deferred compensation arrangements is provided under “Nonqualified Deferred Compensation in 2010” beginning on page 61.

♦	Change in Control:

➢     Federal Tax Consequences:    With regard to a change in control of the Company, Section 280G of the IRC disallows the deduction of certain payments made to “disqualified individuals” that are contingent on a change in control. A change in control is defined in Sunoco’s plans as the occurrence of certain events, including the acquisition by a third party of 20% or more of Sunoco’s outstanding voting securities, a change in the majority of the Board of Directors, consummation of a reorganization, merger, consolidation, sale of a substantial portion of corporate assets, or shareholder approval of a liquidation or dissolution of Sunoco, subject, in each case, to certain exceptions. Section 280G provides that where payments to a disqualified individual that are contingent on a change in control exceed three times the individual’s annualized compensation for the previous five taxable years (the “base amount”), then the deduction of all such compensation contingent on a change in control is disallowed to the extent that it exceeds the base amount (“excess parachute payment”). Payments from the CIC Plan, SERP, Pension Restoration Plan, LTPEP II, and LTPEP III may be made contingent on a change in control. Section 4999 of the IRC imposes a tax equal to 20% of the amount of any excess parachute payment on the recipient of the payment. Under the terms of the CIC Plan, the recipient of an excess parachute payment will receive an excise tax gross-up to offset the impact of the excise tax imposed pursuant to Section 4999 of the IRC, which will result in the receipt of the same after-tax payments as if the IRC Section 4999 tax did not apply. The CIC Plan provides that an individual will only be entitled to the excise tax gross up if parachute payments to the individual equal or exceed 110% of the “safe harbor” amount under Section 280G of the IRC. In the event that parachute payments to an individual do not exceed the threshold of 110% of the “safe harbor”, the CIC payments to the individual will be reduced to the “safe harbor” amount, so that no excise tax would be imposed. In addition, executives who joined and will join Sunoco after November 25, 2008 and who are eligible to participate in the CIC Plan, will not be entitled to the 280G excise tax gross-up provided under the Plan. Executives who were entitled to receive the 280G excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to the 280G excise tax gross-up.

EXECUTIVE COMPENSATION

Governance

The Compensation Committee, or the Committee, has responsibility for setting and administering the policies that govern Sunoco’s executive compensation program. The Committee is composed of non-employee, independent directors. In addition to Committee processes that are discussed in the CD&A on pages 29 to 45, and the discussion of risk related to compensation programs on page 21 under “Board and Committees”, the Committee has the following additional processes in place.

The Committee annually reviews tally sheets that set forth the Company’s total compensation obligations to the CEO and the senior executives under various scenarios, including voluntary termination, normal retirement, involuntary termination and involuntary termination due to a change-in-control of the Company. The Committee annually reviews the perquisites of the CEO and the other NEOs as well as their compliance with Sunoco’s policies regarding perquisites. The Committee reviews and approves employment, severance or similar arrangements or payments to be made to any senior executive. The Committee receives reports as to current governance trends and shareholder views and positions in the area of executive compensation, and may change its practices as it deems appropriate. There is a formal orientation program to help ensure that new Committee members understand the work of the Committee thoroughly and can contribute more fully.

The agendas for the Committee’s meetings are determined by the Committee’s Chair with the assistance of the Senior Vice President and Chief Human Resources Officer (the Committee’s management liaison). After each regularly scheduled meeting, the Committee meets in two executive sessions. The first session consists only of Committee members and their independent compensation consultant. The second session consists of the Committee members only. The Committee Chair reports on Committee actions to the full Board of Directors at each regularly scheduled Board meeting. The Committee has authority to retain, approve fees and terminate advisors, consultants and agents as it deems necessary to assist in fulfillment of its responsibilities.

Named Executive Officers

Lynn L. Elsenhans, 54 Chairman, Chief Executive Officer and President, Sunoco, Inc., and Chairman of the Board of Directors and Chief Executive Officer, Sunoco Partners LLC	Ms. Elsenhans was elected Chairman of Sunoco, Inc. effective in January 2009 and had previously been elected Chief Executive Officer and President of Sunoco, Inc. effective in August 2008. She was Executive Vice President, Global Manufacturing, Shell Downstream, Inc., a subsidiary of Royal Dutch Shell plc, from January 2005 to July 2008. She was President of Shell Oil Company from June 2003 until March 2005 and President and Chief Executive Officer of Shell Oil Products U.S. from June 2003 until January 2005. Ms. Elsenhans was appointed Chief Executive Officer of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P. effective July 2010. She had previously been elected Chairman of the Board of Sunoco Partners LLC in October 2008 and Director effective in August 2008.

Brian P. MacDonald, 45 Senior Vice President and Chief Financial Officer, Sunoco, Inc., and Vice President and Chief Financial Officer, Sunoco Partners LLC	Mr. MacDonald was elected to his present position effective in August 2009. He was Chief Financial Officer of the Commercial Business Unit at Dell, Inc. from December 2008 until July 2009. He was Corporate Vice President and Treasurer of Dell, Inc. from December 2002 until January 2009. Mr. MacDonald was elected to the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in September 2009. He was also elected Vice President and Chief Financial Officer of Sunoco Partners LLC effective March 2010.

Stacy L. Fox, 57 Senior Vice President, General Counsel and Corporate Secretary	Ms. Fox was elected Senior Vice President and General Counsel effective in March 2010 and was elected Corporate Secretary in January 2011. From April 2005 until March 2010, she served as a Principal of The Roxbury Group LLC, a real estate investment and services firm that she founded. She was Executive Vice President, Chief Administrative Officer and General Counsel of Collins & Aikman Corporation from September 2005 until December 2007. Ms. Fox was elected to the Board of Sunoco Partners LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners L.P., in March 2010.

Vincent J. Kelley, 51 Former Senior Vice President, Engineering and Technology	Mr. Kelley was Senior Vice President, Engineering and Technology from November 2009 until January 2011. He was Senior Vice President, Refining form July 2009 to November 2009, and Senior Vice President, Refining and Supply from October 2008 to July 2009, Senior Vice President, Refining, from February 2006 to October 2008 and Vice President, Northeast Refining from March 2001 to February 2006.

Robert W. Owens, 57 Senior Vice President, Marketing	Mr. Owens was elected to his present position in September 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table summarizes the total compensation earned by the CEO, CFO, and the next three most highly compensated executives of Sunoco, for 2010, and, for those NEOs previously in the table, for 2009 and 2008.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compen- sation[5] ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings[6] ($)		All Other Compen- sation[7] ($)		Total ($)

L. L. Elsenhans, Chairman, Chief Executive Officer and President	2010	1,240,000	-0-	4,519,893	2,121,296	3,452,625	187,661		192,227	[8]	11,713,702
	2009	1,240,000	-0-	-0-	-0-	-0-	382,966		252,945	[8]	1,875,911
	2008	515,077	-0-	8,313,716	2,265,934	794,007	62,081		173,290	[8]	12,124,105

B. P. MacDonald, Senior Vice President and Chief Financial Officer	2010	650,000	400,000	1,153,493	541,092	1,560,000	49,383		25,823	[9]	4,379,791
	2009	262,500	300,000	3,005,158	742,287	-0-	25,243		296,702	[9]	4,631,890

R. W. Owens, Senior Vice President, Marketing	2010	510,450	-0-	540,738	253,946	885,000	631,221		57,549	[10]	2,878,904
	2009	510,450	-0-	299,999	-0-	-0-	1,026,267		32,813		1,869,529
	2008	498,000	-0-	396,499	270,874	443,419	241,283	[11]	31,659		1,881,734

V. J. Kelley, Senior Vice President, Engineering and Technology	2010	540,000	-0-	233,778	109,476	250,000	388,821		1,345,686	[12]	2,867,761
	2009	540,000	-0-	-0-	-0-	-0-	706,205		33,008		1,279,213
	2008	483,846	-0-	528,541	361,706	433,107	88,931		30,525		1,926,656

S. L. Fox, Senior Vice President, General Counsel and Corporate Secretary	2010	416,666	200,000	776,684	270,996	875,000	39,329		38,002	[13]	2,616,677

NOTES TO TABLE:

[1]	The amounts in this column for Ms. Fox for 2010, for Mr. MacDonald for 2009, and for Ms. Elsenhans for 2008, reflect the amount earned for a partial year of service.

[2]

The amounts in this column for Mr. MacDonald are sign-on payments related to his joining Sunoco, and for Ms. Fox is a one-time sign-on related to her joining Sunoco. If Mr. MacDonald leaves voluntarily or is terminated for “just cause” before the 36-month anniversary of his start date, Mr. MacDonald will be required to reimburse the Company for the full $300,000 amount that he received in 2009. If Ms. Fox leaves voluntarily or is terminated for “just cause” before the 24-month anniversary of her start date, she will be required to reimburse the Company for the full-amount that she received.

[3]

The amounts reflect the grant date fair value of the retention-based and performance-based common stock units (“CSUs’) awarded to the NEOs in 2010, 2009 and 2008. The grant date fair value was determined in accordance with FASB ASC Topic 718. The assumptions that were made in the valuation are noted in the Notes to the Consolidated Financial Statements, Note 16, “Stock-Based Incentive Plans” in the Sunoco, Inc. 2010 Annual Report on Form 10-K. The grant date fair value of the performance-based awards was based on the expected outcome of the performance goals at the time of grant using a Monte Carlo simulation. The following are the values of the performance-based CSUs awarded in 2010 if they pay out at the maximum of 150% based on the fair value of Sunoco common stock on the grant date: L. L. Elsenhans—$2,821,410; B. P. MacDonald—$719,946; R. W. Owens—$337,554; V. J. Kelley—$145,935; and S. L. Fox—$359,973. Due to Mr. Kelley’s departure from the Company in January 2011, his CSUs awarded in 2010 were forfeited in 2011.

NOTES TO TABLE: (CONTINUED)

[4]

The amounts included in this column reflect the grant date for value of stock option awards granted in 2010, 2009 and 2008. The grant date for value was determined in accordance with FASB ASC Topic 718. The assumptions that were made in the valuation are noted in the Notes to the Consolidated Financial Statements, Note 16, “Stock-Based Incentive Plans” in the Sunoco, Inc. 2010 Annual Report on Form 10-K. Due to Mr. Kelley’s departure from the Company in January 2011, his stock options awarded in 2010 were forfeited in 2011.

[5]

The amounts in this column are the annual incentive amounts. Under the Senior Executive Incentive Plan, for the 2010 Performance Year, if an NEO’s award was greater that 150% of his/her guideline incentive, 50% of the excess amount was automatically deferred into the Executive Involuntary Deferred Compensation Plan. The NEOs that had a portion of their 2010 annual incentive award deferred and the amounts deferred (which are included in the amounts in the table above) are as follows: Ms. Elsenhans – $563,813; Mr. MacDonald – $390,000; Mr. Owens – $174,514; and Ms. Fox – $217,525. In 2009, as a result of the Company not meeting the operating income earnings gate, there was no annual incentive payout for 2009. For 2008, the performance factors for the NEOs ranged between 127.2% and 134.2%. For 2010 and 2008 the awards were paid in cash, early in the year following the end of the performance period.

[6]	The amounts in this column reflect the change in pension value. There were no above market deferred compensation earnings to be reported for 2008, 2009 or 2010.

[7]	For the components of the amounts in this column, see the Table on page 52.

[8]

The Board of Directors recommended that Ms. Elsenhans use the corporate aircraft for personal use for safety, security and productivity reasons. The amount for 2010 included the aggregate amount of $101,358 for perquisites, representing the incremental personal costs to Sunoco associated with personal use of the corporate aircraft. The amount for the personal use of the corporate aircraft includes $54,975 associated with personal flight hours and associated land costs and $46,383 for maintenance cost, which reflects an increase in 2010 in the unit cost of maintenance due to a reduction in the business use of the corporate aircraft, resulting in a decrease in the total flight hours. The amount for 2009 included the aggregate amount of $186,856 for perquisites. The perquisites include $148,196 representing the incremental personal costs to Sunoco associated with personal use of the corporate aircraft, and $38,660 for moving and relocation expenses, primarily associated with Ms. Elsenhans’ utilizing the home purchase option under the Moving and Relocation Policy. The amount for the personal use of the corporate aircraft includes $77,438 associated with personal flight hours and $70,758 for maintenance cost, which reflects a substantial increase in 2009 in the unit cost of maintenance. In prior years, the unit cost of maintenance was about half of the 2009 unit cost. The significant increase in the unit cost in 2009 was due to a reduction in the business use of the corporate aircraft, resulting in a decrease in the total flight hours. For 2008, the amount includes the aggregate amount of $137,454 for perquisites. The perquisites include $5,478 representing incremental personal costs to Sunoco associated with use of the corporate aircraft, and $131,976 for moving and relocation expenses in connection with Ms. Elsenhans’ relocation to Philadelphia, PA (including temporary living and relocation-related travel expenses).

[9]

The amount for 2010 for Mr. MacDonald includes $4,176 for perquisites related to Company-provided parking at corporate headquarters. The amount shown for 2009 includes $175,304 for perquisites, of which $173,564 related to moving and relocation expenses in connection with Mr. MacDonald’s relocation to Philadelphia, PA (including expenses, costs related to the sale and purchase of his houses), and $1,740 for Company-provided parking at corporate headquarters.

[10]	The amount for 2010 for Mr. Owens includes $4,465 for perquisites, including $4,141 related to Company-provided parking at corporate headquarters.

[11]	The amount is based on a recalculation of Mr. Owens’ pension benefit values at December 31, 2007.

[12]

The amount shown for 2010 for Mr. Kelley includes $3,109 for a perquisite, Company-provided parking at corporate headquarters. The amount also includes $1,215,000 of accrued severance and $72,694 for unused vacation in connection with his departure from the Company in January 2011.

[13]	The amount shown for 2010 for Ms. Fox includes $21,414 related to moving and relocation expenses in connection with Ms. Fox’s relocation to Philadelphia, PA.

Salary:    Salaries were generally approved by the Compensation Committee in March for the particular year, except in connection with a promotion or new hire. The amounts reflected in this column for Ms. Fox for 2010, for Mr. MacDonald for 2009, and Ms. Elsenhans for 2008, are the salaries earned for partial year service.

Bonus:    The NEOs do not generally receive payments that would be characterized as “Bonus” payments. Mr. MacDonald joined Sunoco in 2009, and Ms. Fox joined in 2010. As part of their negotiated compensation packages, in 2009 and/or 2010 Mr. MacDonald and Ms. Fox received sign-on payments. The annual incentive awards received by the NEOs for 2010 and 2008, as applicable, are included under “Non-Equity Incentive Plan Compensation”. The annual incentive for 2009 did not pay out as a result of the Company not meeting the operating income earnings gate.

Stock Awards:    The amounts reflected in this column are the grant date fair value amounts in accordance with FASB ASC Topic 718. (See footnote 3 to the Summary Compensation Table above). The number of restricted (retention-based) and/or performance-based CSUs awarded to the NEOs in 2010 is the target amount in the Grants of Plan-Based Awards in 2010 table below, under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

For the 2010 performance-based CSU awards, payout will depend upon performance over the 2010-2012 performance period based on total shareholder return and return on capital employed during the three-year performance period relative to Sunoco’s peer group. (See page 36 of the CD&A for the specific performance payout levels.) The maximum payout of the 2008, 2009 and 2010 awards is 150%. The actual payout of these awards may range from 0% to 150% based on actual results. Maximum payout can only occur if Sunoco ranks first among the peer group for the single performance goal for the 2008 and 2009 awards, and each of the performance measures for the 2010 awards. At the end of the performance period, to the extent the performance-based CSUs are paid out, each holder of the CSUs receives an amount equal to the cash dividends that would have been paid to such holder over the performance period had he or she been the holder of shares of Sunoco common stock equal to the number of performance-based CSUs that are paid out. Performance-based CSU awards vest upon completion of the three-year performance period. Upon retirement, death or permanent disability, performance-based CSUs continue to vest pursuant to the vesting schedule, but the actual payout, if any, continues to be dependent upon the performance levels achieved over the three-year performance period and will be prorated based on when retirement, death or permanent disability occurs during the performance period. Retention-based CSUs granted to Ms. Fox upon her joining Sunoco (see page 38 in the CD&A) are included in the Grants of Plan-Based Awards in 2010 Table on page 51, under “All Other Stock Awards; Number of Shares of Stock or Units.” Retention-based CSUs that were awarded in 2010 have a vesting schedule of at least three years. Upon death or permanent disability, retention-based CSUs would continue to vest and be paid out at the end of the applicable vesting period. Upon retirement, retention-based CSUs would be cancelled.

Option Awards:    The amounts reflected in this column are the grant date fair value amounts in accordance with FASB ASC Topic 718. (See footnote 4 to the Summary Compensation Table above). The number of stock options awarded to each NEO in 2010 is included in the Grants of Plan-Based Awards in 2010 Table below, under “All Other Option Awards: Number of Securities Underlying Options.” All options awarded in 2010, 2009 and 2008, were awarded with an exercise price, which is equal to the closing price of a share of Sunoco common stock on the date the stock option was granted, and a with term of ten years from the date of grant. Options granted prior to December 2008 became exercisable two years from the grant date, and upon retirement, death or permanent disability, options become fully vested and may be exercised for up to 60 months, but not prior to two years after the grant date or after the end of the original ten-year option term. For the options granted in December 2008 and after, the options will become exercisable in one-third installments beginning on the first anniversary of the date of grant, and upon retirement, death or permanent disability, unvested options terminate and vested options may be exercised during the remaining original term of the options.

Non-Equity Incentive Plan Compensation:    The amounts in this column are the payments earned by the NEOs for 2010 and 2008 under the Senior Executive Incentive Plan and the Executive Incentive Plan, respectively, Sunoco’s current and former annual incentive plans. These paid out early in the subsequent year. For the 2010 results for the 2010 annual incentive, see the CD&A, pages 33 to 35, of this proxy statement. The Senior Executive Incentive Plan provides that, for the 2010 Performance Year, if an NEO’s award exceeds 150% of the NEO’s incentive guideline, 50% of the excess amount will be automatically deferred into the Executive Involuntary Deferred Compensation Plan. The 2010 annual incentive award amounts for Ms. Elsenhans, Mr. MacDonald, Mr. Owens and Ms Fox include the portions of their awards that were deferred.

(See the CD&A, pages 32 to 35 for a description of the 2010 performance goals and the percentile rank and payout factors. The target and maximum payouts under the 2010 annual incentive are set forth in the Grants of Plan-Based Awards in 2010 table below.)

The following table shows the grants of awards made in 2010:

Grants of Plan-Based Awards in 2010

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)[5]	Grant Date Fair Value of Stock and Option Awards ($)[6]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

L. L. Elsenhans	3/3/10				0	66,700	100,050				2,011,785
	3/3/10							88,940			2,508,108
	3/3/10								236,400	28.20	2,121,296
	1/1/10		1,550,000	4,650,000
B. P. MacDonald	3/3/10				0	17,020	25,230				513,353
	3/3/10							22,700			640,140
	3/3/10								60,300	28.20	541,092
	1/1/10		520,000	1,560,000

R. W. Owens	3/3/10				0	7,980	11,970				240,690
	3/3/10							10,640			300,048
	3/3/10								28,300	28.20	253,946
	1/1/10		357,315	1,071,945

V. J. Kelley[7]	3/3/10				0	3,450	5,175				104,058
	3/3/10							4,600			129,720
	3/3/10								12,200	28.20	109,476
	1/1/10		270,000	810,000
S. L. Fox	3/3/10				0	8,510	12,765				256,676
	3/3/10							11,350			320,070
	3/3/10								30,200	28.20	270,996
	3/3/10							7,090			199,938
	3/1/10		350,000	1,050,000

NOTES TO TABLE:

[1]

The annual incentive is awarded under the Sunoco, Inc. Senior Executive Incentive Plan. The maximum payout for the 2010 annual incentive based on company performance and an individual performance modifier was 300%. The grant date provided is the date that the plan year began for the 2010 annual incentive. The grant date for Ms. Fox was the first day of her employment, and the target amount is based on her annual salary prior to proration due to employment by Sunoco for a partial year.

[2]	The performance-based CSUs were awarded under LTPEP II.

[3]

The annual restricted (retention-based) CSUs to the NEOs and the special retention-based CSUs granted to Ms. Fox were awarded under LTPEP II. These vest on the third anniversary of the date of grant, subject to continued employment with the Company.

[4]	The stock options were awarded under LTPEP II.

[5]	The exercise price is equal to the closing price of a share of Sunoco common stock on the date of grant.

[6]	The grant date fair value was calculated in accordance with FASB ASC Topic 718.

[7]	Due to Mr. Kelley’s departure from the Company in January 2011, his CSUs and stock options granted in 2010 were forfeited in 2011.

Change in Pension Value and Nonqualified Deferred Compensation Earnings:    The amounts in this column for 2010, 2009 and 2008 reflect only the changes in each NEO’s pension value for each respective year. There is no above-market compensation on the NEOs’ deferred compensation balances.

All Other Compensation:    The amounts in this column in the Summary Compensation Table reflect the following items of compensation in 2010, and where applicable, 2009 and 2008:

Name	Year	Company Match Under Defined Contribution Plans	Cost of Basic Life Insurance	Perquisites[1]	Business- Related Tax Gross-Ups		Other		Total

L. L. Elsenhans	2010	85,767	2,544	101,358	2,558		-0-		192,227
	2009	25,609	3,393	186,856	37,087	[2]	-0-		252,945
	2008	-0-	2,736	137,454	33,100	[2]	-0-		173,290

B. P. MacDonald	2010	20,313	1,334	4,176	-0-		-0-		25,823
	2009	-0-	741	175,304	120,657	[2]	-0-		296,702

R. W. Owens	2010	50,833	1,047	4,465	1,204		-0-		57,549
	2009	25,523	1,397	4,332	1,561		-0-		32,813
	2008	24,900	1,363	3,924	1,472		-0-		31,659

V. J. Kelley	2010	53,775	1,108	3,109	-0-		1,287,694		1,345,686
	2009	27,000	1,477	4,176	355		-0	-	33,008
	2008	23,892	1,324	3,840	2,469		-0-		30,525
S. L. Fox	2010	-0-	855	21,414	15,733	[2]	-0-		38,002

NOTES TO TABLES:

[1]	See footnotes 8, 9, 10, 12 and 13 of the Summary Compensation Table on page 49.

[2]

The amounts for 2010, 2009 and 2008 include tax gross-ups related to certain taxable moving and relocation expenses under the Company’s Moving and Relocation Policy, which eligible employees are entitled to receive under the Company’s Moving and Relocation Policy, a broad-based Company policy.

The amounts in the “Company Match Under Defined Contribution Plans” column in the tables above reflect the amounts of the Company’s annual matching and profit sharing contributions into the qualified and nonqualified defined contribution plans. The NEOs participate in two defined contribution plans: (i) SunCAP, Sunoco’s 401(k) plan, and (ii) the Sunoco, Inc. Savings Restoration Plan, which permits a SunCAP participant to continue receiving the Company-match and profit-sharing contributions after reaching certain limitations under the IRC. (With regard to 2010, see also the information in the Nonqualified Deferred Compensation in 2010 table on page 61.)

The Company provides basic life insurance coverage to employees, including the NEOs. The coverage/premium amount is one times base salary up to a maximum of $1 million.

There are a limited number of perquisites. Ms. Elsenhans has limited personal use of the corporate aircraft for safety, security and productivity reasons, and the ability to have a spouse and/or family member accompany her on business or personal trips. If the CEO uses the corporate aircraft for personal use, she would also receive imputed income for the personal flight and would not receive a tax gross up on this amount. The amount for the CEO’s personal use of the corporate aircraft in 2010 includes $54,975 associated with personal flight hours and $46,383 for maintenance cost, which reflects a increase in 2010 in the unit cost of maintenance due to a reduction in the business use of the corporate aircraft, resulting in a decrease in the total flight hours. (See the methodology below.) The other NEOs are permitted to have a spouse and/or family member accompany the NEO on business trips. Although the Company does not incur any incremental costs for spousal/family travel when accompanying the NEO on business (except for catering expenses, if any), the NEO does receive imputed income for the value of the spousal/family flight. Ms. Fox had moving and relocation expenses in connection with her relocation to Philadelphia when she joined Sunoco. The moving and relocation expenses could include temporary living expenses, storage cost, travel expenses associated with the relocation, closing costs and related fees. The perquisites of the NEOs (excluding Ms. Elsenhans) are parking at corporate headquarters. The financial counseling allowance was discontinued beginning on January 1, 2007; however, any NEO who has a balance remaining that was accrued prior to 2005 is allowed to draw down the balance until depleted or if the NEO leaves Sunoco, is paid out to the NEO. Mr. Kelley received the remaining balance of his financial counseling allowance when he left Sunoco in January 2011. The dollar amount of the perquisites received by the NEOs in 2010 is included in the Summary Compensation Table on page 48, under “All Other Compensation” and in the table on page 52. Additional information regarding the remaining financial counseling balances as of December 31, 2010 is included in the Nonqualified Deferred Compensation in 2010 table on page 61. (See also the “Perquisites” discussion beginning on page 40 in the CD&A.)

Sunoco’s methodologies for calculating the costs associated with perquisites are as follows. The costs associated with the personal use of the corporate aircraft are equal to the incremental cost to the Company based on cost of fuel and amount of fuel used per hour of flight, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking fees, and maintenance-related costs for the aircraft used for personal flights (including the costs of deadhead flights, if any). Since the corporate aircraft are primarily used for business-related travel, fixed costs that do not change based on usage (e.g., pilots’ and other employees’ salaries, purchase costs of Company-owned aircraft, the cost of and maintenance not related to personal travel) are not included. For moving and relocation and parking, the actual cost has been used. The values of the financial counseling benefit are the amounts actually used or reimbursed during the year.

The Company provides NEOs with tax gross-ups for taxable moving and relocation expenses (which are available to all eligible employees under the Company’s Moving and Relocation Policy, a broad-based Company policy), business club memberships and for spousal/family flights on the corporate aircraft when a spouse/family member accompanies an executive on business. No tax gross-up is provided to an NEO in connection with parking or use of the remaining financial counseling balance. In the case of the CEO, tax gross-ups for personal use of the corporate aircraft were eliminated beginning in 2006.

Outstanding Equity Awards at Fiscal Year-End 2010

	Option Awards							Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

L. L. Elsenhans								112,663	[2]	4,541,446	[3]
	186,266	[1]	93,134	[1]		35.29	12/3/18					88,840	[4]	3,581,140	[3]
			236,400	[5]		28.20	3/3/20	88,940	[6]	3,585,171	[3]	66,700	[7]	2,688,677	[3]
B. P. MacDonald	36,033	[8]	72,067	[8]		26.90	8/31/19	81,784	[9]	3,296,713	[3]	31,600	[10]	1,273,796	[3]
			60,300	[5]		28.20	3/3/20	22,700	[6]	915,037	[3]	17,020	[7]	686,076	[3]
R. W. Owens	23,500	[11]				77.54	11/30/15
	26,550	[11]				68.43	12/6/16
	26,500	[11]				63.98	12/5/17
	22,266	[1]	11,134	[1]		35.29	12/3/18					10,630	[4]	428,495	[3]
								13,245	[12]	533,906	[3]
			28,300	[5]		28.20	3/3/20	10,640	[6]	428,898	[3]	7,980	[7]	321,674	[3]
V. J. Kelley	8,000	[13]				77.54	4/21/11
	3,180	[13]				92.66	4/21/11
	14,800	[1][3]				68.43	4/21/11
								4,000	[1][4]	161,240	[3]
	22,500	[1][3]				63.98	4/21/11
	29,733	[1]	14,867	[1]		35.29 35.29	4/21/11 1/21/11					14,170	[4]	571,193	[3]
			12,200	[5]		28.20	1/21/11	4,600	[6]	185,426	[3]	3,450	[7]	139,070	[3]
S. L. Fox			30,200	[5]		28.20	3/3/20	11,350	[6]	457,519	[3]	8,510	[7]	343,038	[3]
								7,090	[1][5]	285,798	[3]

NOTES TO TABLE:

[1]

These options were granted on December 3, 2008 as part of the annual equity grant and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The first installment became exercisable on December 3, 2009. Due to Mr. Kelley’s departure from the Company in January 2011, his unvested options terminated immediately upon his departure and he has 90 days from his departure date to exercise his vested stock options.

[2]

These retention-based CSUs were granted to Ms. Elsenhans on August 29, 2008 in connection with her joining the Company. The CSUs will pay out in three equal annual installments beginning on the third anniversary of the date of grant. The actual payout will depend upon Ms. Elsenhans’ continued employment at the time each installment vests. She will also receive an amount equal to the cash dividends that would have paid out had she been the holder of shares of Sunoco common stock equal to the number of CSUs that are paid out, if any.

[3]

The market value or payout value of the unearned CSUs is based on the closing price of Sunoco common stock on December 31, 2010 (the last trading day of the year) of $40.31, and it assumes a payout at target of 100% for the awards made in 2008, 2009 and 2010. The target payout is assumed for the performance-based CSUs because of the uncertainty of the performance that will be achieved is not known. These amounts do not include any amounts for related dividend equivalents that could be included in the payout.

[4]

These performance-based CSUs were granted on December 3, 2008. The performance period ends on December 31, 2011. The actual payout of the awards will depend on achievement by the Company of certain performance levels based on the Total Shareholder Return (TSR) during the three-year performance period relative to Sunoco’s peer group, and will be paid out in stock. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid to the holder of shares of Sunoco common stock during the performance period based on the number of CSUs earned, if any.

NOTES TO TABLE: (CONTINUED)

[5]

These options were granted on March 3, 2010 and become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. The first installment became exercisable on March 3, 2011. Due to Mr. Kelley’s departure from the Company in January 2011, his unvested options terminated immediately upon his departure.

[6]

These restricted (retention-based) CSUs were granted to the NEOs on March 3, 2010 as part of the annual equity grant and pay on the third anniversary of the date of grant, subject to the executive’s continued employment with the Company at the time that the CSUs vest. Due to Mr. Kelley’s departure from the Company in January 2011, these CSUs were forfeited upon his departure.

[7]

These performance-based CSUs were granted to the NEOs on March 3, 2010. The performance period ends on December 31, 2012. The actual payout of the awards will depend on achievement by the Company of certain performance levels based on the Total Shareholder Return (TSR) and Return on Capital Employed (ROCE) during the three-year performance period relative to Sunoco’s peer group, and will be paid out in stock. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid to the holder of shares of Sunoco common stock during the performance period based on the number of CSUs earned, if any. Due to Mr. Kelley’s departure from the Company in January 2011, these CSUs were forfeited upon his departure.

[8]

These options were granted as a part of the negotiated compensation package received in connection with joining Sunoco. The grant date for Mr. MacDonald’s options was August 31, 2009. The options become exercisable in three equal annual installments beginning on the first anniversary of the date of grant.

[9]

These retention-based CSUs were granted Mr. MacDonald on August 31, 2009. The CSUs will pay out on the third anniversary of the date of grant. The actual payout will depend upon Mr. MacDonald’s continued employment at the time the CSUs vest. He will also receive an amount equal to the cash dividends that would have been paid to the holder of shares of Sunoco common stock during the performance period based on the number of CSUs earned, if any.

[10]

Mr. MacDonald’s performance-based CSUs were granted on August 31, 2009. The performance period for these performance-based CSUs ends on December 31, 2011. The actual payout of the awards will depend on achievement by the Company of certain performance levels based on the Total Shareholder Return (TSR) during the three-year performance period beginning on January 1, 2009 relative to Sunoco’s peer group, and will be paid out in stock. At the end of the performance period, to the extent that the performance-based CSUs are paid out, each holder of performance-based CSUs also receives an amount equal to the cash dividends that would have been paid to the holder of shares of Sunoco common stock during the performance period based on the number of CSUs earned, if any.

[11]

These options include options that were awarded to Mr. Owens on November 30, 2005, with an equal number of limited rights, became exercisable in November 2007; on December 6, 2006, with an equal number of limited rights, and became exercisable in December 2008; and on December 5, 2007 and became exercisable in December 2009.

[12]

The 13,245 retention-based CSU award was granted to Mr. Owens on July 14, 2009. The CSUs will pay out on the third anniversary of the date of grant. The actual payout will depend upon Mr. Owens’ continued employment at the time the award vests. He will receive an amount equal to the cash dividends that would have paid out had he been the holder of shares of Sunoco common stock during the performance period based on the number of CSUs that he earned.

[13]

These options include options that were awarded to Mr. Kelley on November 30, 2005 and became exercisable in November 2007; awarded on February 2, 2006 and became exercisable in February 2008; awarded on December 6, 2006 and became exercisable in December 2008; and awarded on December 5, 2007 and became exercisable in December 2009. Due to Mr. Kelley’s departure from the Company in January 2011, he has 90 days from his departure date to exercise his vested stock options.

[14]

These retention-based CSUs were granted to Mr. Kelley on September 6, 2007. The CSUs were to pay in three equal installments beginning on the third anniversary of the date of grant. The actual payout depended upon Mr. Kelley’s continued employment at the time each installment vested. The first installment paid out in September 2010. He received an amount equal to the cash dividends that would have been to a holder of shares of Sunoco common stock during the performance period based on the number of CSUs that he earned. In light of Mr. Kelley’s departure from the Company in January 2011, the unvested portion of this CSU award was forfeited.

[15]

These retention-based CSUs were granted to Ms. Fox on March 3, 2010, and will pay out on the third anniversary of the date of grant. The actual payout will depend upon Ms. Fox’s continued employment at the time the CSUs vest. She will also receive an amount equal to the cash dividends that would have been paid to the holder of shares of Sunoco common stock during the performance period based on the number of CSUs earned, if any.

Option Exercises and Stock Vested in 2010

Name	Option Awards		Stock Awards[2]
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

L. L. Elsenhans	0	0	0	0
B. P. MacDonald	0	0	0	0
R. W. Owens	0	0	0	0
V. J. Kelley	0	0	1,358[3]	48,420[3]
S. L. Fox	0	0	0	0

NOTES TO TABLE:

[1]

The value realized is equal to the difference between the option exercise prices and the fair market value of Sunoco common stock on the date of exercise, multiplied by the number of options exercised.

[2]

Since Ms. Elsenhans, Mr. MacDonald and Ms. Fox were not with the Company in 2007, they did not receive a payout of the 2007 CSUs. Mr. Kelley and Mr. Owens were with Sunoco in December 2007, and since both were employed by the Company on December 31, 2010, they received a payout in early 2011. The performance period for the CSUs awarded in December 2007 was January 1, 2008 through December 31, 2010. While the performance-based CSUs awarded in December 2007 derived their value from Sunoco common stock and were valued under SFAS 123R, they were payable in cash. The performance measures for these awards were two equally weighted performance goals relative to Sunoco’s peer group: TSR during the three-year performance period and EPS growth, which is measured as the average EPS during the three-year performance period versus the average for the prior three-year period. Total shareholder return for the performance period was -38.6%, and the EPS growth was -59.6%. As a result, relative to the peer companies, the 2007 CSUs paid out at 85.2%. The value of the performance-based CSUs upon vesting was determined by: multiplying the number of performance-based CSUs awarded by the performance factor at the end of the performance period of 85.2% and then by the average closing price of Sunoco’s common stock for the last ten days of the performance period, which was $39.83. The related dividend equivalents that were earned were also paid on the number of performance-based CSUs earned. The price of the Company’s common stock at the grant date of the award was $63.98. Mr. Kelley received 6,390 performance-based CSUs at the end of the performance period, based on the performance factor, and the value he realized from these performance-based CSUs, including dividend equivalents, was $273,524. Mr. Owens received 7,481 performance-based CSUs at the end of the performance period, based on the performance factor, and the value he realized from these performance-based CSUs, including dividend equivalents, was $320,205.

[3]

Mr. Kelley received an award of retention-based CSUs that were granted on September 6, 2007. The CSUs were to pay out in three equal installments beginning on the third anniversary of the date of grant. The actual payout depended upon Mr. Kelley’s continued employment at the time each installment vests. The first installment paid out in stock in September 2010. He also received a cash payment in the amount of $4,212, equal to the cash dividends on the CSUs that were earned and that paid out. Due to Mr. Kelley’s departure from the Company in January 2011, the remaining unvested portion of this award was forfeited.

Pension Benefits

The following table shows the actuarial present values of the NEOs’ accumulated pension benefit under each of the retirement plans, through December 31, 2010, together with their credited years of service. The benefits were determined using assumptions consistent with those used by the Company in its financial statements. (See footnote 1 below).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)

	SCIRP	1.89	40,021	0
L. L. Elsenhans	Pension Restoration	1.89	326,670	0
	SERP	1.89	266,017	0
	Total		632,708
	SCIRP	0.91	30,016	0
B. P. MacDonald	Pension Restoration	0.91	24,102	0
	SERP	0.91	20,508	0
	Total		74,626
	SCIRP	13.45	398,522	0
R.. W. Owens[2]	Pension Restoration	13.45	1,026,425	0
	SERP	21.45	3,933,046	0
	Total		5,357,993
	SCIRP	9.82	260,517	0
V. J. Kelley[3]	Pension Restoration	9.82	511,620	0
	SERP	9.82	1,434,310	0
	Total		2,206,447
	SCIRP	0.35	14,846	0
S. L. Fox	Pension Restoration	0.35	—	0
	SERP	0.35	24,503	0
	Total		39,329

NOTES TO TABLE:

[1]

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2010 at a discount rate of 4.95%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest rate and mortality table assumptions applicable under current IRS regulations for qualified pension plans. As defined under Pension Protection Act of 2006, or PPA, the interest rates used to calculate the lump-sum equivalent of annuity payments are based on three segment rates. This basis is phased in from the 2007 rules at a rate of 20% per year beginning in 2008. The mortality table used for lump-sum calculations has been updated as defined by PPA. In addition, the value of the lump sum payment includes the estimated value of the 50% postretirement death benefit payable to the spouse of a retired participant under the SERP and Final Average Pay formula benefits described below, if married. It is assumed that 90% of all male members are married and 60% of females are married, with wives assumed to be 3 years younger than husbands. The assumed retirement age for each executive is the earliest age at which the executive could receive retirement benefits without any benefit reduction due to age. For Ms. Elsenhans, Mr. MacDonald, Mr. Owens and Ms. Fox, the assumed retirement age is 62. For Mr. Kelley, the assumed retirement age is 60. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, final service, future compensation levels, interest rate movements and regulatory changes.

The retirement plans require a certain number of years of credited service to be vested in the accrued benefit—three years for the SCIRP and Pension Restoration, and age 55 with five years of service for SERP. The amounts in this column for those NEOS who have less than the required years of service and/or age reflect the benefit accumulated assuming the benefit is vested as of the date indicated.

[2]

Under a prior agreement when he joined the Company, Mr. Owens was credited with an additional eight years of service under the SERP for service with prior employers upon joining Sunoco in 1997. His actual credited years of service with Sunoco under SCIRP and the Pension Restoration Plan is 13.45 years, in accordance with the terms of the respective plans. The present value associated with granting 8.0 additional years of credited service in the SERP is $1,183,918 (estimated) at year-end 2010.

[3]

Mr. Kelley departed from Sunoco in January 2011 and was entitled to receive pension benefits that had accrued during his employment with Sunoco. He received a portion of his nonqualified pension benefits from the Pension Restoration Plan and the SERP in a lump sum in the amount of $243,541 in February 2011. The remaining present value of accumulated benefit will be payable six months after his employment ended in accordance with IRC Section 409A.

The NEOs historically have been eligible to participate in certain Company-provided retirement plans, including the Sunoco, Inc. Retirement Plan, a qualified plan, and the Sunoco, Inc. Pension Restoration Plan and the Sunoco, Inc. Executive Retirement Plan, two nonqualified plans. Benefits under each of these plans are calculated based on cash compensation including both base salary and annual incentives. (See the amounts in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 48 for the NEOs’ 2010 salary and annual incentives.) Consistent with actions taken by employers in other industries, and based on the belief that such action is in the best interest of the Company, effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many hourly employees. This includes any pension benefits that the NEOs may have accrued and are vested under the Sunoco, Inc. Retirement Plan and the Executive Retirement Plan, or SERP. The pension freeze will reduce future costs, provide the Company with more predictable retirement plan expenses, and cap associated future liabilities.

The Sunoco, Inc. Retirement Plan

The Sunoco, Inc. Retirement Plan, or SCIRP, is a qualified defined benefit retirement plan that covers most salaried and many hourly employees, including the NEOs. SCIRP provides for normal retirement at age 65. The plan includes two benefit formulas—Final Average Pay formula (for employee hired before January 1, 1987) and the Career Pay (cash balance) formula (for employees hired on or after January 1, 1987). The NEOs were all hired after January 1, 1987, and their benefits would be calculated under the Career Pay (cash balance) formula, as follows:

■	The benefit is expressed in the plan as an account balance, which is comprised of pay credits and indexing adjustments.
■	Pay credits equal 7% of annual earnings up to the Social Security (FICA) Wage Base, ($106,800 in 2010) plus 12% of annual earnings that exceeds the Wage Base.
■

The indexing adjustment equals the account balance at the end of each month multiplied by the monthly change in the All-Urban Consumer Price Index, plus 0.17%. However, if in any month the formula indexing adjustment would be negative, the actual adjustment would be zero for such month.

Under the Career Pay formula, an employee may retire at the Normal Retirement Age of 65, or may retire as early as age 55 with at least 10 years of service. Effective January 1, 2008, all employees are 100% vested in their benefits after completing three years of eligible service.

The normal form of benefit under SCIRP is an annuity for the life of the employee, with 50% of that annuity paid for the life of the employee’s surviving spouse, if married (50% Joint and Survivor Benefit). This 50% Joint and Survivor benefit is reduced actuarially for participants who receive benefits under the Career Pay formula. Other forms of payment, such as a lump sum and other annuity options, are also offered. Under the Career Pay formula, the lump sum is equal to the value of the employee’s account.

SCIRP is subject to qualified plan IRC limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits. For 2010, the limit on the compensation that may be used was $245,000 and remains unchanged for 2011. The limit on annual benefits payable for an employee retiring at age 65 in 2010 was $195,000, and remains unchanged for 2011. Benefits in excess of those permitted under the statutory limits are paid from the Pension Restoration Plan, described below.

The amounts presented in the table above are the present values of the NEO’s account values based on accrued benefits as of December 31, 2010. The values include pay credits through June 30, 2010 (due to the pension freeze) and indexing adjustments (see page 58) through December 31, 2010.

Pension Restoration Plan

The Pension Restoration Plan is a nonqualified defined benefit plan that provides retirement benefits that would be provided under SCIRP, but are prohibited from being paid from SCIRP due to IRC limits. (See the discussion regarding SCIRP above for the limits.) The benefit paid by the Pension Restoration Plan is the excess of the total benefit accrued under SCIRP that is greater than the benefit amount that SCIRP is permitted to provide under the IRC. Benefits under the Pension Restoration Plan are paid in a lump sum. Payment of benefits is made upon termination of employment, except that payment of amounts subject to IRC Section 409A is delayed until six months after separation from service for any specified employee as defined under IRC Section 409A.

Sunoco, Inc. Executive Retirement Plan

The Sunoco, Inc. Executive Retirement Plan, or SERP, is a nonqualified defined benefit plan that may cover certain executive employees, including the NEOs. The SERP may provide pension benefits over and above an NEO’s benefits under SCIRP and the Pension Restoration Plan. All SERP benefits are offset by SCIRP and Pension Restoration Plan benefits. An NEO must be at least 55 years old with five years of Executive Service (defined below) to be eligible for a retirement benefit under SERP. SERP also provides certain benefits in the event of involuntary termination under age 55.

SERP includes three benefit calculation formulas:

(1)	SCIRP Final Average Pay formula.

■	Benefit is expressed in the plan as an annual annuity payable on an annual basis.
■

Benefit equals 1 2/3% of Final Average Pay (the average earnings during the 36 consecutive months of highest earnings in the last ten years prior to retirement) multiplied by the credited service up to 30 years, plus 3/4% of final average pay multiplied by the credited service over 30 years.

■	The amount is then reduced by 1 2/3% of the estimated Social Security Primary Insurance amount multiplied by the credited years of service up to a maximum of 30 years.
■	Maximum Normal Retirement benefits under this formula are 50% of Final Average Pay.
■

The Final Average Pay benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 (and at least 10 years of service) being 75% of the unreduced Final Average Pay benefit.

■	The Social Security offset is also reduced if benefits are payable earlier than age 65.

(2)	Minimum Benefit formula.

■	The benefit equals 3 1/3% of final average pay multiplied by credited service up to 12 years, with the maximum benefit under this formula equal to 40% of final average pay.
■	The Minimum Benefit is reduced by 5/12% for each month that retirement precedes age 60 (down to age 55), with the early retirement benefit at age 55 being 75% of the unreduced Minimum Benefit.
■	The Minimum Benefit is offset by the value of benefits paid by a prior employer’s qualified and non-qualified retirement plans.

(3)	Executive Service formula.

■	The benefit equals 2 1/4% of final average pay multiplied by Executive Service, with the maximum benefit under this formula equal to 50% of final average pay.
■

The Executive Service benefit is reduced by 5/12% for each month that retirement precedes age 62 (down to age 55), with the early retirement benefit at age 55 being 65% of the unreduced Executive Service Benefit. There is no reduction when payments start at age 62 or later.

■

Executive Service means service with Sunoco while the participant was an Executive Resources employee (e.g., one of the approximately 35 top executives), except that in the case of a Principal Officer who becomes a participant after December 31, 2002, Executive Service includes only service while a Principal Officer (as defined below).

For executives who were participants on January 1, 2003 (Mr. Owens and Mr. Kelley), the SERP benefit equals the highest benefit resulting from the three calculations, but is offset by SCIRP and Pension Restoration Plan benefits.

For Principal Officer Participants who became participants after January 1, 2003 (Ms. Elsenhans, Mr. MacDonald, and Ms, Fox), benefits are calculated under the Executive Service Formula only. These benefits are offset by SCIRP and the Pension Restoration Plan. (SERP was amended in 2003 to limit participation to Principal Officers—President, Chief Operating Officer and Chief Executive Officer of Sunoco, Inc.; executives reporting directly to those positions of Sunoco, Inc.; and any other executive designated by the delegated Board committee as being a Principal Officer.)

SERP benefits are paid as a lump sum. The actual amount distributed under SERP is dependent upon the interest rates and the mortality tables in effect at the time of retirement. SERP benefits are calculated using the same actuarial factors applicable under SCIRP. Payment of benefits is made upon termination of employment, except that payment of amounts subject to IRC 409A is delayed until six months after separation from service for any specified employee as defined under IRC Section 409A.

For purposes of calculating his benefits under the SERP, Mr. Owens has been credited with eight additional years of service due to prior service with certain former employers. As provided under the Plan, any SERP benefit calculated under the SERP Minimum Benefit formula will be offset by accrued benefits from the pension plans or prior employers.

The two nonqualified benefit plans are unfunded. The benefits from the nonqualified benefit plans are paid from general corporate assets which are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Nonqualified Deferred Compensation in 2010

Name	Source	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

L. L. Elsenhans	Savings Restoration Plan	49,750		65,767	[1]	15,764	[2]	-0-	183,563	[3]
	Executive Involuntary Deferred Compensation Plan	563,813	[4]	-0-		-0-		-0-	563,813

B. P. MacDonald	Savings Restoration Plan	13,542		20,313	[1]	2,264	[2]	-0-	36,118	[3]
	Executive Involuntary Deferred Compensation Plan	390,000	[4]	-0-		-0-		-0-	390,000

R. W. Owens	Savings Restoration Plan	13,273		31,137		137,980	[2]	-0-	477,104	[3]
	Executive Involuntary Deferred Compensation Plan	174,514		-0-		-0-		-0-	174,514

V. J. Kelley	Savings Restoration Plan	14,750		33,650	[1]	39,830	[2]	-0-	201,984	[3]
	Executive Involuntary Deferred Compensation Plan	-0-[4]		-0-		-0-		-0-	-0-
	Financial Counseling	-0-		-0-		-0-		-0-	3,835	[5]

S. L. Fox	Savings Restoration Plan	-0-		-0-		-0-		-0-	-0-
	Executive Involuntary Deferred Compensation Plan	217,525	[4]	-0-		-0-		-0-	217,525

NOTES TO TABLE:

[1]

These amounts reflect the Company match and the discretionary profit sharing contribution made by the Company under the Savings Restoration Plan (described below), which are also included in the Summary Compensation Table in the “All Other Compensation” column.

[2]

These amounts reflect the net gains (losses) attributable to the investment funds in which the NEOs are deemed to have chosen to invest their contributions and the Company’s matching and profit-sharing contributions under the Savings Restoration Plan, which are based upon how their contributions under SunCAP, Sunoco’s 401(k) plan, are invested.

[3]

The aggregate balances include the following aggregate amounts of Company matches and profit sharing contributions under the Savings Restoration Plan that were previously reported in Summary Compensation Tables as compensation in prior proxy statements when the individual NEO was included as an NEO, and does not include the amounts in the “Registrant Contributions” column above: Ms. Elsenhans – $25,609, Mr. Owens – $111,233 and Mr. Kelley – $12,392. In addition, since the executives’ contributions come out of their salary, to the extent the NEO was included the Summary Compensation Table and his or her salary listed, the executive contribution for that year would have been included in the reported salary for the respective year. Due to Mr. Kelley’s departure from the Company, he received $43,238, which was the portion of his Savings Restoration Plan that was not subject to the six-month delay under IRC section 409A.

[4]	These amounts reflect the portion of the 2010 annual incentive award that was deferred into the Executive Involuntary Deferred Compensation Plan.

[5]

This amount reflects the balance that remained of the allowance for financial counseling services at year-end 2010. Although the financial counseling allowances were discontinued effective January 1, 2007, the NEOs may use any remaining amounts that they have not used, that were accrued before 2005, until the balance has been depleted. Any remaining balance when an NEO leaves the Company is paid out to the NEO. When Mr. Kelley departed from the Company in January 2011 he was paid this amount.

The Nonqualified Deferred Compensation in 2010 Table above includes deferred compensation provided to or earned by the NEOs in 2010 under the Sunoco, Inc. Savings Restoration Plan, the Executive Involuntary Deferred Compensation Plan and the remaining allotment for use toward financial planning. The NEOs may participate in the Sunoco, Inc. Savings Restoration Plan, which is a nonqualified plan that is made available to employees who participate in SunCAP (the Company’s 401(k) Plan) and who may be subject to a compensation limitation and/or a contributions limitation under SunCAP pursuant to the IRC. Under this plan, the participant may contribute to an account an amount in excess of the applicable limits. The executive’s contributions, the matching contributions and any profit sharing contributions by Sunoco are credited to the extent that they would be credited under SunCAP (i.e., allocated among the investment funds selected by the executive in SunCAP) (up to a maximum of 5% of base salary in the case of matching contributions and beginning July 1, 2010 up to 3% or 7% of base salary in the case of applicable profit sharing contributions). The investment funds are the same as those available to all employees participating in SunCAP. The participant will receive earnings, depending on the fund the contributions are allocated to, which are calculated in the same manner and at the same rate as earnings to employees participating in similar funds in SunCAP.

The Executive Involuntary Deferred Compensation Plan is applicable to the NEOs for the 2010 annual incentive. Portions of the 2010 annual incentive awards that were deferred under the Senior Executive Incentive Plan are administered under the Executive Involuntary Deferred Compensation Plan. (See “Non-Equity Incentive Plan Compensation” on page 50 of this proxy statement for more information regarding the deferral.) The amounts deferred are credited in the form of share units, and will be distributed in three annual installments beginning one year after the first amount was credited along with dividend equivalents. The amount will be paid out in cash.

Sunoco had provided the NEOs with an annual allotment for use toward financial planning. Prior to 2006, to the extent that the NEO did not use the allotment, a balance accumulated in a book account. The Company discontinued the allotment beginning in 2007; however, the NEOs are allowed to use the remaining balances accrued prior to 2005, if any. No interest is added to these amounts. If an NEO leaves the Company, any remaining balance is paid to him or her.

Other Potential Post-Employment Payments

General. Sunoco does not have special severance agreements under which payments are made to any NEO. Potential payments, however, may be available to a NEO under the terms of Sunoco’s compensation and benefit plans at, following or in connection with, a termination of employment. The terms applicable to those potential payments in various termination scenarios are discussed below.

Any payments that would be provided to a NEO under plans generally available to management employees similarly situated to the NEOs in age, years of service, date of hire, etc. (such as death and disability benefits, accrued vacation, retiree medical and life insurance benefits) are not quantified in the following tabular information. The discussion below assumes each NEO is eligible for benefits unless otherwise noted.

The following narrative and tabular information describes and quantifies certain payments and benefits that would become payable under existing plans and agreements if the NEO’s employment had terminated on December 31, 2010. The information is provided relative to the NEO’s compensation and service levels as of the date specified. If applicable, they are based on the Company’s closing stock price on the specified date.

Mr. Kelley departed from Sunoco in January 2011. Amounts paid to Mr. Kelley with respect to his termination of employment can be found in the Summary Compensation Table on page 48 and associated footnote 12, footnote 3 to the Pension Benefits table on page 58, and footnotes 3 and 5 to the Nonqualified Deferred Compensation table on page 61.

Terms of Potential Payments—Termination

The terms of potential payments to NEOs in each of the following termination scenarios under existing compensation and benefit programs follows:

•	Voluntary Termination (resignations)

•	Involuntary Termination Without Cause

•	Involuntary Termination For Cause

•	Retirement

♦     Equity Awards.    Under the LTPEP II, in the event of retirement, for awards prior to December 2008, all outstanding stock options would be exercisable for sixty months (but not beyond the end of the original ten-year option term). All outstanding performance-based CSUs would be paid out at the end of the respective performance periods based upon the achievement of the applicable performance goals. For awards made in December 2008 and thereafter, outstanding unvested stock options would terminate, all vested stock options would continue to be exercisable during the remaining term of the stock options, and outstanding performance-based CSUs would continue to the end of the performance period, and payment, if any, would be prorated based on when during the performance period the NEO retired. Retention-based CSUs would be canceled as of the termination date.

If a NEO resigns or is terminated without cause and he or she is retirement-eligible, the outstanding equity awards would be handled as described above in the retirement scenario. Of the NEOs, only Mr. Owens is retirement-eligible; Ms. Elsenhans, Mr. MacDonald, and Ms. Fox are not retirement eligible, nor was Mr. Kelley at the time that he left Sunoco. If the NEO is not retirement-eligible at the time that he or she voluntarily leaves, all unvested stock options would terminate immediately, and all vested stock options would terminate ninety days following the termination date. All outstanding CSUs would be forfeited on the termination date.

In the event of a termination for cause, all unvested and vested stock options would immediately terminate, and all outstanding CSUs would be forfeited on the termination date regardless of whether or not the NEO is retirement-eligible.

♦    Annual Incentive.    Under the Senior Executive Incentive Plan, if a non-retirement eligible NEO resigns from Sunoco prior to December 31 of any plan year, he/she would not receive any annual incentive award for that plan year. However, he or she would receive the entire annual incentive amount that would be payable for that plan year if the resignation was on December 31 of the plan year or thereafter. A NEO who leaves the Company due to retirement, death, permanent disability, approved leave of absence or termination at the request of the Company without cause would receive a prorated annual incentive based on the date of termination of employment. If a NEO is retirement-eligible and retires or is terminated not for cause on December 31 or thereafter, the NEO would receive the entire annual incentive amount. If a NEO is terminated for cause, any annual incentive award for that plan year would be forfeited.

♦     Severance.    If a NEO is terminated not for cause, severance would be paid pursuant to the Sunoco, Inc. Executive Involuntary Severance Plan, or the Involuntary Termination Plan. The Involuntary Termination Plan provides severance allowances to executives who are participants under the plan and whose employment is terminated by the Company for other than just cause, death or disability. This plan is available to Sunoco’s NEOs, who are current employees, approximately 35 other executives who were participants in the plan on December 1, 2010, and employees who are executives after December 1, 2010 and who are designated as a participant by the CEO. Under the plan, Ms. Elsenhans would receive severance payments for a period of and equal to two years of base salary plus the guideline annual incentive in effect on the termination date. Mr. MacDonald, Ms. Fox and Mr. Owens would receive severance payments for a period of and equal to one and one-half years of base salary plus their guideline annual incentive in effect on the termination date. “Just cause” is defined in the Executive Involuntary Severance Plan.

♦     Pension Benefits.    Effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many non-union employees. This includes any pension benefits that the NEOs may have accrued and are vested under SCIRP and SERP. Any benefits accrued as of that date will be frozen. Benefits accrued under Sunoco’s retirement plans would be paid according to the terms of those plans applicable to the NEO’s status—if the NEO is retirement-eligible, he or she would receive the benefits applicable to a retiring employee; if the NEO is not retirement-eligible, he or she would receive the benefits applicable to separated employees. To the extent that the amount payable under the Sunoco, Inc. Retirement Plan, or SCIRP, exceeds the amount available due to IRS limits, the remaining amount would be paid under the Pension Restoration Plan. For NEOs that are not retirement-eligible, under the Sunoco, Inc. Executive Retirement Plan, or SERP, the Company’s mid-career supplemental executive retirement plan, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination and then discounted to the date of termination. Benefits calculated are then offset by the discounted value of SCIRP and Pension Restoration Plan benefits.

A description of the defined benefit pension plans (qualified and non-qualified) in which the NEOs participate, including the credited years of service and the present value of each NEO’s accumulated pension benefit, are described in the Pension Benefits table and the accompanying footnotes and narrative on pages 57 through 60. The pension benefits (other than SERP) are available to management employees hired on or before June 30, 2010 generally and are not quantified in the Potential Payments Upon Termination or Termination in the Event of a Change in Control table on page 66.

Terms of Potential Payments—Termination in the Event of a Change in Control

The Sunoco, Inc. Special Executive Severance Plan, or CIC Plan, provides severance allowances to executives whose employment is terminated in connection with or following a change in control of the Company. Sunoco’s NEOs who are current employees participate in this plan. The plan was adopted to retain executives in the event of a change in control, and to eliminate the uncertainty which such a transaction may raise among management, potentially resulting in the departure or distraction of key management personnel. Payment of severance benefits requires a change in control and a termination of employment after the change in control.

If involuntary termination (whether actual or constructive and other than for just cause, death or disability) occurs within two years of a change in control, the CIC Plan would provide severance benefits. In the case of the CEO and the other NEOs, severance would be payable in a lump sum equal to three times annual compensation. For these purposes, annual compensation consists of:

(i)	the executive’s annual base salary in effect immediately prior to a change in control or immediately prior to his or her employment termination date, whichever is greater, plus

(ii)	the greater of 100% of his or her annual incentive guideline in effect immediately before the change in control or employment termination date, or the average annual incentive awarded to the NEO with respect to the three years ending before the change in control or ending before the employment termination date.

In the case of a change in control, Sunoco’s plans also provide for (1) additional pension benefits, (2) full vesting and immediate exercisability of unvested stock options and accelerated vesting of outstanding CSUs, and (3) reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control, except for executives hired after November 25, 2008, who did not and will not receive the excise tax gross up. Mr. MacDonald and Ms. Fox were hired after November 25, 2008 and will not receive the excise tax gross up. Executives who were entitled to receive the excise tax gross-up prior to November 25, 2008 were “grandfathered” and will continue to be entitled to receive the 280G excise tax gross up. For a description of the IRC Section 280G gross up, see page 44 in the CD&A.

Pension Benefits. As noted above, effective June 30, 2010, Sunoco froze pension benefits for all salaried employees, including the NEOs and many non-union employees. This includes any pension benefits that the NEOs may have accrued and are vested under SCIRP and SERP. Any benefits accrued as of that date will be frozen.

In the event of a change in control, under SCIRP, the qualified retirement plan for employees, the benefits of an NEO hired before September 1, 2001 (Mr. Owens), whose employment is terminated after a change in control are increased to provide for three years of additional service, subject to a reduction for service after a change in control. To the extent that the amount payable under SCIRP exceeds the amount available due to IRC limits, the remaining amount would be paid under the Pension Restoration Plan.

Under SERP, the Company’s mid-career supplemental executive retirement plan, after a change in control and a qualifying termination a participant becomes 100% vested in his or her SERP benefit (regardless of age). A participant’s service is increased by three years, subject to reduction for service after the change in control. For NEOs that are not retirement-eligible under SERP, a SERP involuntary termination benefit is calculated equal to the age 55 benefit accrued to the date of termination (including the three years of additional service) and then discounted to the date of termination. Benefits thus calculated are then offset by the discounted value of the SCIRP and Pension Restoration Plan benefits.

♦    Equity Awards.    Under LTPEP II, if a change in control occurs, each outstanding stock option will become immediately and fully exercisable. For stock options granted before November 1, 2007, if there is a termination not for cause, the stock options will terminate ninety days following the termination date. For stock options granted on or after November 1, 2007, if there is a termination not for cause within two years of the change in control, the stock options will expire one year after the termination date; and if the termination occurs after the two year anniversary of the change in control, the stock options will expire ninety days following the termination date. Prior to December 2007, stock options were generally granted with an equal number of limited rights. The limited rights may be exercised during the seven-month period following the date of a change in control (or, if earlier, within the period starting on the date of a change in control and ending seventy days after the end of the calendar year in which the change in control occurs), and permit the holder to be paid in cash the appreciation on a stock option (the difference between the option price and highest trading price or price paid during a specified period) instead of receiving shares by exercising the option. The limited rights remain exercisable during the exercise period if the participant leaves as a result of a qualifying termination. All performance-based and retention-based CSUs will fully vest if a change in control occurs. The performance-based CSUs that have been outstanding for more than one year will be paid out at the greater of target or in an amount in line with actual performance results, and those that have been outstanding for less than one year will be paid out at target. The total number of retention-based CSUs outstanding will be paid out.

The following table reflects estimated payments to the NEOs that may be made upon termination or termination in the event of a change in control. The estimates are based on the following assumptions:

➢	The price of Sunoco stock is the price at the close on December 31, 2010 which was $40.31 per share, and the NEO’s employment had terminated on December 31, 2010; and

➢

Pension lump-sum values are based on the applicable segment interest rates being phased in under the Pension Protection Act passed by the U.S. Congress (one rate is used for the first 5 years; a second rate is used for years 5 through 20 and a third rate is used for years 20 and beyond).

Potential Payments Upon Termination or Termination in the Event of a Change in Control

Name	Scenario	Severance ($)	Additional Pension Benefits ($)	Accelerated Options[1] ($)	Accelerated Performance- Based CSUs[2] ($)		Accelerated Retention- Based CSUs ($)[2]	280G Excise Tax and Gross-Up ($)[3]	Other Benefits ($)[4]	Total ($)

L. L. Elsenhans	Resignation	0	0	0	0		0	0	0	0
	Involuntary Termination not for Cause	5,580,000	668,838	0	0		0	0	45,747	6,294,585
	Involuntary Termination for Cause	0	0	0	0		0	0	0	0
	Change in Control	8,370,000	2,961,472	3,330,333	6,469,749		8,403,232	8,241,902	56,120	37,832,808

B. P. MacDonald[5]	Resignation	0	0	0	0		0	0	0	0
	Involuntary Termination not for Cause	1,755,000	74,640	0	0		0	0	40,560	1,870,200
	Involuntary Termination for Cause	0	0	0	0		0	0	0	0
	Change in Control	3,510,000	597,205	1,696,647	1,998,524		4,295,571	0	56,120	12,154,067

R. W. Owens	Resignation	0	0	0	406,806	[6]	0	0	0	406,806
	Involuntary Termination not for Cause	1,301,648	0	0	0		0	0	40,560	1,342,208
	Involuntary Termination for Cause	0	0	0	0		0	0	0	0
	Change in Control	2,603,295	804,121	398,602	774,091		983,486	0	56,120	5,619,715

S. L. Fox[5]	Resignation	0	0	0	0		0	0	0	0
	Involuntary Termination not for Cause	1,275,000	40,921	0	0		0	0	40,560	1,356,481
	Involuntary Termination for Cause	0	0	0	0		0	0	0	0
	Change in Control	2,550,000	693,796	365,722	348,144		751,614	0	56,120	4,765,396

NOTES TO TABLE:

[1]	These amounts represent the value that would be realized if accelerated stock options were exercised on December 31, 2010.

[2]	These amounts represent the amounts that would be payable in the event of a change in control.

[3]

These amounts represent the amounts that would be payable in the event of a qualifying termination after a change in control. As noted above, Mr. MacDonald and Ms. Fox joined Sunoco after November 25, 2008 and are not eligible for the 280G gross-up.

[4]	Other benefits include outplacement and health and welfare costs.

[5]

Pursuant to the terms of their respective offer letters, these individuals would be required to reimburse to the Company certain amounts of their sign-on bonuses and certain moving and relocation expenses in the event of a voluntary termination or an involuntary termination for cause.

[6]

Under the resignation scenario, since Mr. Owens is retirement-eligible, his outstanding performance-based CSUs would continue to the end of the performance period, and payment, if any, would be pro-rated based on when during the performance period he left the Company.

DIRECTORS’ COMPENSATION

Director Compensation in 2010

The following table reflects the compensation earned by each independent director during fiscal year 2010. The CEO receives no additional compensation for his/her services as a director.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)[4]	Total ($)

C. C. Casciato	52,500	67,535	—	—	—	0	120,035

R. J. Darnall[5,6]	36,346	46,768	—	—	—	4,013	87,127

G. W. Edwards	105,000	135,055	—	—	—	8,741	248,796

U. O. Fairbairn[5]	100,192	135,055	—	—	—	14,077	249,324

T. P. Gerrity[7]	36,346	46,768	—	—	—	14,014	97,128

R. B. Greco[5]	114,808	135,055	—	—	—	23,751	273,614

J. P. Jones, III[5]	130,000	135,055	—	—	—	12,839	277,894

J. G. Kaiser [5]	98,461	135,055	—	—	—	9,122	242,638

J. W. Rowe[5]	101,538	135,055	—	—	—	18,067	254,660

J. K. Wulff [5]	120,000	135,055	—	—	—	12,986	268,041

NOTES TO TABLE:

[1]

The amounts in this column are the cash retainers received by the directors in 2010. The cash retainer is paid quarterly. The directors may elect to receive these retainers in cash, stock or to defer all or a portion of their cash retainer under the Directors’ Deferred Compensation Plans (described below). The directors that deferred all or a portion of their cash retainers during 2010 were: G. W. Edwards and J. P. Jones, III. The directors that elected not to defer their cash retainers were: C. C. Casciato; R. J. Darnall; U. O. Fairbairn; T. P. Gerrity; R. B. Greco; J. G. Kaiser; J. W. Rowe: and J. K. Wulff. See footnote 2 regarding aggregate amounts deferred by the directors outstanding as of December 31, 2010.

[2]

The amount in this column is the dollar value of the stock retainer received in 2010. The stock retainer is paid quarterly, and the directors may elect to either take in stock or to defer in share units. The amount reflects the value of the shares on the date of grant. G. W. Edwards; T. P. Gerrity; R. B. Greco; J. P. Jones, III; J. W. Rowe; and J. K. Wulff elected to defer all or a portion of their stock retainer in 2010. The directors who elected not to defer all or a portion of their stock retainer in 2010 and received shares were: C. C. Casciato; R. J. Darnall; U. O. Fairbairn; and J. G. Kaiser. Ms. Greco elected to take a portion of her stock retainer in shares.

As of December 31, 2010, each director had the following aggregate number of share units accumulated in an account for their years of service as a result of the involuntary deferral of the Annual Restricted Share Credit under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: C. C. Casciato—0; R. J. Darnall—3,502; G. W. Edwards—1,262; U. O. Fairbairn—8,946; T. P. Gerrity—17,566; R. B. Greco—13,120; J. P. Jones, III—2,665; J. G. Kaiser—15,369; J. W. Rowe—5,309; and J. K. Wulff—4,855.

As of December 31, 2010, the directors had the following aggregate number of share units accumulated in an account for their years of service as a result of voluntary deferrals of stock retainers, cash retainers and/or fees, under the Directors’ Deferred Compensation Plans, including share units for the dividend equivalents applied to the accounts: C. C. Casciato—0; R. J. Darnall—3,260; G. W. Edwards—17,838; U. O. Fairbairn—14,772; T. P. Gerrity—3,214; R. B. Greco—27,512; J. P. Jones, III—23,793; J. G. Kaiser—0; J. W. Rowe—27,590; and J. K. Wulff—19,484.

For those directors who have not deferred their stock retainer, the number of shares received and outstanding are included in the Directors’ and Officers’ Ownership of Sunoco Stock table on page 24 of this proxy statement. Further, the share units in the deferred accounts referred to in this footnote 2 above are also included in the Directors’ and Officers’ Ownership Table.

[3]

LTPEP II, as adopted, allowed for stock options to be awarded to directors. Stock options were awarded in May 2001 and May 2002 as part of the directors’ annual compensation package. At the time of the 2001 and 2002 awards, the exercise price was $18.20 and $17.62, respectively (as adjusted for the stock split in August 2005). In 2003, the Company discontinued granting stock options to the independent directors. Currently, two independent directors have outstanding stock options: U. O. Fairbairn—3,332; and J. G. Kaiser—6,492.

NOTES TO TABLE: (CONTINUED)

[4]	The amounts in this column include dividend equivalents earned on deferred compensation during 2010 (which are also included in the deferred share unit balances described in footnotes 1 and 2).

[5]	These individuals were chairs of committees during 2010.

[6]	Mr. Darnall did not stand for re-election at the May 2010 Annual Meeting due to Sunoco’s mandatory retirement policy for directors.

[7]

Dr. Gerrity decided not stand for re-election at the Annual Meeting, and retired from the Board at that time. A portion of those amounts he deferred while he was a director were converted to cash units under the Directors’ Deferred Compensation Plan in May 2010. The aggregate amounts accumulated in 2010 in both the involuntary and voluntary deferred accounts, including dividend equivalents, were 28,893 and 4,547, respectively.

Compensation Philosophy:    Sunoco’s Board of Directors believes that the compensation program for Sunoco’s independent directors should be designed to attract experienced and highly qualified directors; provide appropriate compensation for their time, efforts, commitment and contributions to Sunoco and Sunoco’s shareholders; and align the interests of the independent directors and Sunoco’s shareholders. The Governance Committee of the Board engages an independent compensation consultant each year to advise it as to emerging trends in director compensation. Since December 2007, the Governance Committee has engaged Semler Brossy Consulting Group, LLC as its independent compensation consultant. The compensation consultant benchmarks Sunoco’s director compensation compared to Sunoco’s peer group, the oil industry generally and general industry data. Directors have been compensated partially in Sunoco common stock or stock equivalents to better align their interests with those of Sunoco’s shareholders. Currently, equity-based compensation represents a substantial portion of the total compensation package. In order to simplify its directors’ compensation program, in March 2009, Sunoco’s Board of Directors approved a new “retainer-only” program, which became effective following the May 2009 Annual Meeting of Shareholders, following shareholder approval of the amended and restated Retainer Stock Plan for Outside Directors. Under this program, the director retainer is $230,000 annually, $95,000 (41%) paid in cash and $135,000 (59%) in the form of shares of Sunoco common stock. The Presiding Director, all Committee Chairs and Audit Committee members receive an annual retainer for their service. Under the amended and restated Retainer Stock Plan for Outside Directors, the directors may elect to take all or a portion of their cash retainers in the form of stock. The retainers are paid quarterly. The table below summarizes the current structure of Sunoco’s director compensation program:

Directors’ Compensation Program

BOARD SERVICE

Annual Retainer (Cash Portion)	$95,000

Annual Retainer (Stock Portion)	$135,000

TOTAL (excluding Committee Chair Retainers, Audit Committee Member Retainer and Presiding Director Retainer)	$230,000

COMMITTEE SERVICE

Annual Committee Chair Retainers:
• Audit Committee Chair	$25,000
• Compensation Committee Chair	$15,000
• Governance Committee Chair	$10,000
• Corporate Responsibility Committee Chair	$10,000

Annual Audit Committee Member Retainer	$10,000

Annual Presiding Director Retainer	$25,000

Directors’ Deferred Compensation Plan I and II:    The Directors’ Deferred Compensation Plan I (previously, Directors’ Deferred Compensation Plan) and the Directors’ Deferred Compensation Plan II, or Plan I and Plan II, respectively, permit independent directors to defer a portion of their compensation. No deferrals may be made under Plan I with respect to compensation earned after December 31, 2004. Plan II is effective for deferrals of compensation earned after December 31, 2004. Payments of compensation deferred under the Plans are restricted in terms of the earliest and latest dates that payments may begin. Deferred compensation is designated as share units, cash units, or a combination of both. Cash units accrue interest at a rate set annually by the Board of Directors. In 2010, using the 120% of the Applicable Federal Rate, or AFR, the interest rate was 5.02%. A share unit is treated as if it was invested in shares of Sunoco common stock, but it does not have voting rights. If share units are chosen, dividend equivalents are credited in the form of additional share units. Share units are settled in cash, based upon the fair market value of Sunoco common stock at the time of payment.

Amended and Restated Retainer Stock Plan for Outside Directors:    The Retainer Stock Plan for independent directors allows for the payment of a portion of the independent directors’ annual retainer in stock. The retainer is paid quarterly in shares of common stock having an aggregate market value at the time of payment approximately equal to one-fourth of the annual stock-based retainer. The plan also provides that each director may elect to similarly receive payment of all or a portion of his or her cash retainer(s) in the form of common stock.

Long-Term Performance Enhancement Plan II:    LTPEP II provides that stock option awards under the plan may be made to independent directors of the Company. The stock options generally have a ten-year term. Prior to December 2009, stock options were exercisable two years after the date of grant. In 2003, the Company discontinued granting stock options to the Company’s independent directors.

The Directors’ Retainer Stock Plan and LTPEP II, which are equity compensation plans, were approved by the shareholders.

Directors’ Deferred Compensation and Benefits Trust:    In the event of a change in control, the Directors’ Deferred Compensation and Benefits Trust, or the Directors’ Trust, may be funded to provide the source of funds for the Company to meet its liabilities under certain benefit plans and arrangements, including Plan I and Plan II. Assets held by the Directors’ Trust are subject to the claims of the Company’s general creditors under federal and state law in the event of insolvency.

Business Expenses:    The directors are reimbursed for their business expenses related to their attendance at Sunoco meetings, including lodging, meals and transportation to and from board and committee meetings (e.g., commercial flights, trains, cars and parking). When traveling on Sunoco business, a director may occasionally be accompanied by his or her spouse. When a director is accompanied by a spouse to attend a Sunoco event/function, the travel expenses of the director’s spouse will be reimbursed. At times, a director may travel to and from Sunoco meetings on Sunoco corporate aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Directors’ Stock Ownership Guidelines:    Each independent director is expected to own Sunoco common stock with a market value equal to at least $525,000. Included in the determination of stock ownership for purposes of these guidelines are all shares beneficially owned and any share units held under Plan I and Plan II. New directors are allowed a five-year phase-in period to comply with the guidelines.

In addition to the Director Stock Ownership Guidelines, director-nominees are required to own at least $2,000 worth of Sunoco common stock prior to standing for election as a director for the first time.

Sunoco directors are prohibited from entering into short sales, or purchasing, selling, or exercising any puts, calls or similar instruments pertaining to Company securities.

Directors’ & Officers’ Indemnification Agreements

Sunoco’s bylaws require that Sunoco pay on behalf of its directors and officers, to the extent permitted by Pennsylvania law, all expenses (including attorneys’ fees and disbursements) and other liabilities to which they may become subject by reason of their service to Sunoco. Sunoco has purchased liability insurance for its directors and officers and has entered into indemnification agreements with its directors and certain key executive officers and other management personnel. This insurance and the indemnification agreements supplement the provisions in Sunoco’s Articles of Incorporation which eliminate the potential monetary liability of directors and officers to Sunoco or its shareholders in certain situations as permitted by law.

QUESTIONS AND ANSWERS

1.	Q:	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?
A:	Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to the shareholders on the Internet rather than mailing paper copies to each shareholder. If you received a Notice of Internet Availability of Proxy Materials, or Notice, in the mail, you will not receive a paper copy of these materials unless you request to receive paper copies. All shareholders will have the ability to access the proxy materials. Instructions on how to do so or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis. The Notice will also instruct you on how you may vote your shares, and how you may access your proxy card to vote over the Internet. We believe that this process will reduce the environmental impact and lower the Company’s costs of printing and distributing our proxy materials.

2.	Q:	Who is entitled to vote?
A:	Shareholders as of the close of business on the record date, February 16, 2011, are entitled to vote at the Annual Meeting.

3.	Q:	How do I cast my vote?
A:	There are four different ways you may cast your vote this year. You may vote by:

(1)	telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if your shares are held by a bank, broker or other nominee);
(2)	the Internet, at the address provided on the Notice, or on each proxy or vote instruction card;
(3)	marking, signing, dating and mailing each proxy or vote instruction card and returning it in the envelope provided. If you return your signed proxy or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR proposals 1 through 3, 1 year on proposal 4, and AGAINST proposal 5; or
(4)	attending the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank or other nominee).

For voting procedures for shares held in the Sunoco, Inc. Capital Accumulation Plan, or SunCAP, Sunoco’s 401(k) Plan for employees, see Question 9.

If you are the registered shareholder (that is, if you hold your stock in your name), you can vote by telephone or electronically through the Internet by following the instructions provided on the Notice of Internet Availability of Proxy Materials or on the proxy card.

If your shares are held in “street name” (that is, they are held in the name of a broker, bank or other nominee), you will receive instructions with your materials that you must follow in order to have your shares voted. Please review your proxy or vote instruction card to determine whether you will be able to vote by telephone or electronically.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern U.S. Time, May 4, 2011. Voting instructions from SunCAP participants must be received no later than 11:59 p.m. Eastern U.S. Time on May 2, 2011.

4.	Q:	How do I revoke or change my vote?
A:	You may revoke or change your vote by:

(1)	notifying Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, or Sunoco’s designated agent, Computershare Investor Services, or Computershare, in writing at any time before the meeting at P.O. Box 43078, Providence, RI 02940-3078 (if by regular mail) or at 250 Royall Street, Canton, MA 02021 (if by overnight delivery);
(2)	submitting a later-dated proxy by mail, telephone, or via the Internet; or
(3)	voting in person at the meeting (if your shares are registered directly in your name on Sunoco’s books and not held through a broker, bank, or other nominee).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.

5 .	Q:	Who will count the vote?
A:	Representatives of Computershare, an independent tabulator, will count the vote and act as the judge of election.

6.	Q:	Is my vote confidential?
A:	Proxy cards, vote instruction cards, telephone and Internet voting reports, ballots and voting tabulations that identify individual shareholders are returned directly to Computershare and are handled in a manner designed to protect your voting privacy. As a registered shareholder, SunCAP participant or Non-Objecting Beneficial Owner, your vote will not be disclosed to Sunoco except: (1) as needed to permit Computershare to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances such as a proxy contest in opposition to the Board. Additionally, all comments written on the proxy or vote instruction card or elsewhere will be forwarded to Sunoco, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

7.	Q:	What does it mean if I get more than one proxy or vote instruction card?
A:	If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or vote instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or vote instruction cards received) to ensure that all of your shares are voted.

8 .	Q:	How many shares can vote?
A:	As of the February 16, 2011 record date, 120,992,243 shares of Sunoco common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share held as of the record date.

9.	Q:	How is Sunoco common stock in SunCAP voted?
A:	If your shares of Sunoco common stock are held in custody for your account by the Vanguard Fiduciary Trust Company, or Vanguard, as trustee for SunCAP, you may vote by instructing Vanguard how to vote your shares pursuant to the vote instruction card that is mailed to you with this proxy statement. If you do not provide voting instructions, or provide unclear voting instructions, then Vanguard will vote the shares in your SunCAP account in proportion to the way the shares of Sunoco common stock are voted by the other SunCAP participants. Voting instructions from SunCAP participants are maintained in the strictest confidence and will not be disclosed to Sunoco except as set forth in those limited circumstances discussed in the answer to Question 6, which apply to all shareholders.

10.	Q:	What is a “quorum”? What are the voting requirements to elect directors and to approve any other proposals discussed in the proxy statement?
A:	A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the meeting to be held. If you submit a timely, properly executed proxy or vote instruction card, then you will be considered part of the quorum, even if you abstain from voting.

Abstentions: Abstentions and withhold votes are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHOLD vote is the same as an abstention. Abstentions and withhold votes are counted as shares present and entitled to be voted.

Broker Non-Votes: Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks the authority to vote the shares at his/her discretion. Effective January 1, 2010, brokers no longer have the discretion to vote their clients shares on the election for directors without actual instructions from the holders of the shares. Prior to that date, election for directors was deemed to be a “routine” matter. If the broker does not receive instructions on how to vote a shareholder’s shares, the broker will have discretion to vote the shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm. The broker will not have discretion to vote on non-routine matters absent direction from the shareholder, including the election of directors, any management proposals deemed to be non-routine, and shareholders proposals. If a broker has authority to vote the shares at his or her discretion without voting instructions from the shareholder on a matter, and the broker votes the shares on the matter and the matter is not a procedural motion, the shares will be deemed present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other matter. Broker non-votes will not affect the outcome of any of the matters being voted upon at this meeting, since they are not counted as shares present and entitled to vote.

With regard to Proposal 1, you may vote FOR or WITHHOLD with respect to the election of directors. Sunoco’s Bylaws set forth the procedures if a director-nominee does not receive at least a majority of votes cast at a meeting for election of directors where a quorum is present. In an uncontested election, if an incumbent nominee for director does not receive at least a majority of the votes cast at a meeting at which a quorum is present and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the Board. In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board and to have immediately resigned. For this purpose, “majority of votes cast” means the number of shares FOR a director’s election exceeds 50% of the number of votes cast with respect to the director’s election. “Votes cast” include votes to withhold authority and exclude abstentions with respect to that director’s election (to the extent abstentions are permitted). For an incumbent director, the committee established by the Board to evaluate candidates for nomination of directors will evaluate the tendered resignation and make a recommendation to the Board. The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of the certification of the election results. If the incumbent director’s resignation is not accepted by the Board, such director will continue to serve: (i) until the next annual meeting and until his successor is duly elected; or (ii) his earlier death, resignation or removal. If the director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to Sunoco’s Bylaws. Full details of these procedures are set forth in Sunoco’s Bylaws.

Proposals 2, 3 and 5 must receive more than 50% of the votes cast at the meeting to be adopted. With regard to Proposal 4, the vote will be based on a plurality pursuant to Sunoco’s bylaws.

11.	Q:	Who can attend the Annual Meeting and how do I get a ticket?
A:	All shareholders who owned shares on February 16, 2011 may attend. Just check the box on your proxy or vote instruction card, or as indicated on the Internet site, or press the appropriate key if voting by telephone. If your shares are held through a broker and you would like to attend, please write to the Senior Vice President, General Counsel and Corporate Secretary, Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. Include a copy of your brokerage account statement or an omnibus proxy (which you can get from your broker), and we will send you a ticket.

12.	Q:	How will voting on any other business be conducted?
A:	Although we do not know of any business to be considered at the 2011 Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy or vote instruction card, or your authenticated Internet or telephone proxy, gives authority to Lynn L. Elsenhans, Sunoco’s Chairman, Chief Executive Officer and President, and Stacy L. Fox, Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, to vote on such matters at their discretion.

13.	Q:	Does any shareholder own 5% or more of Sunoco’s common stock?
A:	BlackRock, Inc., FMR LLC, State Street Corporation and The Vanguard Group, Inc. have reported the following ownership of Sunoco’s common stock, as of December 31, 2010. The information below is based on the most recent Schedules 13G filed with the Securities and Exchange Commission, or SEC, except as otherwise known by the Company.

Shareholder Name and Address	Shares		Percent of Outstanding Shares

BlackRock, Inc.
40 East 52nd Street	9,696,275	[1]	8.0%
New York, NY 10022

FMR LLC
82 Devonshire Street	10,283,165	[2]	8.5%
Boston, MA 02109

State Street Corporation
State Street Financial Center
One Lincoln Street	8,527,332	[3]	7.1%
Boston, MA 02111
The Vanguard Group, Inc.
100 Vanguard Blvd	6,776,789	[4]	5.6%
Malvern, PA 19355

NOTES TO TABLE:

[1]

According to a Schedule 13G, Amendment No. 1, dated January 21, 2011 filed with the SEC, BlackRock, Inc. holds sole voting power over 9,696,275 shares and sole power to dispose or direct the disposition of 9,696,275 shares. The information contained in this footnote is derived from information contained in the Section 13G, Amendment No. 1, filed by BlackRock, Inc. with the SEC referred to herein.

[2]

According to a Schedule 13G, Amendment No. 1, dated February 11, 2011 filed with the SEC, FMR LLC is a parent holding company, and holds sole voting power over 138,258 shares and sole power to dispose or direct the disposition of 10,283,165 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own, directly or through trusts, shares of common stock representing approximately 49% of the voting power of

NOTES TO TABLE: (CONTINUED)

FMR LLC. Mr. Johnson and members of his family, through their ownership of voting common stock and execution of a voting agreement, may be deemed to form a controlling group with respect to FMR LLC. Of these 10,283,165 shares of common stock, 10,144,907 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly owned subsidiary of FMR LLC. Mr. Johnson and FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole dispositive power with respect to the 10,144,907 shares. FMR LLC’s beneficial ownership included 1,626 shares beneficially owned by Strategic Advisers, Inc.; and 76,052 shares beneficially owned by Pyramis Global Advisors Trust Company. Mr. Johnson and FMR LLC, through its control of Pyramis, each has sole dispositive power over 76,052 shares and sole power to vote or to direct the voting of 76,052 shares owned by the institutional accounts managed by Pyramis. FIL Limited is the beneficial owner of 60,580 shares. FMR and FIL Limited are of the view that they are not acting as a “group” for purposes of Section 13(d) and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. The information contained in this footnote is derived from information contained in the Section 13G, Amendment No. 1, filed by FMR LLC with the SEC referred to herein.

[3]	According to a Schedule 13G dated February 10, 2011 filed with the SEC, State Street Corporation holds shared voting power over 8,527,332 shares, and shared dispositive power over 8,527,332 shares.

[4]

According to a Schedule 13G dated February 9, 2011 filed with the SEC, The Vanguard Group holds sole voting power over 151,237 shares, sole dispositive power over 6,625,552 shares, and shared dispositive power over 151,237 shares.

14.	Q:	When are the shareholder proposals (other than a nomination for Election to the Board of Directors) for the 2012 Annual Meeting due?
A:	To be considered for inclusion in next year’s proxy statement, all shareholder proposals (other than a nomination for election to the Board of Directors) must be submitted in writing to the Senior Vice President, General Counsel and Corporate Secretary, Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103 by November 19, 2011.

Additionally, Sunoco’s advance notice bylaw provisions require that if a shareholder proposal (other than a nomination for election to the Board of Directors) is not to be included in the proxy statement, but instead is to be presented from the floor of the 2012 Annual Meeting or otherwise, that proposal must be submitted in writing to the Senior Vice President, General Counsel and Corporate Secretary, at the above address, no earlier than December 1 and no later than December 31 prior to the annual meeting of shareholders at which the proposal is to be presented. However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary of the preceding year’s annual meeting, or delayed more than 60 days after such anniversary date, such written notice must be delivered at least 120 days but not more than 150 days prior to the annual meeting. This written notice must be accompanied by:

•	the name, residence and business addresses of the proposing shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made);

•	text of the proposal to be presented;

•	a brief written statement of the reasons for the shareholder’s (and/or beneficial owner’s, if any) support of the proposal;

•

a representation that the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) is a record holder or beneficial owner of Sunoco stock and the number and class or series of shares held as well as a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made), including derivatives, hedged positions and all other direct or indirect economic or voting interests;

•	a representation that the shareholder is entitled to vote, and intends to appear in person or by proxy, at the 2012 Annual Meeting to present the proposal;

•	a representation as to whether such shareholder intends to deliver a proxy statement regarding such proposal to be presented to the other shareholders of Sunoco;

•	a detailed description of any material interest of such shareholder in the proposal; and

•

a detailed description of any and all direct or indirect arrangements, or understandings during the past three years between and among the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) and any other persons (including their names) in connection with the proposal, and their respective affiliates and associates, or others in concert therewith.

A proposal may be presented from the floor only after Sunoco’s Chairman has determined that it is a proper matter for consideration under our bylaws. Additionally, if the Board of Directors, after affording the shareholder a reasonable opportunity to cure any deficiency which the Board of Directors identifies in the original notice, determines that notice of a proposal was not effected in accordance with the foregoing procedure, then such proposal shall not be eligible for consideration at the meeting and such determination shall be conclusive and binding upon Sunoco and its shareholders.

15.	Q:	What is Sunoco’s process for nominating director candidates?
A:	The Board of Directors is responsible for filling vacancies on the Board at any time during the year, and reviews and approves all director nominees recommended to shareholders for election at the annual meeting. Director candidates may be identified by current directors of the Company, as well as by a third-party search firm and shareholders. Except in limited and special circumstances approved by the independent directors of the Board, Sunoco’s mandatory director retirement policy requires directors to retire at the annual meeting following their 72nd birthday.

The Governance Committee has a process to identify and review qualified individuals to stand for election, and recommends potential director candidates to the full Board. This process is described in the Governance Committee Charter, which can be found on Sunoco’s web site at www.SunocoInc.com, and on page 3 of this proxy statement. Question 16, below, describes the process for shareholder nominations of director candidates.

The Governance Committee has the authority to independently engage the services of a third-party search firm, or other consultant, to assist in identifying and screening potential director nominees, and has engaged a third-party search firm to do so. The Governance Committee and the Board consider various factors in recommending potential new directors, or the continued service of existing directors, which are described on page 3 of this proxy statement under “Item 1. Election of Directors,” “Process for Identifying and Evaluating Nominees for Director.”

As part of its director selection process, the Board, through the Governance Committee, assesses which functional skills or areas of expertise are needed to round out the existing collective strengths of the Board. Assuming that a potential director nominee possesses the required skills, background and experience, the Board also considers ethnic and gender diversity. The Board and the Governance Committee annually review the inventory of director skill sets currently represented on the Board, as well as those skill sets that are desired in potential new directors. The process includes a consideration of Sunoco’s strategic direction, as well as potential gaps in knowledge and/or skills that could be created by anticipated director retirements in light of Sunoco’s mandatory director retirement policy. This analysis assists the Committee and the Board in focusing on the skill sets integral to achieving Sunoco’s strategic enterprise goals.

Chris Casciato is standing for election by shareholders as a director for the first time. He was elected as a director by the Board of Directors effective July 2010. At that time, the Governance Committee and the Board had as an objective adding a member to the Board with experience in various skill sets, one of the most important being investment banking and capital markets. The Committee retained a third-party search firm to assist in identifying potential director candidates, which search firm identified Mr. Casciato. The Governance Committee, which is made up of independent directors, vetted Mr. Casciato through the same process as other potential director candidates, including an extensive due diligence process. Mr. Jones, Chair of the Governance Committee, other independent directors, and Ms. Elsenhans, the Chairman, CEO and President, met with Mr. Casciato on numerous occasions to assess his qualifications. The Governance Committee recommended and the full Board approved Mr. Casciato’s election to the Board in July 2010. For the 2011 Annual Meeting, based on discussions described on page 3 under “Item 1. Election of Directors,” the Board is recommending Mr. Casciato to serve as a director of the Company.

16.	Q:	Can a shareholder nominate someone to be a director of Sunoco?
A:	As a shareholder, you may recommend any person as a nominee for director of Sunoco for consideration by the Governance Committee by submitting in writing the name and supporting information to the Governance Committee of the Board of Directors, c/o Senior Vice President, General Counsel and Corporate Secretary, at Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. To be considered at the 2012 Annual Meeting, any shareholder recommendations of potential director nominees (whether the proposed nomination is intended to be included in Sunoco’s proxy statement or presented from the floor of the annual meeting) must be received no earlier than December 1 and no later than December 31 prior to the annual meeting at which such nomination is intended to be considered. However, if the date of the annual meeting is advanced more than 30 days prior to the first anniversary of the preceding year’s annual meeting, or delayed more than 60 days after such anniversary date, such proposal must be submitted in writing at least 120 days but not more than 150 days prior to the annual meeting. The proposal must be accompanied by:

•	the name, residence and business addresses of the nominating shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made);

•	a representation that the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) is a record holder or beneficial owner of Sunoco stock and the number of shares held;

•

a description (including type, amount, and how held) of any other ownership interests in Sunoco held by such shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made), including derivatives, hedged positions and all other direct or indirect economic or voting interests;

•

a representation that the shareholder is entitled to vote and intends to appear in person or by proxy at the 2012 Annual Meeting to nominate the individual(s), if the nominations are to be made at a meeting of shareholders;

•	a representation as to whether the shareholder intends to deliver a proxy statement to Sunoco’s other shareholders;

•	information regarding each nominee which would be required to be included in a proxy statement;

•

a detailed description of any and all direct or indirect arrangements or understandings during the past three years between and among the shareholder (and/or beneficial owner, if any, on whose behalf such proposal is made) and each and every nominee and their respective affiliates and associates, or others acting in concert therewith;

•

a representation by each nominee providing that such nominee does not and will not have any undisclosed voting commitments or other arrangements with respect to such nominee’s actions as a director; and

•	the written consent of each nominee to serve as a director, if elected.

17.	Q:	How can shareholders communicate with Sunoco’s directors? How can interested persons with concerns communicate with Sunoco’s directors?
A:	Sunoco’s Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Presiding Director, any committee chairperson, any of Sunoco’s directors, or the Board of Directors by writing to the director, the Presiding Director, committee chairperson or the Board in care of Sunoco’s Senior Vice President, General Counsel and Corporate Secretary, at Sunoco, Inc., 1818 Market Street, Suite 1500, Philadelphia, PA 19103. Communications received are forwarded directly to the director. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate Committee chairperson or to all non-management directors.

There were no material actions taken by the Board of Directors during 2010 as a result of communications from shareholders.

Interested persons with concerns may communicate issues to Sunoco’s non-management directors by calling Sunoco’s toll-free, confidential Employee and Compliance Hotline at 1-800-228-5687. The hotline is available 24 hours a days, seven days a week.

18.	Q:	I have Sunoco shares that are held in street name, as do others in my household. We received only one copy of the proxy statement and annual report. What should I do if I would like additional copies of these materials?
A:	Some brokerage firms have instituted “householding” in connection with the delivery of annual reports and proxy statements (certain shareholders who share the same address may receive only one copy of the proxy statement and annual report). This practice is designed to reduce printing and postage costs. If your family holds Sunoco shares in multiple brokerage accounts, you may have previously received “householding” notification from your broker, bank or other nominee. If you wish to revoke your decision to household and thereby receive multiple proxy statements and annual reports, please contact your broker, bank or other nominee. If any shareholder residing at the same address would like additional copies of the proxy statement and annual report, please contact your broker, bank or other nominee.

19.	Q:	How much will this proxy solicitation cost?
A:	Sunoco bears the cost of soliciting your vote. Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, was hired by Sunoco to assist in the distribution of proxy materials and the solicitation of votes for a fee of $10,000, plus estimated out-of-pocket expenses of $9,000. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

20.	Q:	Who is soliciting my vote?
A:	Your vote is being solicited by the Board of Directors of Sunoco, Inc. for the 2011 Annual Meeting of Shareholders to be held on Thursday, May 5, 2011 at 9:30 a.m.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, as well as persons who own more than 10% of Sunoco’s common stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC. Sunoco believes that during 2010 all SEC filings of its officers and directors complied with the requirements of Section 16 of the Securities Exchange Act, based on a review of forms filed, or written notice that no annual forms were required, except that, due to an administrative error, a December 5, 2010 vesting and payout of a time-vested common stock unit award under the Sunoco, Inc. Long-Term Performance Enhancement Plan II was not reported on a timely Form 4 on behalf of Joseph P. Krott, Comptroller, but was subsequently reported on a Form 4 filed in January 2011.

By Order of the Board of Directors,

Stacy L. Fox

Senior Vice President,

General Counsel and Corporate Secretary

Philadelphia, PA

March 18, 2011

Sunoco, Inc.

Visit our web site

www.SunocoInc.com

002CSI1285

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern U.S. Time, on May 4, 2011.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/SUN • Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	*SunCAP participants please refer to reverse side.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors unanimously recommends a vote FOR Proposals (1), (2), and (3), and 1 YEAR on Proposal (4),
		and AGAINST Proposal (5).				+
1. Election of Directors:		01 - C.C. Casciato	02 - G.W. Edwards	03 - L.L. Elsenhans	04 - U.O. Fairbairn
		05 - J.P. Jones, III	06 - J.G. Kaiser	07 - J.W. Rowe	08 - J.K. Wulff

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2011.	☐	☐	☐	4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐
						For	Against	Abstain
3. Advisory Vote on Executive Compensation.	☐	☐	☐	5. Shareholder Proposal Regarding Equity Awards, if such proposal is properly presented at the meeting.		☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Please check ONLY if you plan to attend the 2011 Annual Meeting. Admission tickets are required and will be mailed to you.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to be held on May 5, 2011 at 9:30 a.m. The proxy statement and Annual Report on Form 10-K are available at www.edocumentview.com/SUN.

In order to allow the SunCAP Trustee adequate time to vote the shares held in that plan, voting instructions from SunCAP participants must be received no later than 11:59 p.m. Eastern U.S. Time on Monday, May 2, 2011.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE  ▼

Proxy — Sunoco, Inc.

1818 Market Street

Suite 1500

Philadelphia, PA 19103

THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 5, 2011 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints L.L. ELSENHANS and S.L. FOX and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the matter designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR Proposals (1), (2), and (3), and 1 YEAR on Proposal (4), and AGAINST Proposal (5).  SunCAP shares will be voted in accordance with the terms of that plan.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors unanimously recommends a vote FOR Proposals (1), (2), and (3), and 1 YEAR on Proposal (4),
		and AGAINST Proposal (5).				+
1. Election of Directors:		01 - C.C. Casciato	02 - G.W. Edwards	03 - L.L. Elsenhans	04 - U.O. Fairbairn
		05 - J.P. Jones, III	06 - J.G. Kaiser	07 - J.W. Rowe	08 - J.K. Wulff

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
2. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year 2011.	☐	☐	☐	4. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.	☐	☐	☐	☐
						For	Against	Abstain
3. Advisory Vote on Executive Compensation.	☐	☐	☐	5. Shareholder Proposal Regarding Equity Awards, if such proposal is properly presented at the meeting.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Sunoco, Inc.

1818 Market Street

Suite 1500

Philadelphia, PA 19103

THIS PROXY AND VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SUNOCO, INC. FOR THE MAY 5, 2011 ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF.

The undersigned appoints L.L. ELSENHANS and S.L. FOX and each of them, with full power of substitution, as proxies and attorneys-in-fact (the “Proxies”) to vote as indicated all shares of Sunoco, Inc. Common Stock, which the undersigned is entitled to vote, and in their discretion, to vote upon such other business as may properly come before the 2011 Annual Meeting. This proxy card also provides voting instructions for shares held for the account of the undersigned, if any, in the Sunoco, Inc. Capital Accumulation Plan (“SunCAP”). For additional explanatory information, see the “Questions and Answers” section of the accompanying proxy statement.

This proxy and voting instruction card, when properly executed, will be voted by the Proxies in the matter designated below. For shares not held in SunCAP, if this proxy and voting instruction card is returned signed, but there is no indication of a vote or if it is not clear which box is checked, the Proxies will vote FOR Proposals (1), (2), and (3), and 1 YEAR on Proposal (4), and AGAINST Proposal (5).  SunCAP shares will be voted in accordance with the terms of that plan.

Please sign and date your proxy card on the reverse side and return it promptly in the envelope provided.